                            SCHEDULE 14A INFORMATION
                                 (Rule 14a-101)

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934


Filed by the Registrant   [X]


Filed by a Party other than the Registrant   [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                             PETROGLYPH ENERGY, INC.


--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
     5) Total fee paid:

        ------------------------------------------------------------------------
[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

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     2) Form, Schedule or Registration Statement No.:

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     3) Filing Party:

        ------------------------------------------------------------------------
     4) Date Filed:

        ------------------------------------------------------------------------

                             PETROGLYPH ENERGY, INC.

                                1302 NORTH GRAND
                            HUTCHINSON, KANSAS 67501

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON FEBRUARY ___, 2000

To the Stockholders of
 PETROGLYPH ENERGY, INC.

         Notice is hereby given that a special meeting of stockholders, or any adjournment or postponement thereof, of Petroglyph Energy, Inc., a Delaware corporation (the "Company"), will be held on _________, February ___, 2000, at 9:00 a.m., local time, at __________________________________ for the following purposes:

         1. To approve the issuance of (a) 250,000 shares of Series A Convertible Preferred Stock, par value $.01 per share (the "Preferred Shares"), to III Exploration Company, an affiliate of the Company ("III Exploration"), in exchange for certain oil and gas producing properties primarily located in the Uinta Basin of Utah; and (b) shares of common stock, par value $.01 per share (the "Common Stock"), upon the conversion of the Preferred Shares.

         2. To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

         Only stockholders of record at the close of business on December 30, 1999 are entitled to notice of, and to vote at, the special meeting.

         You are cordially invited and urged to attend the special meeting, but if you are unable to attend, please sign and date the enclosed proxy and return it promptly in the enclosed self-addressed stamped envelope. A prompt response will be appreciated. If you attend the special meeting, you may vote in person, if you wish, whether or not you have returned your proxy. In any event, a proxy may be revoked at any time before it is exercised.

                                       BY ORDER OF THE BOARD OF DIRECTORS



                                       ROBERT C. MURDOCK
                                       President, Chief Executive Officer
                                       and Chairman of the Board

Hutchinson, Kansas
January  ___, 2000

                             PETROGLYPH ENERGY, INC.
                                1302 NORTH GRAND
                            HUTCHINSON, KANSAS 67501

                                 PROXY STATEMENT
                                       FOR
                         SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON FEBRUARY ___, 2000

                             SOLICITATION OF PROXIES

SOLICITATION AND REVOCABILITY OF PROXIES

         This proxy statement is furnished to holders of Petroglyph Energy, Inc. ("Petroglyph" or the "Company") common stock, $0.01 par value ("Common Stock"), in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at a special meeting of stockholders of Petroglyph, or any adjournment or postponement thereof, to be held on February ___, 2000, at 9:00 a.m., local time, at_____________________________, and at any adjournment(s) thereof, for the purposes set forth in the accompanying Notice of Special Meeting of Stockholders.

         Shares represented by a proxy in the form enclosed, duly signed, dated and returned to the Company and not revoked, will be voted at the meeting in accordance with the directions given, but in the absence of directions to the contrary, such shares will be voted (i) for the issuance of (a) 250,000 shares of Series A Convertible Preferred Stock, par value $.01 per share (the "Preferred Shares"), to III Exploration Company, an affiliate of the Company ("III Exploration"), in exchange for certain oil and gas producing properties primarily located in the Uinta Basin of Utah, and (b) shares of Common Stock upon the conversion of the Preferred Shares; and (ii) in accordance with the best judgment of the persons voting on any other proposals that may properly come before the meeting. The Board of Directors knows of no other matters, other than those stated in the foregoing notice, to be presented for consideration at the special meeting or any adjournment(s) thereof. If, however, any other matters properly come before the special meeting or any adjournment(s) thereof, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their judgment on any such matters. The persons named in the enclosed proxy may also, if it is deemed to be advisable, vote such proxy to adjourn the meeting from time to time.

         Any stockholder executing and returning a proxy has the power to revoke it at any time before it is voted by delivering to the Secretary of the Company, 1302 North Grand, Hutchinson, Kansas 67501, a written revocation thereof or by duly executing a proxy bearing a later date. Any stockholder attending the special meeting of stockholders may revoke his proxy by notifying the Secretary at such meeting and voting in person if he desires to do so. Attendance at the annual meeting will not by itself revoke a proxy.

         The approximate date on which this proxy statement and the form of proxy are first sent to stockholders is January ____, 2000.

         The cost of soliciting proxies will be borne by the Company. Solicitation may be made, without additional compensation, by directors, officers and regular employees of the Company in person or by mail, telephone or telegram. The Company may also request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation material to the beneficial owners of the Common Stock held of record by such persons, and Petroglyph will reimburse the forwarding expense. All costs of preparing, printing and mailing the form of proxy and the material used in the solicitation thereof will be borne by the Company.

RECENT EVENTS

         Change of Control. On August 18, 1999, III Exploration completed the purchase (the "Purchase") from Robert A. Christensen, a director and executive officer of the Company, David R. Albin, a director of the Company, Kenneth A. Hersh, a director of the Company, R. Gamble Baldwin, John S. Foster, Bruce B. Selkirk, III, Albin Income Trust, Natural Gas Partners, L.P., Natural Gas Partners II, L.P. and Natural Gas Partners III, L.P. (collectively, the "Sellers") of 2,753,392 shares of Common Stock of the Company.

         According to the Schedule 13D filed with the Securities and Exchange Commission by III Exploration on August 30, 1999, III Exploration is controlled by Intermountain Industries, Inc., an Idaho corporation ("Intermountain"). The Purchase was effected through a privately negotiated sale between the Sellers and Intermountain, pursuant to Letter Agreements dated as of August 13, 1999 and July 29, 1999, with a purchase price of $3.00 per share. The source of funds for the Purchase came from working capital of Intermountain. As a result of the Purchase, Intermountain, through its ownership of III Exploration, now owns approximately 50.4% of the outstanding Common Stock of the Company.

         Intermountain operates the largest natural gas distribution utility in Idaho, the largest end-use natural gas marketing business in the northwest United States and has producing oil and gas properties in the Rocky Mountain region including the Uinta Basin of Utah.

         In connection with the sale, David Albin, Kenneth Hersh and Robert Christensen tendered their resignations from the Company's Board of Directors. Mr. Christensen also resigned as an executive officer, but will remain employed by the Company as an engineering advisor until December 31, 1999. After discussing the resignations with Intermountain, the remaining members of the Company's Board of Directors nominated William C. Glynn, Richard Hokin and Eugene C. Thomas, who are also members of Intermountain's Board of Directors, to fill the vacancies created on the Board of Directors by the resignations.

         Acquisition of Assets. On August 20, 1999, the Company acquired the remaining 50% working interest in the Antelope Creek Field in the Uinta Basin of Utah (the "Antelope Creek Property") from its non-operated working interest partner, Williams Production Rocky Mountain Company ("Williams"), for a purchase price of $6.9 million (the "Antelope Creek Acquisition"). The Antelope Creek Acquisition, which was effective August 1, 1999, gives the Company a 100% working interest in the Antelope Creek Property.

         In order to finance the Antelope Creek Acquisition, the Company borrowed $2.5 million on an existing revolving credit facility with The Chase Manhattan Bank ("Chase") pursuant to Amendment No. 1 dated as of August 20, 1999 to the Second Amended and Restated Credit Agreement by and between the Company and Chase dated as of September 30, 1998.

         Additionally, the Company sold $5 million of 8% senior subordinated notes due 2004 (the "Notes") to III Exploration. The Notes also required the Company to deliver to III Exploration a stock purchase warrant to acquire 150,000 shares of Common Stock of the Company at an exercise price of $3.00 per share and granted III Exploration the ability to obtain additional stock purchase warrants over the life of the Notes. The number of future stock purchase warrants will be based on the future stock price performance and the amount and duration of the Notes outstanding. The maximum number of shares of Common Stock issuable under the stock purchase warrants for any given period is limited to 250,000 shares in any one year, 400,000 over the first three years and 750,000 over the five-year life of the Notes. Petroglyph may redeem the Notes at par without penalty at any time. Upon redemption of the Notes, any remaining unissued and unearned stock purchase warrants will expire. The Company utilized proceeds from the Notes to finance the remaining purchase price of the Antelope Creek Acquisition and for working capital needs.

         Private Placement. On December 28, 1999, the Company sold 1,000,000 shares of Common Stock to III Exploration in a privately negotiated sale for $2.00 per share, for aggregate proceeds of $2.0 million (the "Private Placement"). The Common Stock issued in the Private Placement has not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Company intends to use the proceeds from the Private Placement for working capital, to finance existing operations and to finance a portion of the Company's 2000 development plans for its Uinta Basin and Raton Basin properties. As a result of the Private Placement, III Exploration's ownership interest in the Company's Common Stock has increased to 59.07% (assuming the exercise of a warrant to purchase 150,000 shares of Common Stock).

RECORD DATE AND VOTING SECURITIES

         The close of business on December 30, 1999 is the record date (the "Record Date") for determination of stockholders entitled to notice of and to vote at the special meeting or any adjournment(s) thereof. The only voting security of the Company outstanding is the Common Stock, each share of which entitles the holder thereof to one vote. At the Record Date, there were outstanding and entitled to be voted 6,458,333 shares of Common Stock.

QUORUM AND VOTING

         The presence at the special meeting, in person or by proxy, of the holders of a majority of the Common Stock issued and outstanding is necessary to constitute a quorum to transact business. Each share represented at the special meeting, in person or by proxy, including the shares held by III Exploration to the extent represented at the meeting, will be counted for purposes of determining whether a quorum is present. In deciding all matters, a holder of Common Stock on the Record Date shall be entitled to cast one vote for each share of Common Stock then registered in such holder's name.

         The Nasdaq Stock Market requires stockholder approval, by a majority of the shares of Common Stock of the Company present and entitled to vote, prior to the issuance of the Preferred Shares, including approval for the issuance of shares of Common Stock upon the potential conversion of the Preferred Shares. The conditions to the Purchase and Sale Agreement (as defined below), pursuant to which the Preferred Shares will be issued, also require the approval by a majority of the outstanding shares of Common Stock of the Company present at the Special Meeting and entitled to vote. Votes may be cast for or against the proposal or stockholders may abstain from voting on the proposal. Intermountain is not restricted from voting its shares of Common Stock in person or by proxy at the special meeting. As a result, the Company believes that Intermountain will vote its shares of Common Stock in favor of the proposal.

         Brokers who hold shares in street name only have the authority to vote on certain items when they have not received instructions from beneficial owners. Any such "broker non-votes" will not be considered to be present and entitled to vote and will have no effect on the proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The table below sets forth information concerning (i) the only persons known by the Company, based upon statements filed by such persons pursuant to
Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to own beneficially in excess of 5% of the Common Stock as of December 28, 1999 and (ii) the number of shares of Common Stock beneficially owned, as of December 28, 1999, by each director of the Company, each executive officer required to be named pursuant to Item 402 of Regulation S-K under the Exchange Act and all executive officers and directors of the Company as a group. Except as indicated, each individual has sole voting power and sole investment power over all shares listed opposite his name.


                                                                         SHARES BENEFICIALLY
                                                                                 OWNED
                                                                       ------------------------
NAME OF BENEFICIAL OWNER                                                NUMBER          PERCENT
------------------------                                               ------------------------
Directors and Named Executive Officers (1):

Wm. C. Glynn ....................................................             --              *

Richard Hokin (2) ...............................................      3,903,392          59.07%

Eugene C. Thomas ................................................             --              *

A.J. Schwartz (3) ...............................................          9,710              *

Robert C. Murdock (4) ...........................................        272,043           4.12%

Robert A. Christensen (5) .......................................        150,000           2.27%

S. "Ken" Smith (6) ..............................................        191,198           2.90%

Executive Officers and Directors as a Group (8 persons) (7) .....      4,581,343          64.44%

Holders of 5% or More Not Named Above

III Exploration Company(2) ......................................      3,903,392          59.07%
555 South Cole Road
Boise, Idaho 83709

Wellington Management Company, LLP (8) ..........................        540,100           8.36%
75 State Street
Boston, MA 02109

---------------------------

*        Represents less than 1% of outstanding Common Stock.

(1) The business address of each director and executive officer is care of Petroglyph Energy, Inc., 1302 North Grand, Hutchinson, Kansas 67501.
(2) Based upon information reported in a Schedule 13D dated August 18, 1999 filed by III Exploration, Century Partners -- Idaho Limited Partnership, Richard Hokin and Intermountain Industries, Inc. (collectively, the "Intermountain Parties"). The Intermountain Parties share the power to dispose of or direct the disposition of all of such shares of which they may be deemed beneficial owners. Includes 150,000 shares subject to a stock purchase warrant.
(3) Includes (i) 6,000 shares held by Mr. Schwartz's son and (ii) 1,825 shares held by affiliates of Mr. Schwartz.
(4) Includes (i) 122,043 shares held by Mr. Murdock and (ii) 150,000 shares subject to stock options that are exercisable within 60 days.
(5) All of these shares are subject to stock options that are exercisable within 60 days. Mr. Christensen has resigned as an executive officer and director of the Company effective August 18, 1999.
(6) Includes (i) 45,198 shares held by Mr. Smith and (ii) 146,000 shares subject to stock options that are exercisable within 60 days.
(7) Includes 651,000 shares subject to stock options and warrants that are exercisable within 60 days.

(8) Based upon information reported in a Schedule 13G dated February 9, 1998 and a Schedule 13G/A dated February 10, 1999 filed by Wellington Management Company, LLP ("WMC"). WMC holds such shares in its capacity as an investment adviser which are owned of record by clients of WMC. WMC shares the power to vote or direct the vote of 290,000 of such shares and shares the power to dispose of or direct the disposition of all 540,100 shares of which it may be deemed a beneficial owner.



            PROPOSAL 1. APPROVAL OF THE ISSUANCE OF THE PREFERRED SHARES
                        AND THE ISSUANCE OF COMMON STOCK
                   UPON THE CONVERSION OF THE PREFERRED SHARES

         The Company is seeking stockholder approval, pursuant to Rule 4460 of The Nasdaq Stock Market ("Rule 4460"), of:

         (a) the issuance of 250,000 Preferred Shares to III Exploration in exchange for certain oil and gas producing properties primarily located in the Uinta Basin of Utah; and

         (b) the issuance of shares of Common Stock upon the conversion of the Preferred Shares.

         When a company proposes to issue securities convertible into a number of shares of common stock exceeding five percent of the number of common shares outstanding prior to the transaction to a substantial security holder in exchange for properties, Rule 4460 requires stockholder approval prior to the issuance of such securities. Pursuant to the Purchase and Sale Agreement, dated as of December 28, 1999 (the "Purchase and Sale Agreement"), between the Company and III Exploration, described below, the Company will issue an aggregate of 250,000 Preferred Shares to III Exploration, which is a wholly-owned subsidiary of Intermountain, the current majority stockholder of the Company. Three of the members of the Company's Board of Directors are also on the Board of Directors of Intermountain. The Preferred Shares will be convertible, beginning two years from the date of issuance, into shares of Common Stock at a conversion price of $3.50 per share of Common Stock, based on the preference amount of $10.00 per Preferred Share. The Company has the option to redeem the Preferred Shares at any time after the third anniversary of the Closing Date (as defined below) in whole or in part at a redemption price of $12.00 per Preferred Share. The issuance of the Preferred Shares to III Exploration is permissible under the Delaware General Corporation Law without the necessity of any stockholder action. The Company's Board of Directors approved the transaction pursuant to which III Exploration became a substantial security holder of the Company prior to such transaction as it related, and provided benefits, to the Company.

         The following summary of the provisions of the Purchase and Sale Agreement and the Certificate of Designations of Series A Convertible Preferred Stock (the "Certificate of Designations") is qualified in its entirety by reference to such documents which are incorporated herein by reference. The Certificate of Designations is attached hereto as Exhibit "A." The Purchase and Sale Agreement has been included as an exhibit to the Company's Current Report on Form 8-K as filed with the Securities and Exchange Commission and a copy of such document and the original Certificate of Designations can be obtained by writing or calling Tim A. Lucas, Vice President, Petroglyph Energy, Inc., 1302 North Grand, Hutchinson, Kansas 67501, telephone (316) 665-8500.

GENERAL DESCRIPTION OF THE ISSUANCE OF THE PREFERRED SHARES

         Pursuant to the Purchase and Sale Agreement, the Company has agreed to issue the Preferred Shares to III Exploration in exchange for certain oil and gas producing properties (the "Properties") primarily located in the Uinta Basin of Utah (the "Transaction").

         The purchase of the Properties and issuance and sale of the Preferred Shares will take place at the closing (the "Closing") to be held on or before the third business day after the conditions to the Closing have been satisfied or waived or on such other date as the parties may agree (the "Closing Date"). At the Closing, subject to the terms and conditions set forth in the Purchase and Sale Agreement, the Company will deliver to III Exploration the Preferred Shares in exchange for the Properties.

         The Preferred Shares are being issued pursuant to an exemption from the registration requirement under the Securities Act and will be subject to transfer restrictions imposed by the Securities Act.

         Consummation of the Transaction is conditioned on the approval of the issuance of the Preferred Shares by the Company's stockholders at the special meeting. Based on its evaluation of the Transaction, the members of the Company's Board of Directors that are not affiliated with III Exploration or Intermountain have recommended that the Company's stockholders vote in favor of the issuance to III Exploration of the Preferred Shares and the issuance of shares of Common Stock upon the conversion of the Preferred Shares. In the event that the Company does not obtain such stockholder approval, the Company is not required to, and will not, consummate the Transaction. Intermountain is not restricted from voting its shares of Common Stock in person or by proxy at the special meeting. As a result, the Company believes that Intermountain will vote its shares of Common Stock in favor of the proposal.

BACKGROUND OF THE TRANSACTION

         In June 1999, members of Petroglyph's management began discussions with representatives of certain institutional investors, including III Exploration, with the purpose of locating interested investors willing to buy Petroglyph Common Stock in the open market. Simultaneously, Natural Gas Partners, L.P., Natural Gas Partners II, L.P. and Natural Gas Partners III, L.P. (collectively, "NGP") held discussions with members of Petroglyph's management about possible ways to increase NGP's liquidity and provide other exit strategies for NGP. In July 1999, William C. Glynn, President of Intermountain and III Exploration, contacted Robert C. Murdock, Petroglyph's President, Chief Executive Officer and Chairman, to discuss the possibility of III Exploration acquiring a significant ownership position in Petroglyph. Mr. Murdock referred Mr. Glynn to representatives of NGP, who then began negotiating a transaction that led to the acquisition by III Exploration of approximately 50.4% of the outstanding Common Stock of Petroglyph from NGP and certain of its affiliates.

         Following the consummation of the transaction between III Exploration and NGP, Kenneth A. Hersh and David R. Albin, affiliates of NGP, and Robert A. Christensen, an executive officer of Petroglyph who participated in the sale to III Exploration, tendered their resignations from Petroglyph's Board of Directors. William C. Glynn, Richard Hokin and Eugene C. Thomas, who are members of Intermountain's Board of Directors, were appointed to fill the vacancies created on Petroglyph's Board of Directors.

         After the sale of NGP's interest to III Exploration, the continuing members of Petroglyph's Board of Directors began discussing with the new members of the board the Company's capital expenditure budget for the remainder of 1999 and 2000. In addition, management presented estimated cash flow information for the Company for the same period. According to management estimates, the Company needed to increase cash flow from its existing properties, sell a portion of its Raton Basin project or obtain additional equity or debt financing in order to maintain its current level of operations and to fund future development. As a result of this information, the board began discussing possible transactions that would improve the Company's cash flow. During September 1999, Mr. Glynn suggested that the Company evaluate a group of producing oil and gas properties owned by III Exploration located primarily in the Uinta Basin of Utah, one of the Company's core operating areas. During the months of October and November 1999, several members of Petroglyph's financial and technical staff reviewed and evaluated the Properties' proved producing oil and gas reserve data and historical results of operations.

         In November 1999, Mr. Murdock and Mr. Glynn met to discuss a proposed transaction that would involve the issuance of a new series of preferred stock, convertible into Common Stock, to III Exploration in exchange for III Exploration's interest in the Properties. The parties reviewed the Company's reserve values, cash flow, production, debts and liabilities and potential future projects and prospects. The parties then reviewed an analysis of the value of the Properties' reserves prepared for III Exploration by Ryder Scott Company - Petroleum Engineers ("Ryder Scott") and the corresponding cash flow, production and future prospects. At the end of this review period, the two companies' representatives concurred that the sale of the Properties for 250,000 shares of preferred stock convertible into approximately 714,000 shares of Common Stock of Petroglyph warranted further discussion. On November 30, 1999, the Company and III Exploration entered into a letter of intent with respect to the purchase of the Properties.

         During late November and early December 1999, representatives of Petroglyph and III Exploration discussed reserves, operations, pending projects and other due diligence issues related to the Properties. At the same time, representatives of the companies and their legal advisors began to work on documentation for the proposed transaction.

         On December 21, 1999, the Petroglyph Board of Directors met to discuss the proposed transaction, and the disinterested members of the board approved the Purchase and Sale Agreement and the underlying issuance of Preferred Shares, subject to the negotiation of a definitive agreement and Petroglyph stockholder approval. In addition, the board considered the Company's liquidity position and proposed 2000 capital spending plan, including $6.0 million of projected capital necessary to develop the Antelope Creek Field, and concluded that the Company needed to obtain additional equity financing in order to initiate its 2000 development plans and fund its current level of operations. As a result, the board considered a private equity sale to III Exploration in order to address the Company's immediate liquidity needs. III Exploration offered to acquire 1,000,000 shares of Common Stock at a purchase price of $2.00 per share, which represented the current market price, for an aggregate of $2.0 million. See "Recent Developments -- Private Placement." The Private Placement and the Transaction are not related transactions, and neither transaction is contingent on the closing of the other transaction.

         The Purchase and Sale Agreement was signed on December 28, 1999, and it was announced in a press release that afternoon.

REASONS FOR THE TRANSACTION

         The Petroglyph Board of Directors considered various factors, including the following, in unanimously approving the Transaction:

                  1. An Increase in Cash Flow -- The Properties consist of proved, producing oil and gas reserves that Petroglyph anticipates will provide cash flow of approximately $900,000 during the first year.

                  2. An Increase in Proved Producing Oil and Gas Reserves -- Petroglyph expects that its proved developed producing reserves will increase 15% or 400,000 BOE from current internally estimated levels as a result of the Transaction.

                  3. A Broader Portfolio of Opportunities -- Petroglyph currently has operations in the Uinta Basin in Utah. The combination of III Exploration's assets with Petroglyph's assets in this area strengthens Petroglyph's position in one of its established core areas. The addition of the Properties provides Petroglyph with a broader range of acquisition opportunities.

         In determining to recommend approval of the Transaction, the Petroglyph board considered the matters set forth above in the context of the Company's current financial situation, which requires additional cash flow to maintain existing operations and develop its core areas. At September 30, 1999, the Company had cash and cash equivalents of $274,000 and long term debt of $15.5 million compared to cash and cash equivalents of $2.0 million and long term debt of $7.5 million at December 31, 1998. With the consummation of the Private Placement, the Company has addressed a current liquidity problem and obtained sufficient capital to initiate its 2000 development plan. Petroglyph's management believes that the acquisition of the Properties will provide the Company, together with the cash proceeds from the Private Placement, the additional cash flow necessary to finance the Company's existing operations for at least the next 12 months. Management believes that the continued development of the Company's core areas should further increase cash flow and improve the Company's liquidity. However, to ultimately accomplish the Company's 2000 capital spending plan, additional capital in the form of increases in borrowing availability, operating cash flow or private equity will be required.

         For purpose of the board's analysis, the board made certain assumptions with respect to the performance and cash flow of the Properties, the Company's ability to develop the Uinta and Raton Basin properties, general industry, business, economic, market and financial conditions and other matters beyond its control and the control of the Company. Actual conditions may differ significantly from those assumed. Accordingly, such analysis and estimates are inherently subject to substantial uncertainty.

         In evaluating the Transaction, the board (i) reviewed a reserve report prepared for III Exploration by Ryder Scott in arriving at a range of values for the Properties; (ii) reviewed an internal evaluation of the Properties prepared by the Company; (iii) reviewed the structure and rights of the Preferred Shares to be issued as consideration for the Properties; (iv) valued the Preferred Shares in comparison to the value to the assumed value of the Properties; (v) reviewed the potential pro forma impact of the Transaction on Petroglyph's earnings per share and cash flow; (vi) reviewed the Purchase and Sale Agreement and related documents; and (vii) reviewed the Company's financial condition and liquidity position.

VALUATION OF THE PROPERTIES

         In arriving at a value for the Properties, the board relied on the Company's internal evaluation of the properties and on the reserve report prepared by Ryder Scott. Ryder Scott made certain assumptions to create a 10-year projection of future cash flows associated with the Properties. Utilizing various discount rates ranging from 10% to 20%, Ryder Scott then discounted these projected cash flows to their present value to arrive at a current valuation. This valuation ranged from $2.3 million to $2.8 million.

VALUATION OF THE PREFERRED SHARES

         Comparable Public Company Convertible Preferred Stock Analysis. As part of its analysis, the board considered management's comparison of certain structural characteristics and features inherent in the Preferred Shares to be issued as consideration for the Properties with certain characteristics and features of other convertible preferred stock issued by a group of similar exploration and production companies. These companies included several mid to small capitalization exploration and production companies including but not limited to Cabot Oil & Gas Corp., Callon Petroleum Company, Chesapeake Energy Corp., Magnum Hunter Resources, Inc. and Mallon Resources Corp. The board concluded that the structural characteristics of and the features inherent in the Preferred Stock were comparable to the preferred stock of the other companies.

         Valuation of the Convertible Preferred Stock. Based on the Purchase and Sale Agreement, the total consideration to be paid by Petroglyph for the Properties is $2.5 million of Preferred Shares. Utilizing various valuation techniques, the board attempted to value the Preferred Shares to ensure that its value on the date issued was similar to the agreed upon consideration of $2.5 million. To value the Preferred Shares, the board measured the components that make up its value, including the value of the Preferred Shares without regard to the conversion option, the value of the holder's convert option and the value of Petroglyph's call option.

REVIEW OF PRO FORMA RESULTS

         The board considered the pro forma impact of the Transaction on earnings per share and cash flow per share for Petroglyph for the calendar years ending 1999 and 2000. The pro forma analysis also took into account the anticipated cash flow expected to be derived from the Properties as estimated by management and the impact from the additional shares from the issuance of the Preferred Shares. Management believes that the Transaction would be accretive to both earnings per share and cash flow per share in 2000. The closing date of the Transaction will be subsequent to 1999. Therefore, any benefit that would have been derived for the Properties in 1999 will be reflected as a reduction of the purchase price pursuant to a post-closing adjustment to be settled in cash.

CONCLUSION

         Based on these and other factors the members of the Petroglyph's board deemed relevant, the disinterested members of the board unanimously approved the Purchase and Sale Agreement and the Transaction.

         The disinterested members of Petroglyph's board believe that the acquisition of the Properties in exchange for the Preferred Shares is in the best interests of the Petroglyph stockholders and recommend that the Petroglyph stockholders approve the acquisition of the Properties and the issuance of the Preferred Shares to III Exploration.

         The above discussion of the information and factors considered and given weight by the Petroglyph board is not intended to be exhaustive. However, the discussion is believed to include all material factors considered by the Petroglyph board. In reaching the decision to approve and recommend approval to Petroglyph's stockholders of the Purchase and Sale Agreement and the issuance of the Preferred Shares, the Petroglyph board did not assign any relative or specific weights to the factors considered. In addition, individual directors may have given differing weights to different factors.

         The board realizes that there are risks associated with the Transaction. These risks include the prospect that some of the potential benefits set forth above may not be realized or that there may be high costs associated with realizing those benefits. However, the board believes that the expected benefits should outweigh any potential detriments, although it can give no assurances in this regard.

TERMS OF THE PREFERRED SHARES

         Set forth below is a summary of certain terms of the Preferred Shares. This summary is not complete and is qualified in its entirety by reference to the Certificate of Designations for the Preferred Shares.

         Ranking. With respect to distributions upon the liquidation, winding-up and dissolution of the Company, the Preferred Shares will rank (i) senior to all classes of Common Stock of the Company, (ii) on a parity with any additional shares of preferred shares issued by the Company in the future and any other class of capital stock or series of preferred stock established after January ___, 2000, the terms of which expressly provide that such class or series will rank on a parity with the Preferred Shares as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company, and (iii) junior to each class of capital stock or series of preferred stock issued by the Company established after January ___, 2000, the terms of which expressly provide that such class or series will rank senior to the Preferred Shares as to dividend distributions and/or distributions upon the liquidation, winding-up and dissolution of the Company.

         Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, each holder of Preferred Shares will be entitled to payment out of the assets of the Company available for distribution of an amount equal to $10.00 per Preferred Share held by such holder (the "Liquidation Preference"), plus accrued and unpaid dividends, if any, to the date fixed for liquidation, dissolution or winding-up, before any distribution is made on the Common Stock or any other securities junior to the Preferred Shares. After payment in full of the Liquidation Preference and such dividends, if any, to which holders of Preferred Shares are entitled, such holders will not be entitled to any further participation in any distribution of assets of the Company.

         Dividends. The Preferred Shares will have a stated dividend at a fixed rate of 8% of the aggregate Liquidation Preference per annum with cumulative quarterly dividends being paid in additional shares of Preferred Shares for the first two years after the issuance of the Preferred Shares and paid in cash for all subsequent periods.

         Restriction on Dividends on Junior Securities. At any time in which the Preferred Shares remain outstanding, the Company shall be prohibited from declaring or paying any dividend (other than dividends payable in Common Stock) with respect to any security junior to the Preferred Shares, including the Common Stock, unless the Company has declared and paid in all quarterly dividends on the Preferred Shares required to be paid through such date.

         Conversion Rights. At any time after the second anniversary of the issuance of the Preferred Shares, the Preferred Shares will be convertible at the option of the holders into shares of Common Stock at a conversion price of $3.50 per share of Common Stock, based on the preference amount of $10.00 per Preferred Share.

         The Certificate of Designations provides that the conversion price and the number and kind of securities or rights into which the Preferred Shares are convertible are subject to certain anti-dilution adjustments upon the occurrence of any of the following events:

         - a distribution in the form of Common Stock is made on any class of capital stock of the Company (see subsection 8(b) of the Certificate of Designations);

         - the outstanding shares of Common Stock are subdivided into a greater number of shares of Common Stock or combined into a smaller number of shares of Common Stock (see subsection 8(b) of the Certificate of Designations); or

         - a consolidation or merger of the Company, the sale or transfer of all or substantially all of the assets of the Company, or a capital reorganization or reclassification, conversion or exchange of shares of Common Stock (see subsection 8(b) of the Certificate of Designations).

         Redemption or Automatic Conversion. The Company has no obligation to redeem or repurchase the Preferred Shares.

         Redemption at the Option of the Company. At any time after the third anniversary of the issuance of the Preferred Shares, the Company may, at its election, redeem, in whole or in part, the then outstanding Preferred Shares at a redemption price in cash of $12.00 per Preferred Share.

         Voting. Except as otherwise required by Delaware law, the holders of the Preferred Shares shall not have any right or power to vote (or act by written consent) with respect to any matter submitted to the stockholders of the Company for a vote (or for action).


TRANSFER RESTRICTIONS

         The Preferred Shares will not be registered under federal or state securities laws and will bear a legend to such effect. Under such laws, the Preferred Shares may not be offered, sold or transferred except (i) pursuant to an exemption from registration under the Securities Act and such other applicable laws, or (ii) pursuant to an effective registration statement under the Securities Act.

CONDITIONS TO THE PURCHASERS' OBLIGATION TO CLOSE

         The obligation of III Exploration to purchase the Preferred Shares at the Closing is subject to the satisfaction or waiver of the following conditions:

         - The representations and warranties of the Company contained in the Purchase and Sale Agreement shall be true and correct when made and at the time of the Closing;

         - The Company shall have performed and complied in all material respects with all covenants, agreements and conditions contained in the Purchase and Sale Agreement required to be performed or complied with by it prior to or at the Closing; and

         - No suit, action or other proceeding shall, on the date of Closing, be pending or threatened before any court or governmental agency seeking to restrain, prohibit or obtain damages or other relief in connection with the consummation of the transactions contemplated by the Purchase and Sale Agreement; and

         - The transactions contemplated by the Purchase and Sale Agreement shall have been approved by the board of directors of III Exploration.

VOTE REQUIRED

         TO APPROVE THE ISSUANCE OF PREFERRED SHARES AND THE ISSUANCE OF COMMON STOCK UPON THE CONVERSION OF THE PREFERRED SHARES, THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES OF COMMON STOCK PRESENT IN PERSON OR REPRESENTED BY PROXY AND ENTITLED TO VOTE ON THE MATTER IS REQUIRED. THE DISINTERESTED MEMBERS OF THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND A VOTE "FOR" THIS PROPOSAL. PROXY CARDS EXECUTED AND RETURNED WILL BE VOTED FOR THIS PROPOSAL UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

STOCKHOLDERS' PROPOSALS

         Stockholders' proposals were eligible for consideration for inclusion in the proxy statement for the 2000 annual meeting pursuant to Rule 14a-8 under the Exchange Act, if such proposals were received by Petroglyph before the close of business on December 22, 1999. Notices of stockholders' proposals submitted outside the processes of Rule 14a-8 will be considered timely, pursuant to the advance notice requirement set forth in Petroglyph's bylaws, if such notices are delivered to or mailed and received by Petroglyph not less than 60 nor more than 120 days prior to the meeting. Any such proposal or notice should be directed to the attention of the President, Robert C. Murdock.

         SEC rules set forth standards for the exclusion of some shareholder proposals from a proxy statement for an annual meeting.

ACCOUNTANTS

         Representatives of Arthur Andersen LLP, the Company's principal accountants, are not expected to attend the special meeting.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows the Company to incorporate by reference to documents previously filed with the SEC. All information incorporated by reference is considered a part of this Proxy Statement and this Proxy Statement should be read in connection with all such incorporated information. The following documents previously filed with the SEC are hereby incorporated by reference into this Proxy Statement:

         - Item 6 - Selected Financial Data, Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations, Item 7A - Quantitative and Qualitative Disclosure About Market Risk, Item 8 - Consolidated Financial Statements and Supplementary Data, and Item 9 - Changes in and Disagreements with Accountants on Accounting and Financial Disclosure included in the Company's Annual Report for the fiscal year ended December 31, 1998.

         - Item 7 - Financial Statements of the Antelope Creek Acquisition included in the Company's Current Report on Form 8-K/A (Date of Event: August 18, 1999).

         - Item 1 - Financial Statements, Item 2 - Management's Discussion and Analysis of Financial Condition and Results of Operations and Item 3 - Quantitative and Qualitative Disclosures About Market Risk included in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999.

         The portions of the Company's Annual Report for the fiscal year ended December 31, 1998, the Company's Current Report on Form 8-K/A (Date of Event:
August 18, 1999) and the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 are included with this Proxy Statement as Appendices I, II and III, respectively. Any documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Proxy Statement and prior to the date of the Special Meeting shall also be deemed to be incorporated herein by reference and to be a part hereof from the date of filing such documents.


                                        By Order of the Board of Directors



                                        Robert C. Murdock
                                        President, Chief Executive Officer
                                        and Chairman of the Board

January ____, 2000
Hutchinson, Kansas

                                                                       EXHIBIT A

                           CERTIFICATE OF DESIGNATIONS

                                       OF

                      SERIES A CONVERTIBLE PREFERRED STOCK
                           (PAR VALUE $.01 PER SHARE)

                                       OF

                             PETROGLYPH ENERGY, INC.

                          ----------------------------

                             PURSUANT TO SECTION 151
             OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

                          ----------------------------

    Petroglyph Energy, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY that, pursuant to the authority conferred on the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation and in accordance with Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation on December 21, 1999 duly adopted the following preamble and resolution establishing and creating a series of 292,915 shares of Preferred Stock, par value $.01 per share, of the Corporation:

        RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation (the "Board of Directors") in accordance with the provisions of its Certificate of Incorporation, as amended, a series of Preferred Stock, par value $.01 per share, of the Corporation is hereby created, and that the designation and number of shares thereof and the preferences, limitations and relative rights thereof are as follows:

    SECTION 1. DESIGNATION AND NUMBER OF SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK. There is hereby authorized and established a series of Preferred Stock that shall be designated as "Series A Convertible Preferred Stock" (hereinafter referred to as "Series A Preferred"), and the number of shares constituting such series shall be 292,915. Such number of shares may be increased or decreased, but not to a number less than the number of shares of Series A Preferred then issued and outstanding, by resolution adopted by the full Board of Directors.

    SECTION 2. DEFINITIONS. In addition to the definitions set forth elsewhere herein, the following terms shall have the meanings indicated:

    "Business Day" shall mean any day other than a Saturday, Sunday or a day on which banking institutions in Hutchinson, Kansas are authorized or obligated by law or executive order to close.

    "Common Stock" shall mean the common stock, par value $0.01 per share, of the Corporation.

    "Conversion Price" shall mean $3.50 per share of Common Stock, subject to adjustment pursuant to the provisions hereof.

    "Dividend Payment Date" shall mean each March 15, June 15, September 15, and December 15, beginning with March 15, 2000, for so long as any shares of Series A Preferred remain outstanding.

    "Effective Date" shall mean November 1, 1999.

    "Junior Securities" means the Common Stock or any other series of stock issued by the Corporation ranking junior as to the Series A Preferred upon liquidation, dissolution or winding up of the Corporation.

    "Original Issue Date" shall mean the date on which shares of the Series A Preferred are first issued.

    "Parity Security" means any class or series of stock issued by the Corporation ranking on a parity with the Series A Preferred upon liquidation, dissolution or winding up of the Corporation.

    "Person" means any individual, corporation, association, partnership, joint venture, limited liability company, trust, estate, or other entity or organization, other than the Corporation, any subsidiary of the Corporation, any employee benefit plan of the Corporation or any subsidiary of the Corporation, or any entity holding shares of Common Stock for or pursuant to the terms of any such plan.

    "Preference Amount" shall mean the amount per share of Preferred Stock payable in the event of the liquidation, dissolution or winding up of the Corporation (in connection with the bankruptcy or insolvency of the Corporation or otherwise. The Preference Amount is Ten Dollars and No Cents ($10.00).

    "Senior Securities" means any class or series of stock issued by the Corporation ranking senior to the Series A Preferred upon liquidation, dissolution or winding up of the Corporation.

    SECTION 3. CERTAIN COVENANTS AND RESTRICTIONS.

    (a) So long as any shares of Series A Preferred are outstanding;

            (i) The Corporation shall at all times reserve and keep available for issuance upon the conversion of the shares of Series A Preferred such number of its authorized but unissued shares of Common Stock as will be sufficient to permit the conversion of all outstanding shares of Series A Preferred, and all other securities and instruments convertible into shares of Common Stock, and shall take all reasonable action within its power required to increase the authorized number of shares of Common Stock necessary to permit the conversion of all such shares of Series A Preferred and all other securities and instruments convertible into shares of Common Stock.

            (ii) The Corporation represents, warrants and agrees that all shares of Common Stock that may be issued upon exercise of the conversion rights of shares of Series A Preferred will, upon issuance, be fully-paid and nonassessable.

            (iii) The Corporation shall pay all taxes and other governmental charges (other than any income or franchise taxes) that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of Series A Preferred as provided herein. The Corporation shall not be required, however, to pay any tax or other charge imposed in connection with any transfer involved in the issue of any certificate for shares of Common Stock in any name other than that of the registered holder of the shares of the Series A Preferred surrendered in connection with the conversion thereof, and in such case the Corporation shall not be required to issue or deliver any stock certificate until such tax or other charge has been paid, or it has been established to the Corporation's satisfaction that no tax or other charge is due.

    SECTION 4. LIQUIDATION PREFERENCE.

    (a) In the event of any liquidation, dissolution or winding up of the Corporation (in connection with the bankruptcy or insolvency of the Corporation or otherwise), whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of shares of any Junior Securities, the holders of the shares of Series A Preferred shall be entitled to receive an amount equal to the Preference Amount, plus the amount of any accrued and unpaid dividends on the Series A Preferred, multiplied by the number of shares of Series A Preferred held by them. To the extent the available assets are insufficient to fully satisfy such amounts, then the holders of the Series A Preferred shall share ratably in such distribution in the proportion that the number of each holder's Series A Preferred Shares bears to the total number of shares of Series A Preferred outstanding. No further payment on account of any such liquidation, dissolution or winding up of the Corporation shall be paid to the holders of the shares of Series A Preferred or the holders of any Parity Securities unless there shall be paid at the same time to the holders of the shares of Series A Preferred and the holders of any Parity Securities proportionate amounts determined ratably in proportion to the full amounts to which the holders of all outstanding shares of Series A Preferred and the holders of all such outstanding Parity Securities are respectively entitled with respect to such distribution. For purposes of this Section, neither a consolidation or merger of the Corporation with one or more partnerships, corporations or other entities nor a sale, lease, exchange or transfer of all or any substantial part of the Corporation's assets for cash, securities or other property shall be deemed to be a liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary.

    (b) After the payment of all amounts owing to the holders of any Senior Security, the Series A Preferred and any Parity Security, all stockholders shall share ratably in the distribution of the remaining available assets of the Corporation in the proportion that each holder's shares bears to the total number of shares of capital stock of the Corporation outstanding.

    (c) Written notice of any liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when and the place or places where the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage prepaid, not less than 15 days prior to any payment date stated therein, to the holders of record of the shares of Series A Preferred at their respective addresses as the same shall appear in the records of the Corporation.

    SECTION 5. DIVIDENDS. Holders of the Series A Preferred will be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends payable at a rate per annum (the "Dividend Rate") of 8% of the aggregate Preference Amount of the Series A Preferred payable in additional shares of Series A Preferred having an aggregate Preference Amount equal to the amount of such dividends due on any Dividend Payment Date ("PIK Stock"); provided, however, that after the eighth Dividend Payment Date, the dividends payable on any subsequent Dividend Payment Date on each share of Series A Preferred shall be paid in cash. Dividends will be cumulative and will accrue from the Effective Date and be payable quarterly in arrears as provided in the immediately preceding sentence on each Dividend Payment Date. Dividends, whether or not declared, will cumulate until declared and paid, when declaration and payment may be for all or part of the then-accumulated dividends. Each dividend shall be payable to Series A Preferred holders of record as they appear on the stock books of the Corporation on each Dividend Record Date. Accumulated and unpaid dividends payable in Series A Preferred will accrue dividends from the relevant Dividend Payment Date and be payable quarterly to the same extent as issued shares of Series A Preferred. Dividends shall cease to accrue with respect to shares of the Series A Preferred on any Redemption Date with respect to such shares of Series A Preferred redeemed on any such date.

    When dividends are not paid in full upon the Series A Preferred, all dividends declared upon shares of the Series A Preferred shall be declared pro rata. Unless all dividends required to be paid pursuant to the first sentence of
Section 5 shall have been declared and paid, no dividends (other than dividends payable in Common Stock) shall be declared or paid or set apart for payment or other distribution upon any Junior Securities, nor shall any Junior Securities be redeemed, purchased or otherwise acquired by the Corporation for any consideration (or any payment made to or available for a sinking fund for the redemption of any shares of such stock) by the Corporation.

    SECTION 6. OPTIONAL REDEMPTION BY THE CORPORATION. The outstanding shares of Series A Preferred are subject to redemption in accordance with the following provisions:

    (a) Subject to the terms hereof, the Corporation may at its option, so long as it has sufficient funds legally available therefor, elect to redeem, in whole or in part, the outstanding shares of Series A Preferred at any time after the third anniversary of the Original Issue Date.

    (b) The redemption price per share for Series A Preferred redeemed on any optional redemption date (the "Redemption Price") shall be $12.00. The Redemption Price shall be paid in cash from any source of funds legally available therefor.

    (c) Not less than 30 nor more than 60 days prior to the date fixed for any redemption of any shares of Series A Preferred, a notice specifying the time (the "Redemption Date") and place of such redemption and the number of shares to be redeemed shall be given by first class mail, postage prepaid, to the holders of record of the shares of Series A Preferred to be redeemed at their respective addresses as the same shall appear on the books of the Corporation (but no failure to mail such notice or any defect therein shall affect the validity of the proceedings for redemption except as to the holder to whom the Corporation has failed to mail such notice or except as to the holder whose notice was defective), calling upon each such holder of record to surrender to the Corporation on the Redemption Date at the place designated in such notice such holder's certificate or certificates representing the then outstanding shares of Series A Preferred held by such holder being redeemed by the Corporation. On or after the Redemption Date, each holder of shares of Series A Preferred called for redemption shall surrender such holder's certificate or certificates for such shares to the Corporation at the place designated in the redemption notice and shall thereupon be entitled to receive payment of the Redemption Price. From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of Series A Preferred designated for redemption (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

    SECTION 7. REACQUIRED SHARES. Any shares of Series A Preferred repurchased, redeemed, converted or otherwise acquired by the Corporation shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, without designation as to series.

    SECTION 8. VOTING RIGHTS.

    (a) Except as otherwise required by law and as specified in this Section, the holders of shares of Series A Preferred shall not have any right or power to vote on or consent with respect to any matter or in any proceeding or to be represented at any meeting of stockholders of the Corporation. On any matters on which the holders of shares of Series A Preferred shall be entitled to vote, they shall be entitled to one vote for each share held.

    (b) So long as any shares of Series A Preferred remain outstanding, the affirmative vote or consent of the holders of a majority of the shares of Series A Preferred outstanding at the time, given in person or by proxy, either in writing or at a meeting, shall be necessary to permit, effect or validate (i) the authorization, creation or issuance, or any increase in the authorized or issued amount, of any class or series of Senior Security or (ii) the amendment, alteration or repeal of any of the provisions of the Certificate of Incorporation, as amended, of the Corporation which would materially and adversely affect any right, preference, privilege or voting power of shares of Series A Preferred or of the holders thereof. The increase in the amount of authorized Preferred Stock of the Corporation or the creation and issuance, or increase in amount of authorized shares of other series of Parity Security or Junior Security shall not be deemed to affect materially and adversely such rights, preferences, privileges or voting power.

    SECTION 9. CONVERSION RIGHTS. Holders of shares of Series A Preferred shall have the right to convert, in whole or in part and without the payment of any additional consideration by the holder, any or all of such shares into Common Stock, as follows:

    (a) At any time after the second anniversary of the Original Issue Date, each share of Series A Preferred shall be convertible at the option of the holder thereof into fully paid, non-assessable shares of Common Stock. The number of shares of Common Stock deliverable upon conversion of each share of Series A Preferred shall be determined by dividing the Preference Amount of such share of Series A Preferred by the Conversion Price.

    (b) In case at any time the Corporation shall (i) subdivide the outstanding shares of Common Stock into a greater number of shares, (ii) combine the outstanding shares of Common Stock into a smaller number of shares or (iii) pay a dividend in Common Stock on its outstanding shares of Common Stock, then the Conversion Price in effect immediately prior thereto shall be multiplied by the fraction obtained:

    by dividing

    (X), which is the numerator equal to the total number of issued and outstanding shares of Common Stock immediately prior to the effectiveness of such action by the Corporation,

    by

    (Y), which is the denominator that equals the actual total number of issued and outstanding shares of Common Stock immediately after such effectiveness.

Such adjustment shall become effective immediately after the effective date of a subdivision, combination or stock dividend. In the event of a consolidation or merger of the Corporation with or into another corporation or entity as a result of which a greater or lesser number of shares of common stock of the surviving corporation or entity are issuable to holders of capital stock of the Corporation in respect of the number of shares of its capital stock outstanding immediately prior to such consolidation or merger, then the

Conversion Price in effect immediately prior to such consolidation or merger shall be adjusted in the same manner as though there were a subdivision or combination of the outstanding shares of capital stock of the Corporation. The Corporation shall not effect any such consolidation or merger unless prior to or simultaneously with the consummation thereof the successor (if other than the Corporation) resulting from such consolidation or merger shall expressly assume, by written instrument executed and delivered (and satisfactory in form) to the Series A Preferred holders, (i) the obligation to deliver to such holders such stock as, in accordance with the foregoing provisions, such holders may be entitled to purchase and (ii) all other obligations of the Corporation hereunder.

    (c) In the event that the Corporation proposes to take any action specified in this Section 9 which requires any adjustment of the Conversion Price, then and in each such case the Corporation shall at least 30 days prior to any such event, and within five business days after it has knowledge of any such pending transaction, provide to the Series A Preferred holders written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend or for determining rights to vote in respect of any such consolidation or merger. Such notice shall also specify, as applicable, the date on which the holders of capital stock shall be entitled thereto or the date on which the holders of capital stock shall be entitled to exchange their stock for securities deliverable upon such consolidation or merger, as the case may be. Such notice shall also state that the action in question or the record date is subject to the effectiveness of a registration statement under the Securities Act of 1933, as amended, or to a favorable vote of security holders, if either is required. Furthermore, any notice shall state the Conversion Price resulting from such adjustment and the increase or decrease, if any, in the number of shares obtainable at such price upon exercise, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

    (d) The conversion of any share of Series A Preferred may be effected by the holder thereof by the surrender of the certificate or certificates therefor, duly endorsed, at the principal offices of the Corporation or to such agent or agents of the Corporation as may be designated by the Board of Directors and by giving written notice to the Corporation that such holder elects to convert the same.

    (e) As promptly as practicable after the surrender of shares of Series A Preferred for conversion, the Corporation shall (i) issue and deliver or cause to be issued and delivered to the holder of such shares certificates representing the number of fully paid and non-assessable shares of Common Stock into which such shares of Series A Preferred have been converted in accordance with the provisions of this Section and (ii) pay to the holder of such shares all accrued and unpaid dividends (whether or not earned or declared) to the date of such surrender. Subject to the following provisions of this Section, such conversion shall be deemed to have been made as of the close of business on the date on which the shares of Series A Preferred shall have been surrendered for conversion in the manner herein provided, so that the rights of the holder of the shares of Series A Preferred so surrendered shall cease at such time, and the person or persons entitled to receive the shares of Common Stock upon conversion thereof shall be treated for all purposes as having become the record holder or holders of such shares of Common Stock at such time; provided, however, that any such surrender on any date when the stock transfer books of the Corporation are closed shall be deemed to have been made, and shall be effective to terminate the rights of the holder or holders of the shares of Series A Preferred so surrendered for conversion and to constitute the person or persons entitled to receive such shares of Common Stock as the record holder or holders thereof for all purposes, at the opening of business on the next succeeding day on which such transfer books are open.

    (f) The Corporation shall not be required to issue fractional shares of stock upon the conversion of the Series A Preferred. As to any final fraction of a share which the holder of one or more shares of Series A Preferred would otherwise be entitled to receive upon conversion, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the same fraction of the Conversion Price on the day of conversion.

    (g) In case the Corporation shall be a party to any transaction (including without limitation, a merger, consolidation, statutory share exchange, sale of all or substantially all of the Corporation's assets or recapitalization of the Common Stock), in each case as a result of which shares of Common Stock shall be converted into the right to receive stock, securities or other property (including cash or any combination thereof) (each of the foregoing transactions being referred to as a "Fundamental Change Transaction"), then the shares of Series A Preferred remaining outstanding will thereafter no longer be subject to conversion into Common Stock pursuant to this Section, but instead each share shall be convertible into the kind and amount of stock and other securities and property receivable (including cash) upon the consummation of such Fundamental Change Transaction by a holder of that number of shares of Common Stock into which one share of Series A Preferred was convertible immediately prior to such Fundamental Change Transaction (including an immediate adjustment of the Conversion Price if by reason of or in connection with such merger, consolidation, statutory share exchange, sale or recapitalization any securities are issued or event occurs which would, under the terms hereof, require an adjustment of the Conversion Price), assuming such holder of Series A Preferred has failed to elect to have all or a part of such holder's shares redeemed or otherwise acquired. The provisions of this paragraph shall similarly apply to successive Fundamental Change Transactions.

    SECTION 9. RANKING. For purposes of the distribution of assets upon liquidation, dissolution or winding up of the Corporation, (i) the Junior Securities shall rank junior to the Series A Preferred and (ii) the Parity Securities shall rank on a parity with the Series A Preferred.

    SECTION 10. RECORD HOLDERS. The Corporation may deem and treat the record holder of any shares of Series A Preferred as the true and lawful owner thereof for all purposes, and the Corporation shall not be affected by any notice to the contrary.

    SECTION 11. NOTICE. Except as may otherwise be provided by law or provided for herein, all notices referred to herein shall be in writing, and all notices hereunder shall be deemed to have been given upon receipt, in the case of a notice of conversion given to the Corporation, or, in all other cases, upon the earlier of receipt of such notice or three Business Days after the mailing of such notices sent by Registered Mail (unless first-class mail shall be specifically permitted for such notice under the terms hereof) with postage prepaid, addressed: If to the Corporation, to its principal executive offices or to any agent of the Corporation designated as permitted hereby; or if to a holder of the Series A Preferred, to such holder at the address of such holder of the Series A Preferred as listed in the stock record books of the Corporation, or to such other address as the Corporation or holder, as the case may be, shall have designated by notice similarly given.

    SECTION 12. SUCCESSORS AND TRANSFEREES. The provisions applicable to shares of Series A Preferred shall bind and inure to the benefit of and be enforceable by the Corporation, the respective successors to the Corporation, and by any record holder of shares of Series A Preferred.


        RESOLVED FURTHER, that the appropriate officers of the Corporation be, and they are hereby, authorized and directed from time to time to execute such certificates, instruments or other documents and do all such things as may be necessary or advisable in their discretion in order to carry out the terms hereof, including the filing with the Secretary of State for the State of Delaware of a copy of the foregoing resolution executed by an officer of the Corporation.

Dated: January ___, 2000
                                          PETROGLYPH ENERGY, INC.



                                          By:
                                             ----------------------------------
                                             Name:
                                                  -----------------------------
                                             Title:
                                                   ----------------------------

                                                                      APPENDIX I



ITEM 6.     SELECTED FINANCIAL DATA

     The following selected consolidated financial data should be read in conjunction with "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's consolidated financial statements and related notes included in "Item 8. Consolidated Financial Statements and Supplementary Data."


                                                                                      YEAR ENDED DECEMBER 31,
                                                                 ----------------------------------------------------------------
                                                                   1998          1997          1996          1995          1994
                                                                 --------      --------      --------      --------      --------
                                                                   (in thousands, except per share amounts and operating data)
STATEMENT OF OPERATIONS DATA:
   Operating revenues:
       Oil sales ...........................................     $  2,912      $  3,735      $  4,459      $  3,217      $  1,644
       Natural gas sales ...................................        1,366         1,070           999         1,016           796
       Other ...............................................          190            61            --            36            45
                                                                 --------      --------      --------      --------      --------
           Total operating revenues ........................        4,468         4,866         5,458         4,269         2,485
                                                                 --------      --------      --------      --------      --------
   Operating expenses:
       Lease operating .....................................        1,927         1,560         2,369         2,260         1,601
       Production taxes ....................................          218           179           249           188            89
       Exploration costs ...................................          193            --            69           376            70
       Depreciation, depletion and amortization ............        1,866         1,852         2,806         2,302         1,977
       Impairments .........................................        4,848            --            --           109            --
       General and administrative ..........................        2,129         1,300           902         1,064           956
                                                                 --------      --------      --------      --------      --------
           Total operating expenses ........................       11,181         4,891         6,395         6,299         4,693
                                                                 --------      --------      --------      --------      --------
   Operating loss ..........................................       (6,713)          (25)         (937)       (2,030)       (2,208)
   Other income (expenses):
       Interest income (expense), net ......................          407           114            40          (216)          (93)
       Gain (loss) on sales of property and
           equipment, net ..................................           59            12         1,384          (138)           44
                                                                 --------      --------      --------      --------      --------
   Net income (loss) before income taxes ...................       (6,247)          101           487        (2,384)       (2,257)
   Income tax benefit (expense) (1) ........................        2,062        (2,514)         (190)           --            --
                                                                 --------      --------      --------      --------      --------
   Net income (loss) .......................................     $ (4,185)     $ (2,413)     $    297      $ (2,384)     $ (2,257)
                                                                 ========      ========      ========      ========      ========
Supplemental earnings (loss) per
   common share (2) ........................................     $   (.77)     $   (.73)     $    .11      $   (.84)     $   (.80)
STATEMENT OF CASH FLOWS DATA:
   Net cash provided by (used in):
       Operating activities ................................     $ (1,467)     $  1,633      $  4,129      $    347      $    (67)
       Investing activities ................................      (20,535)      (15,514)          303        (9,580)       (8,131)
       Financing activities ................................        7,331        28,982        (3,930)       10,049         8,119
OTHER FINANCIAL DATA:
   Capital expenditures ....................................     $ 20,623      $ 16,260      $  8,665      $ 10,443      $  8,277
   Adjusted EBITDA (3) .....................................          253         1,839         3,322           619          (117)
   Operating cash flow (4) .................................          601         1,896         2,024           608          (233)
BALANCE SHEET DATA:
   Cash and cash equivalents ...............................     $  2,008      $ 16,679      $  1,578      $  1,075      $    258
   Working capital .........................................        1,952        14,873          (541)        1,133           113
   Total assets ............................................       46,035        46,714        17,470        17,598         9,685
   Total long-term debt ....................................        7,500            --            52         3,900         1,800
   Total stockholders' equity ..............................       35,312        39,498        12,695        12,207         6,592


(1) Tax information for 1996 is shown as pro forma to reflect income tax expense as if Partnership income were subject to federal income tax.
(2) Weighted average common shares outstanding used in the calculation of earnings (loss) per common share for each of the five years ended December 31, 1998 were 5,458,333 for 1998, 3,326,826 for 1997 and 2,833,333 (pro
     forma) shares for 1996, 1995 and 1994.

(3) Adjusted EBITDA (as used herein) is calculated by adding interest, income taxes, depreciation, depletion and amortization, impairments and exploration costs to net income (loss). Interest includes interest expense accrued and amortization of deferred financing costs. The Company did not incur impairment expense for any period reported except for $4,848,000 for the year ended December 31, 1998 and $109,000 for the year ended December 31, 1995. Exploration costs were $193,000, zero, $69,000, $376,000 and
     $70,000 for each of the years ended December 31, 1998, 1997, 1996, 1995 and 1994, respectively. Adjusted EBITDA is presented not as a measure of operating results, but rather as a measure of the Company's operating performance and ability to service debt. Adjusted EBITDA is not intended to represent cash flows for the period; nor has it been presented as an alternative to net income (loss) or operating income (loss); nor as an indicator of the Company's financial or operating performance. Management believes that Adjusted EBITDA provides supplemental information about the Company's ability to meet its future requirements for debt service, capital expenditures and working capital. Management monitors trends in Adjusted EBITDA, as well as the trends in revenues and net income (loss), to aid it in managing its business. Adjusted EBITDA should not be considered in isolation, as a substitute for measures of performance prepared in accordance with generally accepted accounting principles or as being comparable to other similarly titled measures of other companies, which are not necessarily calculated in the same manner. (4) Operating cash flow is defined as net income plus adjustments to net income to arrive at net cash provided by operating activities before changes in working capital.


ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     The following table sets forth certain operating data of the Company for the periods presented:


                                                                                        YEAR ENDED DECEMBER 31,
                                                                              -----------------------------------------
                                                                                1998            1997            1996
                                                                              ---------       ---------       ---------
PRODUCTION DATA(1):
   Oil (Bbls)..........................................................         261,817         251,631         262,910
   Natural Gas (Mcf)...................................................         679,992         537,466         553,770
       Total (BOE).....................................................         375,149         341,209         355,205
AVERAGE SALES PRICE PER UNIT(2):
   Oil (per Bbl)(3)....................................................       $   11.12       $   14.84       $   16.96
   Natural Gas (per Mcf)...............................................            2.01            1.99            1.80
   BOE.................................................................           11.40           14.08           15.36
COSTS PER BOE:
   Lease operating expense.............................................       $    5.14       $    4.57       $    6.67
   Production and property taxes.......................................            0.58             .52            0.70
   General and administrative..........................................            5.67            3.81            2.54
   Depreciation, depletion and amortization............................            4.97            5.43            7.90
   Average finding costs(4)............................................            0.85            3.00            2.86

--------------------

(1) The Company's 1997 oil and gas production volumes include the effect of the sale of a 50% interest in its Antelope Creek properties in June 1996 and the sale of certain non-strategic properties in late 1996 and early 1997.
(2)  Before deduction of production taxes.
(3) Excluding the effects of crude oil hedging transactions and amortization of deferred revenue, the weighted average sales price per Bbl of oil was $9.65, $15.52 and $20.22 for the years ended December 31, 1998, 1997 and 1996, respectively.
(4) The calculation of average finding costs for the years ended December 31, 1997 and 1996 includes a change in future development costs of $2.7 million and $16.5 million, respectively. Average finding cost per BOE excluding these amounts were $2.37 and $.85 for the years ended December 31, 1997 and 1996, respectively. The calculation of average finding cost for the year ended December 31, 1998 includes a reduction in future development costs of $13.3 million as a result of a decline in the Company's proved undeveloped reserves due to low year-end oil prices. 1998 average finding cost excluding future development cost is not meaningful.

     The Company uses the successful efforts method of accounting for its oil and natural gas activities. Costs to acquire mineral interests in oil and natural gas properties, to drill and equip exploratory wells that result in proved reserves, and to drill and equip development wells are capitalized. Costs to drill exploratory wells that do not result in proved reserves, geological, geophysical and seismic costs, and costs of carrying and retaining properties that do not contain proved reserves are expensed. Costs of significant nonproducing properties, wells in the process of being drilled and development projects are excluded from depletion until such time as the related project is developed and proved reserves are established or impairment is determined.

     The Company's predecessor was classified as a partnership for federal income tax purposes. Therefore, no income taxes were paid or provided for by the Company prior to the Conversion. Future tax amounts, if any, will be dependent upon several factors, including but not limited to the Company's results of operations.

RESULTS OF OPERATIONS

     Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

     OPERATING REVENUES

     Oil revenues decreased by $823,000 (22%) to $2,912,000 for the year ended December 31, 1998 as compared to $3,735,000 for 1997 primarily as a result of a $3.72 (25%) decline in average oil sales prices from $14.84 per Bbl in 1997 to $11.12 in 1998. The average oil sales price of $11.12 per Bbl includes the effects of a crude oil hedge gain of $386,000. The Company's average oil sales price for the year ended December 31, 1998, excluding the effects of the hedge gain, was $9.65 per Bbl.

     Natural gas revenues increased by $296,000 (28%) to $1,366,000 for the year ended December 31, 1998 as compared to $1,070,000 for 1997 primarily as a result of an increase in the gas sales volumes of 143,000 Mcf (27%). The increase in gas sales volumes is attributable to successful drilling activities in Utah and Texas during the year, offset by normal production declines on existing wells.

     OPERATING EXPENSES

     Lease operating expenses increased $367,000 (24%) to $1,927,000 for the year ended December 31, 1998 as compared to $1,560,000 for the year ended December 31, 1997. This increase is a result of an increase in the average number of operated wells and facilities between 1997 and 1998, a 10% increase in allowable overhead charges per well, and an increase in expensed remediation charges from unsuccessful workovers on the Company's Texas properties. In addition, the Company's lease operating expenses on a per BOE basis increased by $0.57 (12%) to $5.14 per BOE during 1998 as compared to $4.57 per BOE for 1997 as a result of the overhead increases and remediation charges mentioned above.

     Depreciation, depletion and amortization expense declined $0.46 (8%) on a per BOE basis to $4.97 for the year ended December 31, 1998, as compared to $5.43 for the year ended December 31, 1997. The decline is a result of increasing reserves in proved developed categories between periods.

     Exploration costs increased to $193,000 for the year ended December 31, 1998 from zero for the year ended December 31, 1997, as two exploratory wells drilled during the year, one in the Raton Basin and one on the Company's Texas acreage, were plugged and abandoned. This compares to 1997 when all of the Company's exploratory drilling activities were successful and no geological and geophysical work was performed.

     General and administrative expenses increased by $829,000 (64%) to $2,129,000 for the year ended December 31, 1998, as compared to $1,300,000 for the year ended December 31, 1997. This increase was the result of an increase in engineering, geological and administrative staff as the Company prepared for increased development activity and increased accounting staff necessary to meet the reporting requirements associated with being a public company. The increase was enhanced by severance and related items incurred in the fourth quarter of 1998 as the Company implemented staff reductions brought on by reduced drilling activity and low commodity prices.

     OTHER INCOME (EXPENSES)

     Interest income (expense) net, for the year ended December 31, 1998, increased $293,000 to $407,000 as compared to $114,000 for the year ended December 31, 1997 primarily as a result of increased interest earned on the invested proceeds from the Offering.

     Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

     OPERATING REVENUES

     Oil revenues decreased by 16% to $3,735,000 for the year ended December 31, 1997 as compared to $4,459,000 for 1996 primarily as a result of an 11,000 Bbl decrease in the Company's oil production volume and a decline in average oil sales prices from $16.96 per Bbl in 1996 to $14.84 in 1997. The decline in the Company's oil production is due to the sale of a 50% interest in the Utah properties in June 1996 and the sale of certain other non-strategic properties between the third quarter of 1996 and the first quarter of 1997, partially offset by increased production volume from the Company's remaining 50% interest in the Utah properties as a result of the Company's aggressive drilling program on its Utah properties beginning in the second half of 1996. The decline in average oil sales price of $2.12 per Bbl was due to a reduction in demand for the Company's production as a result of a temporary maintenance shutdown during 1996 and early 1997 of one of the refineries which is a primary user of the Company's Utah production, a crude oil hedge loss of $132,000 and amortization of deferred revenue of $46,000. The Company's average oil sales price for the year ended December 31, 1997, excluding the effects of the hedge loss and amortization of deferred revenue was $15.52 per Bbl.

     Natural gas revenues increased by 7% to $1,070,000 for the year ended December 31, 1997, as compared to $999,000 for 1996 primarily as a result of an increase in the average natural gas sales price to $1.99 per Mcf during the year ended December 31, 1997, as compared to $1.80 per Mcf for 1996. The increase in natural gas prices was partially offset by a decline in natural gas production of 16,000 Mcf primarily due to dispositions of certain non-strategic natural gas properties during 1996, the sale of a 50% interest in the Utah properties in June 1996 and the inception of the secondary oil recovery program on the Company's Utah properties in mid-1996. These declines in natural gas production volumes were offset by increased natural gas production volumes related to the Company's remaining 50% interest in the Utah properties as a result of the Company's aggressive drilling program on the properties beginning in the second half of 1996.

     OPERATING EXPENSES

     Lease operating expenses decreased by 34% to $1,560,000 for the year ended December 31, 1997, as compared to $2,369,000 for 1996 primarily as a result of the sale of a 50% interest in the Company's Utah properties in June 1996 and the sale of certain other non-strategic oil and natural gas properties between the third quarter of 1996 and the first quarter of 1997, partially offset by an increase in the number of producing wells in which the Company has an interest due to the aggressive drilling program on the Company's Utah properties, which began in the second half of 1996. In addition, the Company's lease operating expenses on a per BOE basis declined by 31% to $4.57 per BOE during 1997 as compared to $6.67 per BOE for 1996. This decline in lease operating expenses per BOE is due to the benefits of improved economies of scale from increasing production volumes from the Utah properties and the Company's continued focus on reduction of operating costs through improved efficiencies. This decline was partially offset by a significant increase in per BOE production costs of the Company's non-Utah properties due to several workovers performed during 1997.

     Depreciation, depletion and amortization expense decreased by 34% to $1,852,000 for the year ended December 31, 1997, as compared to $2,806,000 for 1996 primarily as a result of a significant increase in proved reserves in 1997 as a result of the Company's aggressive drilling program which began in the second half of 1996, the sale of the 50% interest in the Company's Utah properties in June 1996 and the sale of certain other non-strategic oil and natural gas properties in the third quarter of 1996 through the first quarter of 1997. These items were partially offset by increased production from the Company's remaining interest in the Utah properties.

Exploration costs declined to zero for the year ended December 31, 1997 from $69,000 for 1996, as all of the Company's exploratory drilling activities were successful during the period and no geological and geophysical work was performed.

     General and administrative expenses increased by 44% to $1,300,000 for the year ended December 31, 1997, as compared to $902,000 for 1996. This increase was the result of an increase in engineering, geological and administrative staff necessary for the increased development activity and increased accounting staff needed to meet the increased reporting requirements associated with being a public company.

     OTHER INCOME (EXPENSES)

     Interest income (expense) net, for the year ended December 31, 1997, increased to $114,000 as compared to $40,000 in 1996 primarily as a result of interest earned on the proceeds from the Offering, partially offset by an increase in average outstanding debt during 1997.

     Gain on sales of property and equipment declined to $12,000 for the year ended December 31, 1997, as compared to $1,384,000 for 1996 due to gains recognized from the sale of a 50% interest in the Company's Utah properties in June 1996 and sales of non-strategic oil and gas properties in the third quarter of 1996.

     INCOME TAX EXPENSE

     Income tax expense increased for the year ended December 31, 1997 to $2,514,000 as compared to the pro forma amount of $190,000 for the same period in 1996. This increase is due to the impact of a one-time, non-cash charge associated with the adoption of SFAS No. 109, "Accounting for Income Taxes." SFAS No. 109 required that the net deferred tax liabilities of the Company on the date of the Conversion be recognized as a component of income tax expense. The Company recognized $2,475,000 in net deferred tax liabilities and income tax expense on the date of the Conversion.

LIQUIDITY AND CAPITAL RESOURCES

     Capital Expenditures

     The Company requires capital primarily for the exploration, development and acquisition of oil and natural gas properties, the repayment of indebtedness and general working capital purposes.

     The following table sets forth costs incurred by the Company in its exploration, development and acquisition activities during the periods indicated.


                                                       YEAR ENDED DECEMBER 31,
                                             -------------------------------------------
                                                1998            1997            1996
                                             -----------     -----------     -----------
Acquisition costs:
       Unproved properties .............     $ 7,141,142     $ 1,721,636     $   490,487
       Proved properties ...............          42,533         147,387              --
Development costs ......................      10,123,616      10,003,468       6,983,715
Exploration costs ......................         192,526              --              --
Improved recovery costs ................              --         895,317         327,027
                                             -----------     -----------     -----------
Total ..................................     $17,499,817     $12,767,808     $ 7,801,229
                                             ===========     ===========     ===========

     Due to continued low oil prices, in the second quarter of 1998, the Company shifted its focus from developing its Uinta Basin oil reserves to drilling and exploiting its Raton Basin methane gas properties. The Company's 1999 waterflood development plans in the Uinta Basin are limited by low oil prices and the resulting cash flow constraints to maximizing injected water volumes through a series of injector well conversions. The Company does not anticipate drilling new producing wells in the Uinta Basin in 1999, but rather intends to convert up to 17 gross (8.5 net) wells at a projected cost of up to $1.5 million, in order to enhance injected water rates and reduce the time required to repressurize the reservoir on a field-wide basis. Additionally, the Company plans to aggressively withdraw water from 17 pilot coalbed methane wells in the Raton Basin. If the dewatering process is successful in reducing water levels and pressures within the reservoir to the point where commercial quantities of gas are produced from several wells within the pilot area, the Company intends to drill up to 10 additional wells in 1999 at an estimated cost of up to $2.5 million. Finally, in cooperation with an industry partner, the Company plans to drill at least four gross (3 net) wells in Victoria and DeWitt Counties in South Texas.

     The funding of additional capital expenditures beyond the first quarter of 1999 will be dependent upon the Company's ability to realize proceeds from future asset sales and increased operating cash flow, whether as result of successful operations in the Raton Basin, improvements in prevailing commodity prices or otherwise. While the Company anticipates receiving funds from these sources during 1999, to the extent such funds are not available in the amounts or at the times needed, additional 1999 capital expenditures will likely be curtailed and the Company may be required to take further measures to reduce the size and scope of its business.

     Cash Flow and Working Capital

     Cash used in operating activities was $1,467,000 for the year ended December 31, 1998. The Company used cash on hand, proceeds from sales of property and equipment of $88,000, draws on its revolving line of credit of $7,500,000 and the remaining Offering proceeds to finance $20,623,000 of capital spending to drill 40 and complete 36.5 net wells, convert 15 gross (7.5 net) wells to injector status, acquire additional undeveloped acreage and build a gas gathering and water distribution system in the Raton Basin.

     Cash provided by operating activities was $1,633,000 for the year ended December 31, 1997. The Company used cash on hand, proceeds from sales of property and equipment of $746,000, draws on its revolving line of credit of $10,000,000 and a portion of the Offering proceeds to finance $16,260,000 of capital spending to drill and complete 29 net wells, acquire the Raton Basin acreage and pipeline and complete the water distribution system in the Company's Antelope Creek Field. Additionally, the Company incurred $1,485,000 in organization and financing costs associated with the Offering and renewing the Credit Agreement. During the fourth quarter of 1997, the Company completed its initial public offering of 2,625,000 shares of common stock at $12.50 per share, including 125,000 shares of the underwriters' over-allotment option, resulting in net proceeds to the Company of $30,516,000. Approximately $10,000,000 of the net proceeds were used to eliminate all outstanding amounts under the Credit Agreement. As a result of this activity, the Company's working capital increased from a deficit of ($541,000) to a positive of $14,872,000. The balance of the proceeds was utilized to develop production and reserves in the Company's core Uinta Basin and Raton Basin development properties and for other working capital needs.

     The Company believes that cash on hand, proceeds from future asset sales, revenues and availability under the Credit Agreement, if any, will be adequate to support its budgeted working capital and capital expenditure requirements for at least the next 12 months. The Company anticipates that proceeds from sales of assets will provide additional capital to fund its debt reduction plans and position the Company to better take advantage of acquisition opportunities and fund its discretionary capital budget. The Company believes that after 1999 it will require a combination of additional financing and cash flow from operations to implement its future development plans. The Company currently does not have any arrangements with respect to, or sources of, additional financing other than the Credit Agreement, and there can be no assurance that any additional financing will be available to the Company on acceptable terms, if at all. In the event sufficient capital is not available, the Company may be unable to develop its Uinta Basin and Raton Basin properties in accordance with its planned schedule.

     Financing

     In September 1997, the Company entered into the Amended and Restated Loan Agreement with the Chase Manhattan Bank ("Chase"), (as amended, the "Credit Agreement"). The Credit Agreement included a $20.0 million combination credit facility with a two-year revolving credit facility and an original borrowing base of $7.5 million to be redetermined semi-annually ("Tranche A"), which was set to expire on September 15, 1999, at which time all balances outstanding under Tranche A would have converted to a term loan expiring on September 15, 2002. Additionally, the Credit Agreement contained a separate revolving facility of $2.5 million ("Tranche B"), which was set to expire on March 15, 1999. The Company utilized a portion of the proceeds from the Offering to eliminate all outstanding amounts under the Credit Agreement in October, 1997. With the repayment of the Tranche B indebtedness, the $2.5 million under that portion of the Credit Agreement was no longer available to the Company. Effective September 30, 1998, the Company amended the Credit Agreement with Chase, (the "Amendment"). The Amendment increased the credit facility to $50.0 million with a two-year revolving credit facility and an original borrowing base of $15.0 million to be redetermined quarterly beginning December 31, 1998. The next scheduled borrowing base redetermination date is March 31, 1999. Because of historically low crude oil prices, management expects the borrowing base amount available under the Credit Agreement will decline from the current level of $15.0 million. Although the borrowing base amount ultimately determined by Chase is outside of the Company's control, management believes the borrowing base amount will not be reduced below the current outstanding balance of $8.5 million. The revolving credit facility expires on September 30, 2000, at which time all outstanding balances will convert to a term loan expiring on September 30, 2003. Interest on outstanding borrowings is calculated, at the Company's option, at either Chase's prime rate or the London Interbank Offer Rate plus a margin determined by the amount outstanding under the facility.

INFLATION AND CHANGES IN PRICES

     The Company's revenue and the value of its oil and natural gas properties have been, and will continue to be, affected by levels of and changes in oil and natural gas prices. The Company's ability to obtain capital through borrowings and other means is also substantially dependent on prevailing and anticipated oil and natural gas prices. Oil and natural gas prices are subject to significant seasonal and other fluctuations that are beyond the Company's ability to control or predict. In an attempt to manage this price risk, the Company periodically engages in hedging transactions.

     Currently, annual inflation in terms of the decrease in the general purchasing power of the dollar is running much below the general annual inflation rates experienced in the past. While the Company, like other companies, continues to be affected by fluctuations in the purchasing power of the dollar, such effect is not currently considered significant.

HEDGING TRANSACTIONS

     The Company has historically entered into hedging contracts of various types in an attempt to manage price risk with regard to a portion of the Company's crude and natural gas production. While use of these hedging arrangements limit the downside risk of price declines, such arrangements may also limit the benefits which may be derived from price increases.

     The Company has used various financial instruments such as collars, swaps and futures contracts in an attempt to manage its price risk. Monthly settlements on these financial instruments are typically based on differences between the fixed prices specified in the instruments and the settlement price of certain future contracts quoted on the NYMEX or certain other indices. The instruments used by the Company for oil hedges have not contained a contractual obligation which requires or allows the future physical delivery of the hedged products.

     The Company had two open hedge contracts at December 31, 1998, which are crude oil collars on 159,000 Bbls of oil during 1999 and 72,000 Bbls of oil during 2000, with floor prices of $17.00 and $14.00 per Bbl, respectively, and ceiling prices of $22.00 and $16.00 per Bbl, respectively, indexed to the NYMEX light crude future settlement price. See Note 8 to the Notes to Consolidated Financial Statements. During March 1999, the Company liquidated the hedge contract covering 72,000 Bbls in the year 2000 for approximately $16,000.

YEAR 2000 ISSUES

     The Company is aware of the date sensitivity issues associated with the programming code in many existing computer systems and devices with embedded technology. The "Year 2000" problem concerns the inability of information and technology-based operating systems to properly recognize and process date-sensitive information beyond December 31, 1999. The risk is that computer systems will not properly recognize "00" in date sensitive information when the year changes to 2000, which could cause system failures or miscalculations, resulting in the potential disruption of business.

     The management of the Company believes it is appropriately addressing the Company's business and financial risk associated with the Year 2000 issue. In response to the potential impact of the Year 2000 issue on the Company's business and operations, the Company has formed a Year 2000 Team (the "Team"), consisting of members of senior management and the Information Systems Manager. The Team is developing a program around the following major areas:

     o    Information technology and systems
     o    Process controls and embedded technology
     o Third party service and supply providers, customers and governmental entities

     The information technology and systems of the Company are believed to be Year 2000 compliant. Activity in this area included installing and testing software upgrades and service releases supplied by vendors and testing the processing ability of hardware and computer equipment with embedded technology. Most of these upgrades were system replacements conducted in 1996 and 1997 to improve business efficiencies and functionality and were not undertaken solely to address Year 2000 issues. As such, management believes the Year 2000 issues with respect to the Company's information technology and systems will not have a significant potential effect on the Company's financial position or operations.

     The process controls and embedded technology area is in the assessment phase with approximately 70% of the evaluation process in the remediation and verification phases. Field level processors, meters and equipment utilized by the Company are not expected to contain embedded technology such as microprocessors. However, the Company continues to conduct internal evaluations and hold discussions with suppliers to ensure appropriate measures are taken to minimize the impact to operations caused by any unidentified company or third party Year 2000 issues. The Company also relies on non-information technology systems such as telephones, facsimile machines, security systems and other equipment which may have embedded technology such as micro-processors, which may or may not be Year 2000 compliant. Management believes any such disruption is not likely to have a significant effect on the Company's financial position or operations. Management anticipates a complete evaluation of this area by the end of the second quarter 1999.

     The third-party suppliers, vendors, partners, customers and governmental entities area is currently in the assessment phase with approximately 50% in the remediation and verification phase. Formal communications have been initiated with vendors, suppliers, customers and others with whom the Company has significant business relationships. The Company continues to evaluate responses and make additional inquiries as needed. Since the Company is in the process of collecting this information from third parties, management cannot currently determine whether third party compliance issues will materially affect its operations. However, the Company is not currently aware of any third party issues that would cause a significant business disruption. Management anticipates a complete evaluation of this area to conclude by the end of the second quarter 1999.

     The total cost of the Company's Year 2000 program is not expected to be material to the Company's financial position. Not including the cost of replacing its information systems between 1996 and 1997, the Company anticipates spending a total of $75,000 during the remainder of 1999 for Year 2000 related modifications and testing. Expenditures during 1998 for computers and peripheral hardware and software and software support were approximately $160,000. These expenditures were made in the normal course of business and not necessarily for the purpose of resolving Year 2000 problems.

     The company is developing contingency plans in the unlikely event that portions of its Year 2000 program are inadequate. The Company believes that the most likely worst case Year 2000 scenarios are as follows: (i) unanticipated Year 2000 induced failures in information systems could cause a reliance on manual contingency procedures and significantly reduce efficiencies in the performance of certain normal business activities; (ii) slow downs or disruptions in the third party supply chain due to Year 2000 causes could result in operational delays and reduced efficiencies in the performance of certain normal business activities. Manual systems and other procedures are being considered to accommodate significant disruptions that could be caused by system failures. When possible, alternative providers are being identified in the event certain critical suppliers become unable to provide an acceptable level of service to the Company. The Company's contingency plans should be completed by the end of the third quarter 1999.

CAUTIONARY STATEMENTS FOR PURPOSE OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

     Petroglyph or its representatives may make forward looking statements, oral or written, including statements in this report, press releases and filings with the SEC, regarding estimated future net revenues from oil and natural gas reserves and the present value thereof, planned capital expenditures (including the amount and nature thereof), increases in oil and gas production, the number of wells the Company anticipates drilling in specified periods and the Company's financial position, business strategy and other plans and objectives for future operations. Although the Company believes that the expectations reflected in these forward looking statements are reasonable, there can be no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected effects on its business or operations. Among the factors that could cause actual results to differ materially from the Company's expectations are risks inherent in drilling and other development activities, the timing and event of changes in commodity prices, unforeseen engineering and mechanical or technological difficulties in drilling wells and implementing enhanced oil recovery programs, the availability, proximity and capacity of refineries, pipelines and processing facilities, shortages or delays in the delivery of equipment and services, land issues, federal and state regulatory developments and other factors set forth among the risk factors noted below or in the description of the Company's business in Item 1 of this report. All subsequent oral and written forward looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. The Company assumes no obligation to update any of these statements.

     VOLATILITY OF OIL AND NATURAL GAS PRICES. The Company's revenues, operating results, profitability and future growth and the carrying value of its oil and natural gas properties are substantially dependent upon the prices received for the Company's oil and natural gas. Historically, the markets for oil and natural gas have been volatile and such volatility may continue or recur in the future. Various factors beyond the control of the Company will affect prices of oil and natural gas, including the worldwide and domestic supplies of oil and natural gas, the ability of the members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls, political instability or armed conflict in oil or natural gas producing regions, the price and level of foreign imports, the level of consumer demand, the price, availability and acceptance of alternative fuels, the availability of pipeline capacity, weather conditions, domestic and foreign governmental regulations and taxes and the overall economic environment.

     Any significant decline in the price of oil or natural gas would adversely affect the Company's revenues, operating income (loss) and cash flow and could require an impairment in the carrying value of the Company's oil and natural gas properties.

     UNCERTAINTY OF RESERVE INFORMATION AND FUTURE NET REVENUE ESTIMATES. There are numerous uncertainties inherent in estimating quantities of proved oil and natural gas reserves and their values, including many factors beyond the Company's control. Estimates of proved undeveloped reserves and reserves recoverable through enhanced oil recovery techniques, which comprise a significant portion of the Company's reserves, are by their nature uncertain. The reserve information set forth in this report represents estimates only. Although the Company believes such estimates to be reasonable, reserve estimates are imprecise and should be expected to change as additional information becomes available.

     Estimates of oil and natural gas reserves, by necessity, are projections based on engineering data, and there are uncertainties inherent in the interpretation of such data as well as the projection of future rates of production and the timing of development expenditures. Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that are difficult to measure. The accuracy of any reserve estimate is a function of the quality of available data, engineering and geological interpretation and judgment. In particular, given the early stage of the Company's development programs, the ultimate effect of such programs is difficult to ascertain. Estimates of economically recoverable oil and natural gas reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions, such as historical production from the area compared with production from other producing areas, the assumed effects of improved recovery techniques such as the enhanced oil recovery techniques utilized by the Company, the assumed effects of regulations by governmental and tribal agencies and assumptions concerning future oil and natural gas prices, future operating costs, severance and excise taxes, development costs and workover and remedial costs, all of which may in fact vary considerably from actual results. For these reasons, estimates of the economically recoverable quantities of oil and natural gas attributable to any particular group of properties, classifications of such reserves based on risk of recovery and estimates of the future net cash flows expected therefrom may vary substantially. Any significant variance in the assumptions could materially affect the estimated quantity and value of the reserves. Actual production, revenues and expenditures with respect to the Company's reserves will likely vary from estimates, and such variances may be material.

     The PV-10 referred to in this report should not be construed as the current market value of the estimated oil and natural gas reserves attributable to the Company's properties. In accordance with applicable requirements, the estimated discounted future net cash flows from proved reserves are based on prices and costs as of the date of the estimate, whereas actual future prices and costs may be materially higher or lower. Actual future net cash flows also will be affected by factors such as the amount and timing of actual production, supply and demand for oil and natural gas, refinery capacity, curtailments or increases in consumption by natural gas purchasers and changes in governmental regulations or taxation. The timing of actual future net cash flows from proved reserves, and thus their actual present value, will be affected by the timing of both the production and the incurrence of expenses in connection with development and production of oil and natural gas properties. In addition, the 10% discount factor, which is required to be used to calculate discounted future net cash flows for reporting purposes, is not necessarily the most appropriate discount factor based on interest rates in effect from time to time and risks associated with the Company or the oil and natural gas industry in general.

     LIMITED OPERATING HISTORY. The Company, which began operations in April 1993, has a limited operating history upon which the Company's stockholders may base their evaluation of the Company's performance. As a result of its brief operating history, expanded drilling program and change in the Company's mix of properties during such period as a result of its acquisition and disposition of properties, the operating results from the Company's historical periods may not be indicative of future results. There can be no assurance that the Company will continue to experience growth in, or maintain its current level of, revenues, oil and natural gas reserves or production.

     HISTORY OF OPERATING LOSSES AND NET LOSSES. The Company has experienced operating losses in each year since its inception in 1993, including an operating loss of approximately $1,865,000 excluding the effect of a $4.8 million impairment in 1998. Excluding the effect of the $1.3 million gain on the sale of the 50% interest in Antelope Creek in 1996, the Company also has experienced net losses in each year since its inception. Although the Company expects its results of operations to improve as it develops its Uinta Basin and Raton Basin assets, there is no assurance that the Company will achieve, or be able to sustain, profitability.

     EARLY STAGES OF DEVELOPMENT ACTIVITIES. The Company's development plan includes (i) the drilling of development and exploratory wells in the Uinta Basin when oil prices improve to reasonable levels, together with injection well conversions that are intended to repressurize producing reservoirs in the Lower Green River formation, (ii) subject to observing increasing commercial gas production from several of the 17 pilot wells, the drilling of additional wells in connection with the development of a coalbed methane project in the Raton Basin and (iii) the use of 3-D seismic technology to exploit its properties in South Texas. The success of these projects will be materially dependent on whether the Company's development and exploratory wells can be drilled and completed as commercially productive wells, whether the enhanced oil recovery techniques can successfully repressurize reservoirs and increase the rate of production and ultimate recovery of oil and natural gas from the Company's acreage in the Uinta Basin and whether the Company can successfully implement its planned coalbed methane project on its acreage in the Raton Basin. Although the Company believes the geologic characteristics of its project areas reduce the probability of drilling nonproductive wells, there can be no assurance that the Company will drill productive wells. If the Company drills a significant number of nonproductive wells, the Company's business, financial condition and results of operations would be materially adversely affected. While the Company's pilot enhanced oil recovery projects in the Uinta Basin have indicated that rates of oil production can be increased, the repressurization takes place over a period of approximately two years and depends heavily on the amount and rates of injected water, with full response occurring after approximately five years; therefore, the ultimate effect of the enhanced oil recovery operations will not be known for several years. Ultimate recoveries of oil and natural gas from the enhanced oil recovery programs may also vary at different locations within the Company's Uinta Basin properties. Accordingly, due to the early stage of development, the Company is unable to predict whether its development activities in the Uinta Basin will meet its expectations. In the event the Company's enhanced oil recovery program does not effectively increase rates of production or ultimate recovery of oil reserves, the Company's business, financial condition and results of operation will likely be materially adversely affected.

RISKS ASSOCIATED WITH OPERATING IN THE UINTA BASIN

     Concentration in Uinta Basin. The Company's properties in the Greater Monument Butte Region of the Uinta Basin constitute the majority of the Company's existing inventory of producing properties and drilling locations. Approximately 53% of the Company's 1998 capital expenditures of approximately $20.6 million was dedicated to developing the Company's enhanced oil recovery projects in this area. There can be no assurance that the Company's operations in the Uinta Basin will yield positive economic returns. Failure of the Company's Uinta Basin properties to yield significant quantities of economically attractive reserves and production would have a material adverse impact on the Company's financial condition and results of operations.

     Limited Refining Capacity for Uinta Basin Black Wax. The marketability of the Company's oil production depends in part upon the availability, proximity and capacity of refineries, pipelines and processing facilities. The crude oil produced in the Uinta Basin is known as "black wax" or "yellow wax" and has a higher paraffin content than crude oil found in most other major North American basins. Currently, the most economic markets for the Company's black wax production are five refineries in Salt Lake City that have limited facilities to refine efficiently this type of crude oil. Because these refineries have limited capacity, any significant increase in Uinta Basin "black wax" production or temporary or permanent refinery shutdowns due to maintenance, retrofitting, repairs, conversions to or from "black wax" production or otherwise could create an over supply of "black wax" in the market, causing prices for Uinta Basin oil to decrease. Since July 1996, the posted prices for Uinta Basin oil production have been lower than major national indexes for crude oil. The Company believes these differences are attributable to one or more market factors, including refinery capacity constraints caused by the increase in supply of Uinta Basin "black wax" production resulting from the recent drilling activity or the reaction to the availability of additional non-Uinta Basin crude oil production associated with a new pipeline. There can be no assurance that prices will return to historical levels or that other price declines related to supply imbalances will not occur in the future. To the extent crude oil prices decline further or the Company is unable to market efficiently its oil production, the Company's business, financial condition and results of operations could be materially adversely affected.

     Marketability of Natural Gas Production. The Company's Uinta Basin properties currently produce natural gas in association with the production of crude oil. The produced natural gas is gathered into the Company's natural gas pipeline gathering system and compressed into an interstate natural gas pipeline, at which point the produced natural gas is sold to marketers or end users. Because current state and Ute tribal regulations prohibit the flaring or venting of natural gas produced in the Uinta Basin, in the event the Company is unable to market its natural gas production due to pipeline capacity constraints or curtailments, the Company may be forced to shut in or curtail its oil and natural gas production from any affected wells or install the necessary facilities to reinject the natural gas into existing wells. Federal and state regulation of oil and natural gas production and transportation, tax and energy policies, changes in supply and demand and general economic conditions all could adversely affect the Company's ability to produce and market its natural gas. Any dramatic change in any of these market factors or curtailment of oil and natural gas production due to the Company's inability to vent or flare natural gas could have a material adverse effect on the Company.

     Availability of Water for Enhanced Oil Recovery Program. The Company's enhanced oil recovery program involves the injection of water into wells to pressurize reservoirs and, therefore, requires substantial quantities of water. The Company intends to satisfy its requirements from one or more of three sources: water produced from water wells, water purchased from local water districts and water produced in association with oil production. The Company currently has drilled water wells only in the Antelope Creek field, and there can be no assurance that these water wells will continue to produce quantities sufficient to support the Company's enhanced oil recovery program, that the Company will be able to obtain the necessary approvals to drill additional water wells or that successful water wells can be drilled in its other Uinta Basin development areas. The Company has a contract with East Duchesne Water District to purchase up to 10,000 barrels of water per day through September 30, 2004. After the initial term, this contract automatically renews each year for one additional year; however, either party may terminate the agreement with twelve months prior notice. In the event of a water shortage, the East Duchesne Water District contract provides that preferences will be given to residential customers and other water customers having a higher use priority than the Company. In addition, the Company has not yet secured a water source for full development of its Natural Buttes Extension properties. There can be no assurance that water shortages will not occur or that the Company will be able to renew or enter into new water supply agreements on commercially reasonable terms or at all. To the extent the Company is required to pay additional amounts for its supply of water, the Company's financial condition and results of operations may be adversely affected.

While the Company believes that there will be sufficient volumes of water available to support its improved oil recovery program and has taken certain actions to ensure an adequate water supply will be available, in the event the Company is unable to obtain sufficient quantities of water, the Company's enhanced oil recovery program and business would be materially adversely affected.

     RISKS ASSOCIATED WITH PLANNED OPERATIONS IN THE RATON BASIN

     Coalbed Methane Production. During the last ten years, new technology has lowered the cost of coalbed methane production, making such development commercially viable in areas where production was previously thought to be uneconomic. While the Company believes that these new technologies will be applicable to its acreage in the Raton Basin, the Company has recently begun its development program. There can be no assurance that this program will discover natural gas and, if natural gas is discovered, that the Company will be successful in completing commercially productive wells.

     Water Disposal. The Company believes that the future water production from the Raton Basin coal seams will be low in dissolved solids, allowing the Company, operating under permits which the Company believes will be issued by the State of Colorado, to discharge the water into streambeds or stockponds. However, if nonpotable water is discovered, it may be necessary to install and operate evaporators or to drill disposal wells to reinject the produced water back into the underground rock formations adjacent to the coal seams or to lower sandstone horizons. In the event the Company is unable to obtain permits from the State of Colorado, if nonpotable water is discovered or if applicable future laws or regulations require water to be disposed of in an alternative manner, the costs to dispose of produced water will increase, which increase could have a material adverse effect on the Company's operations in this area.

     SUBSTANTIAL CAPITAL REQUIREMENTS. The Company's development plans will require it to make substantial capital expenditures in connection with the exploration, development and exploitation of its oil and natural gas properties. The Company's enhanced oil recovery project and pilot coalbed methane project require substantial initial capital expenditures. Historically, the Company has funded its capital expenditures through a combination of internally generated funds from sales of production or properties, equity contributions, long-term debt financing and short-term financing arrangements. The Company believes that cash on hand, proceeds from future asset sales, revenues and availability under the Credit Agreement, if any, will be sufficient to meet its estimated capital expenditure requirements for 1999. The Company anticipates that proceeds from sales of assets will provide additional capital to fund its debt reduction plans and position the Company to better take advantage of acquisition opportunities and fund its discretionary capital budget. The Company believes that after 1999 it will require a combination of additional financing, proceeds from asset sales and cash flow from operations to implement its future development plans. The Company currently does not have any arrangements with respect to, or sources of, additional financing other than the Credit Agreement, and there can be no assurance that any additional financing will be available to the Company on acceptable terms or at all. Future cash flows and the availability of financing will be subject to a number of variables, such as the level of production from existing wells, prices of oil and natural gas, the Company's success in locating and producing new reserves and the success of the enhanced recovery program in the Uinta Basin and the coalbed methane project in the Raton Basin. To the extent that future financing requirements are satisfied through the issuance of equity securities, the Company's existing stockholders may experience dilution that could be substantial. The incurrence of debt financing could result in a substantial portion of the Company's operating cash flow being dedicated to the payment of principal and interest on such indebtedness, could render the Company more vulnerable to competitive pressures and economic downturns and could impose restrictions on the Company's operations. If revenue were to decrease as a result of lower oil and natural gas prices, decreased production or otherwise, and the Company had no availability under the Credit Agreement or any other credit facility, the Company could have a reduced ability to execute its current development plans, replace its reserves or to maintain production levels, which could result in decreased production and revenue over time.

     COMPLIANCE WITH GOVERNMENTAL AND TRIBAL REGULATIONS. Oil and natural gas operations are subject to extensive federal, state and local laws and regulations relating to the exploration for, and the development, production and transportation of, oil and natural gas, as well as safety matters, which may be changed from time to time in response to economic or political conditions. In addition, approximately 33% of the Company's acreage is located on Ute tribal land and is leased by the Company from the Ute Indian Tribe and the Ute Distribution Corporation. Because the Ute tribal authorities have certain rule making authority and jurisdiction, such leases may be subject to a greater degree of regulatory uncertainty than properties subject to only state and federal regulations. Although the Company has not experienced any material difficulties with its Ute tribal leases or in complying with Ute tribal laws or customs, there can be no assurance that material difficulties will not be encountered in the future. Matters subject to regulation by federal, state, local and Ute tribal authorities include permits for drilling operations, road and pipeline construction, reports concerning operations, the spacing of wells, unitization and pooling of properties, taxation and environmental protection. Prior to drilling any wells in the Uinta Basin, applicable federal and Ute tribal requirements and the terms of its development agreements will require the Company to have prepared by third parties and submitted for approval an environmental and archaeological assessment for each area to be developed prior to drilling any wells in such areas. Although the Company has not experienced any material delays that have affected its development plans, there can be no assurance that delays will not be encountered in the preparation or approval of such assessments, or that the results of such assessments will not require the Company to alter its development plans. Any delays in obtaining approvals or material alterations to the Company's development plans could have a material adverse effect on the Company's operations. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and natural gas wells below actual production capacity in order to conserve supplies of oil and natural gas. Although the Company believes it is in substantial compliance with all applicable laws and regulations, the requirements imposed by such laws and regulations are frequently changed and subject to interpretation, and the Company is unable to predict the ultimate cost of compliance with these requirements or their effect on its operations. Significant expenditures may be required to comply with governmental and Ute tribal laws and regulations and may have a material adverse effect on the Company's financial condition and results of operations.

     COMPLIANCE WITH ENVIRONMENTAL REGULATIONS. The Company's operations are subject to complex and constantly changing environmental laws and regulations adopted by federal, state and local governmental authorities. The implementation of new, or the modification of existing, laws or regulations could have a material adverse effect on the Company. The discharge of oil, natural gas or potential pollutants into the air, soil or water may give rise to significant liabilities on the part of the Company to the government and third parties and may require the Company to incur substantial costs of remediation. Moreover, the Company has agreed to indemnify sellers of properties purchased by the Company against certain liabilities for environmental claims associated with such properties. No assurance can be given that existing environmental laws or regulations, as currently interpreted or reinterpreted in the future, or future laws or regulations will not materially adversely affect the Company's results of operations and financial condition or that material indemnity claims will not arise against the Company with respect to properties acquired by the Company.

     RESERVE REPLACEMENT RISK. The Company's future success depends upon its ability to find, develop or acquire additional oil and natural gas reserves that are economically recoverable. The proved reserves of the Company will generally decline as reserves are depleted, except to the extent that the Company conducts successful exploration or development activities, enhanced oil recovery activities or acquires properties containing proved reserves. Approximately 18% of the Company's total proved reserves at December 31, 1998 were undeveloped and an additional 5.2 MMBOE (36%) previously included in proved categories were determined to be marginally economical under year-end prices and were not included in proved reserves. In order to increase reserves and production, the Company must continue its development and exploitation drilling programs or undertake other replacement activities. The Company's current development plan includes increasing its reserve base through continued drilling, development and exploitation of its existing properties. There can be no assurance, however, that the Company's planned development and exploitation projects will result in significant additional reserves or that the Company will have continuing success drilling productive wells at anticipated finding and development costs.

     In addition to the development of its existing proved reserves, the Company expects that its inventory of unproved drilling locations will be the primary source of new reserves, production and cash flow over the next few years. The Company's properties in the Uinta Basin constitute the majority of the Company's existing inventory. There can be no assurance that the Company's activities in the Uinta Basin will yield economic returns. The failure of the Uinta Basin to yield significant quantities of economically recoverable reserves could have a material adverse impact on the Company's future financial condition and results of operations and could result in a write-off of a significant portion of its investment in the Uinta Basin.

     DEPENDANCE ON KEY PERSONNEL. The Company's success has been and will continue to be highly dependent on Robert C. Murdock, its Chairman of the Board, President and Chief Executive Officer, Robert A. Christensen, its Executive Vice President and Chief Technical Officer, Sidney Kennard Smith, its Executive Vice President and Chief

Operating Officer, Tim A. Lucas, its Vice President and Chief Financial Officer, and a limited number of other senior management and technical personnel. Loss of the services of Mr. Murdock, Mr. Christensen, Mr. Smith, Mr. Lucas or any of those other individuals could have a material adverse effect on the Company's operations. The Company's failure to retain its key personnel or hire additional personnel could have a material adverse effect on the Company.

     ACQUISITION RISKS. The Company has grown primarily through the acquisition and development of its oil and natural gas properties. Although the Company expects to concentrate on such activities in the future, the Company expects that it may evaluate and pursue from time to time acquisitions in the Uinta Basin, the Raton Basin and in other areas that provide attractive investment opportunities for the addition of production and reserves and that meet the Company's selection criteria. The successful acquisition of producing properties and undeveloped acreage requires an assessment of recoverable reserves, future oil and natural gas prices, operating costs, potential environmental and other liabilities and other factors beyond the Company's control. This assessment is necessarily inexact and its accuracy is inherently uncertain. In connection with such an assessment, the Company performs a review of the subject properties it believes to be generally consistent with industry practices. This review, however, will not reveal all existing or potential problems, nor will it permit a buyer to become sufficiently familiar with the properties to assess fully their deficiencies and capabilities. Inspections may not be performed on every well, and structural and environmental problems are not necessarily observable even when an inspection is undertaken. The Company generally assumes preclosing liabilities, including environmental liabilities, and generally acquires interests in the properties on an "as is" basis. With respect to its acquisitions to date, the Company has no material commitments for capital expenditures to comply with existing environmental requirements. There can be no assurance that any acquisitions will be successful. Any unsuccessful acquisition could have a material adverse effect on the Company.

ITEM 7A.    QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

     At March 23, 1999, the Company had 13,250 Bbls per month of 1999 oil production hedged at a NYMEX floor price of $17.00 per Bbl and a ceiling price of $22.00 per Bbl. These arrangements could be classified as derivative commodity instruments subject to commodity price risk. The Company uses hedging contracts to manage its price risk and limit exposure to short-term fluctuations in commodity prices. However, should 1999 NYMEX oil prices rise above $22.00 per Bbl, the Company would not receive the marginal benefit of oil prices in excess of $22.00 per Bbl.

     Additionally, the Company is subject to interest rate risk, as $8.5 million owed at March 23, 1999 under the Company's revolving credit facility accrues interest at floating rates tied to LIBOR. The Company's current average rate is approximately 7% locked in for 90 day terms.

     The Company performed a sensitivity analysis to assess the potential effect of commodity price risk and interest rate risk and determined that the effect, if any, of reasonably possible near-term changes in NYMEX oil prices or interest rates on the Company's financial position, results of operations and cash flow should not be material.

ITEM 8.     CONSOLIDATED FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

     The Company's Consolidated Financial Statements required by this item are included on the pages immediately following the Index to Consolidated Financial Statements appearing on page F-1.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     None.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                 FINANCIAL STATEMENTS OF PETROGLYPH ENERGY, INC.

                                                                                                      PAGE
                                                                                                      ----
Report of Independent Public Accountants...............................................................F-2

Consolidated Balance Sheets as of December 31, 1998 and 1997...........................................F-3

Consolidated Statements of Operations for the Years Ended December 31, 1998, 1997 and 1996.............F-4

Consolidated Statements of Changes in Stockholders' Equity for the Years Ended
         December 31, 1998, 1997 and 1996..............................................................F-5

Consolidated Statements of Cash Flows for the Years Ended December 31, 1998, 1997 and 1996.............F-6

Notes to Consolidated Financial Statements.............................................................F-7


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Stockholders of Petroglyph Energy, Inc.:

         We have audited the accompanying consolidated balance sheets of Petroglyph Energy, Inc. (a Delaware corporation) and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Petroglyph Energy, Inc. and subsidiary as of December 31, 1998 and 1997 and the results of their operations and cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.


ARTHUR ANDERSEN LLP
Dallas, Texas
February 25, 1999

                             PETROGLYPH ENERGY, INC.

                           CONSOLIDATED BALANCE SHEETS


                                                                                      AS OF DECEMBER 31,
                                                                                ------------------------------
                                                                                    1998              1997
                                                                                ------------      ------------
                                  ASSETS
Current Assets:
     Cash and cash equivalents ............................................     $  2,007,737      $ 16,678,655
     Accounts receivable:
         Oil and natural gas sales ........................................          264,827           665,214
         Joint interest billing ...........................................          834,910           463,400
         Other ............................................................          133,342           144,684
                                                                                ------------      ------------
                                                                                   1,233,079         1,273,298

     Inventory ............................................................        1,234,323         1,376,737
     Prepaid expenses .....................................................          247,518           246,193
                                                                                ------------      ------------
                  Total Current Assets ....................................        4,722,657        19,574,883
                                                                                ------------      ------------

Property and equipment, successful efforts method at cost:
     Proved properties ....................................................       32,191,345        23,317,886
     Unproved properties ..................................................       10,072,036         2,957,707
     Pipelines, gas gathering and other ...................................       10,024,602         6,901,300
                                                                                ------------      ------------
                                                                                  52,287,983        33,176,893

     Less--Accumulated depreciation, depletion, and amortization ..........      (11,590,068)       (6,607,487)
                                                                                ------------      ------------
         Property and equipment, net ......................................       40,697,915        26,569,406
                                                                                ------------      ------------

Note receivable from officers .............................................          246,500           246,500
Other assets, net .........................................................          368,129           323,189
                                                                                ------------      ------------
                  Total Assets ............................................     $ 46,035,201      $ 46,713,978
                                                                                ============      ============

                   LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
     Accounts payable and accrued liabilities:
         Trade ............................................................     $  2,088,290      $  3,608,144
         Oil and natural gas sales ........................................          280,179           735,343
         Current portion of long-term debt ................................               --            36,598
         Accrued taxes payable ............................................          124,857           172,411
         Other ............................................................          277,637           149,771
                                                                                ------------      ------------
                  Total Current Liabilities ...............................        2,770,963         4,702,267
                                                                                ------------      ------------

Long-term debt ............................................................        7,500,000                --
                                                                                ------------      ------------
Deferred tax liability ....................................................          452,488         2,514,154
                                                                                ------------      ------------

Stockholders' Equity:
     Common Stock, par value $.01 per share; 25,000,000 shares
         authorized; 5,458,333 shares issued and outstanding ..............     $     54,583      $     54,583
     Paid-in capital ......................................................       46,134,018        46,134,018
     Retained earnings (deficit) ..........................................      (10,876,851)       (6,691,044)
                                                                                ------------      ------------
                  Total Stockholders' Equity ..............................       35,311,750        39,497,557
                                                                                ------------      ------------
Total Liabilities and Stockholders' Equity ................................     $ 46,035,201      $ 46,713,978
                                                                                ============      ============

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                             PETROGLYPH ENERGY, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                              YEAR ENDED DECEMBER 31,
                                                                 ------------------------------------------------
                                                                     1998              1997              1996
                                                                 ------------      ------------      ------------
Operating Revenues:
     Oil sales .............................................     $  2,912,293      $  3,734,856      $  4,458,769
     Natural gas sales .....................................        1,365,850         1,070,195           998,920
     Other .................................................          189,924            60,847                --
                                                                 ------------      ------------      ------------
           Total operating revenues ........................        4,468,067         4,865,898         5,457,689
                                                                 ------------      ------------      ------------

Operating Expenses:
     Lease operating .......................................        1,927,334         1,559,885         2,368,973
     Production taxes ......................................          218,129           178,822           248,848
     Exploration costs .....................................          192,526                --            68,818
     Depreciation, depletion, and amortization .............        1,866,111         1,852,296         2,805,693
     Impairments ...........................................        4,848,218                --                --
     General and administrative ............................        2,128,774         1,299,851           902,409
                                                                 ------------      ------------      ------------
           Total operating expenses ........................       11,181,092         4,890,854         6,394,741
                                                                 ------------      ------------      ------------
Operating Loss .............................................       (6,713,025)          (24,956)         (937,052)
Other Income (Expenses):
     Interest income (expense), net ........................          406,975           114,036            40,580
     Gain (loss) on sales of property and equipment, net ...           58,577            12,440         1,383,766
                                                                 ------------      ------------      ------------
Net income (loss) before income taxes ......................       (6,247,473)          101,520           487,294
                                                                 ------------      ------------      ------------
Income Tax Expense (Benefit):
     Current ...............................................               --          (463,238)               --
     Deferred ..............................................       (2,061,666)        2,977,392                --
     Pro forma .............................................               --                --           190,044
                                                                 ------------      ------------      ------------
           Total Income Tax (Benefit) Expense ..............       (2,061,666)        2,514,154           190,044
                                                                 ------------      ------------      ------------
Net Income (Loss) ..........................................     $ (4,185,807)     $ (2,412,634)     $    297,250
                                                                 ============      ============      ============
Earnings (Loss) per Common Share, Basic and Diluted ........     $       (.77)     $       (.73)     $        .11
                                                                 ============      ============      ============
Weighted Average Common Shares Outstanding (Note 4)
     Actual ................................................        5,458,333         3,326,826                --
     Pro forma .............................................               --                --         2,833,333
                                                                 ============      ============      ============








                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                             PETROGLYPH ENERGY, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996


                                                                                              RETAINED
                                          COMMON          PARTNERS'          PAID IN          EARNINGS
                                           STOCK           CAPITAL           CAPITAL          (DEFICIT)       TOTAL EQUITY
                                        ------------     ------------      ------------     ------------      ------------
BALANCE, DECEMBER 31, 1995 ........     $         --     $ 16,973,044      $         --     $ (4,765,704)     $ 12,207,340
Contributions .....................               --               --                --               --                --
Net income before income
taxes .............................               --               --                --          487,294           487,294
                                        ------------     ------------      ------------     ------------      ------------
BALANCE, DECEMBER 31, 1996 ........               --       16,973,044                --       (4,278,410)       12,694,634
Initial public offering of
 common stock, net of
 offering costs ...................           26,250               --        29,189,307               --        29,215,557
Transfers at Conversion ...........           28,333      (16,973,044)       16,944,711               --                --
Deferred income taxes
   recorded upon Conversion
   (Note 2) .......................               --               --                --       (2,474,561)       (2,474,561)
Net income ........................               --               --                --           61,927            61,927
                                        ------------     ------------      ------------     ------------      ------------
BALANCE, DECEMBER 31, 1997 ........           54,583                0        46,134,018       (6,691,044)       39,497,557
Net income (loss) .................               --               --                --       (4,185,807)       (4,185,807)
                                        ------------     ------------      ------------     ------------      ------------
BALANCE, DECEMBER 31, 1998 ........     $     54,583     $          0      $ 46,134,018     $(10,876,851)     $ 35,311,750
                                        ============     ============      ============     ============      ============





                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                             PETROGLYPH ENERGY, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                                         YEAR ENDED DECEMBER 31,
                                                                           ------------------------------------------------
                                                                               1998              1997              1996
                                                                           ------------      ------------      ------------
Operating Activities:
   Net income (loss) .................................................     $ (4,185,807)     $ (2,412,634)     $    487,294
   Adjustments to reconcile net income (loss) to net cash
        provided by (used in) operating activities:
           Depreciation, depletion, and amortization .................        1,866,111         1,852,296         2,805,693
           Gain on sales of property and equipment, net ..............          (58,577)          (12,440)       (1,383,766)
           Amortization of deferred revenue ..........................               --           (45,860)         (524,140)
           Impairments ...............................................        4,848,218                --                --
           Exploration costs .........................................          192,526                --                --
           Property abandonments .....................................               --                --            68,818
           Deferred Taxes ............................................       (2,061,666)        2,514,154                --
           Proceeds from deferred revenue ............................               --                --           570,000

   Changes in assets and liabilities--
        (Increase) decrease in accounts and other receivables ........         (113,462)          142,144          (481,169)
        Increase in inventory ........................................          (33,586)         (311,935)         (579,257)
        (Increase) decrease in prepaid expenses ......................          (26,325)         (113,945)            3,561
        Increase (decrease) in accounts payable and accrued
           liabilities ...............................................       (1,894,706)           20,819         3,162,406
                                                                           ------------      ------------      ------------

           Net cash provided by (used in) operating activities .......       (1,467,274)        1,632,599         4,129,440

Investing Activities:
   Proceeds from sales of property and equipment .....................           88,200           745,712         8,968,274
   Additions to oil and natural gas properties, including
        exploration costs ............................................      (17,499,817)      (12,767,808)       (7,801,229)
   Additions to pipelines, gas gathering and other ...................       (3,123,302)       (3,491,853)         (863,911)
                                                                           ------------      ------------      ------------
        Net cash provided by (used in) investing activities ..........      (20,534,919)      (15,513,949)          303,134

Financing Activities:
   Proceeds from issuance of equity securities .......................               --        30,515,625                --
   Proceeds from issuance of, and draws on, notes payable ............        7,500,000        10,085,381         2,085,024
   Payments on notes payable .........................................          (36,598)      (10,133,545)       (5,908,527)
   Payments for organization and financing costs .....................         (132,127)       (1,485,088)         (106,375)
                                                                           ------------      ------------      ------------
        Net cash provided by (used in) financing activities ..........        7,331,275        28,982,373        (3,929,878)
                                                                           ------------      ------------      ------------

Net increase in cash and cash equivalents ............................      (14,670,918)       15,101,023           502,696

Cash and cash equivalents, beginning of period .......................       16,678,655         1,577,632         1,074,936
                                                                           ------------      ------------      ------------
Cash and cash equivalents, end of  period ............................     $  2,007,737      $ 16,678,655      $  1,577,632
                                                                           ============      ============      ============




                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                             PETROGLYPH ENERGY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1998, 1997 AND 1996

1.       ORGANIZATION:

         Petroglyph Energy, Inc. ("Petroglyph" or the "Company") was incorporated in Delaware in April 1997 for the purpose of consolidating and continuing the activities previously conducted by Petroglyph Gas Partners, L.P. ("PGP" or the "Partnership"). PGP was a Delaware limited partnership organized on April 15, 1993 to acquire, explore for, produce and sell oil, natural gas, and related hydrocarbons. The general partner of PGP at its formation was Petroglyph Energy, Inc., a Kansas corporation ("PEI"). Petroglyph Gas Partners II, L.P. ("PGP II") was organized on April 15, 1995 as a Delaware limited partnership, to acquire, explore for, produce and sell oil, natural gas and related hydrocarbons. The general partner of PGP II was PEI (1% interest) and the limited partner was PGP (99% interest). Pursuant to the terms of an Exchange Agreement dated August 22, 1997 (the "Exchange Agreement"), the Company acquired all of the outstanding partnership interests of the Partnership and all of the stock of PEI in exchange for shares of Common Stock of the Company (the "Conversion"). The Conversion and other transactions contemplated by the Exchange Agreement were consummated immediately prior to the closing of the initial public offering of the Company's Common Stock (the "Offering"). The Conversion has been accounted for as a transfer of assets and liabilities between affiliates under common control and resulted in no change in carrying values of these assets and liabilities. Effective June 30, 1998, PEI, PGP and PGP II were dissolved and the assets and liabilities and results of operations were rolled up into the Company with no change in carrying values.

         The accompanying consolidated financial statements of Petroglyph include the assets, liabilities and results of operations of PGP, its wholly owned subsidiary, Petroglyph Operating Company, Inc. ("POCI"), and PGP's proportionate share of assets, liabilities and revenues and expenses of PGP II through June 30, 1998. Prior to that time, PGP owned a 99% interest in PGP II. POCI is a subchapter C corporation. POCI is the designated operator of all wells for which Petroglyph has acquired operating rights. Accordingly, all producing overhead and supervision fees were charged to the joint accounts by POCI. All material intercompany transactions and balances have been eliminated in the preparation of the accompanying consolidated financial statements.

         The Company's operations are primarily focused in the Uinta Basin of Utah and the Raton Basin of Colorado.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

MANAGEMENT'S USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

         The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

SUPPLEMENTAL CASH FLOW INFORMATION

         Cash payments for interest during 1998, 1997 and 1996 totaled $116,000, $325,000, and $250,000, respectively. The Company did not make any cash payments for income taxes during 1998 based on net losses for the year, and no cash payments for income taxes were made in 1997 or 1996 based on its partnership structure in effect during those periods.

                             PETROGLYPH ENERGY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1998, 1997 AND 1996


2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: -- (CONTINUED)

ACCOUNTS RECEIVABLE

         Accounts receivable are presented net of allowance for doubtful accounts, the amounts of which are immaterial as of December 31, 1998 and 1997.

INVENTORY

         Inventories consist primarily of tubular goods and oil field materials and supplies, which the Company plans to utilize in its ongoing exploration and development activities and are carried at the lower of weighted average historical cost or market value.

PROPERTY AND EQUIPMENT

 Oil and Natural Gas Properties

         The Company follows the successful efforts method of accounting for its oil and natural gas properties whereby costs of productive wells, developmental dry holes and productive leases are capitalized and amortized on a unit-of-production basis over the respective properties' remaining proved reserves. Amortization of capitalized costs is provided on a prospect-by-prospect basis.

         Leasehold costs are capitalized when incurred. Unproved oil and natural gas properties with significant acquisition costs are periodically assessed and any impairment in value is charged to exploration costs. The costs of unproved properties which are not individually significant are assessed periodically in the aggregate based on historical experience, and any impairment in value is charged to exploration costs. The costs of unproved properties that are determined to be productive are transferred to proved oil and natural gas properties. The Company does not capitalize general and administrative costs related to drilling and development activities.

         Exploration costs, including geological and geophysical expenses, property abandonments and annual delay rentals, are charged to expense as incurred. Exploratory drilling costs, if any, including the cost of stratigraphic test wells, are initially capitalized but charged to expense if and when the well is determined to be unsuccessful.

         The Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," in connection with its formation. SFAS No. 121 requires that proved oil and natural gas properties be assessed for an impairment in their carrying value whenever events or changes in circumstances indicate that such carrying value may not be recoverable. SFAS No. 121 requires that this assessment be performed by comparing the anticipated future net cash flows to the net carrying value of oil and natural gas properties. This assessment must generally be performed on a property-by-property basis. The Company recognized impairments of $4,848,218 in 1998. No such impairments were required in the years ended December 31, 1997 and 1996.

Pipelines, Gas Gathering and Other

         Other property and equipment is primarily comprised of field water distribution systems and natural gas gathering systems located in the Uinta and Raton Basins, field building and land, office equipment, furniture and fixtures and automobiles. The gathering systems and the field water distribution systems are amortized on a unit-of-production basis over the remaining proved reserves attributable to the properties served. These other items are amortized on a straight-line basis over their estimated useful lives which range from three to forty years.

                             PETROGLYPH ENERGY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1998, 1997 AND 1996



2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: -- (CONTINUED)

ORGANIZATION AND FINANCING COSTS

         Organization costs are amortized on a straight-line basis over a period not to exceed 5 years and are presented net of accumulated amortization of $100,385, $61,895 and $49,459 at December 31, 1998, 1997 and 1996, respectively.
Amortization of $38,490, $12,436, and $21,447 is included in depreciation, depletion and amortization expense in the accompanying consolidated statements of operations for the years ended December 31, 1998, 1997 and 1996, respectively. Organization costs for periods prior to December 31, 1996 were comprised of costs related to the formation of PGP and PGP II, which were amortized over a period of three years.

         Costs related to the issuance of the Company's notes payable are deferred and amortized on a straight-line basis over the life of the related borrowing. Such amortization costs of $25,883 are included in interest expense in the accompanying statements of operations for the year ended December 31, 1998.

INTEREST INCOME (EXPENSE)

         For the years ended December 31, 1998, 1997 and 1996, interest income is presented net of interest expense of $132,193, $198,519 and $106,715, respectively.

CAPITALIZATION OF INTEREST

         Interest costs associated with maintaining the Company's inventory of unproved oil and natural gas properties and significant development projects are capitalized. Interest capitalized totaled $90,000, $127,000 and $195,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

REVENUE RECOGNITION AND NATURAL GAS BALANCING

         The Company utilizes the entitlements method of accounting whereby revenues are recognized based on the Company's revenue interest in the amount of oil and natural gas production. The amount of oil and natural gas sold may differ from the amount which the Company is entitled based on its revenue interests in the properties. The Company had no significant natural gas balancing positions at December 31, 1998 or 1997.

INCOME TAXES

         Prior to the Conversion, the results of operations of the Company were included in the tax returns of its owners. As a result, tax strategies were implemented that are not necessarily reflective of strategies the Company would have implemented. In addition, the tax net operating losses generated by the Company during the period from its inception to date of the Conversion will not be available to the Company to offset future taxable income as such benefit accrued to the owners.

         In conjunction with the Conversion, the Company adopted SFAS No. 109, "Accounting for Income Taxes," which provides for determining and recording deferred income tax assets or liabilities based on temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities using enacted tax rates. SFAS No. 109 requires that the net deferred tax liabilities of the Company on the date of the Conversion be recognized as a component of income tax expense. The Company recognized a one-time charge of approximately $2.5 million in deferred tax liabilities and income tax expense on the date of the Conversion.

         Upon the Conversion, the Company became taxable as a corporation. Pro forma income tax information for the year ended December 31, 1996, presented in the accompanying consolidated statements of operations and in Note 7, reflects the income tax expense (benefit), net income (loss) and net income (loss) per common share as if all

                             PETROGLYPH ENERGY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1998, 1997 AND 1996




2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: -- (CONTINUED)

Partnership income for 1996 had been subject to corporate federal income tax, exclusive of the effects of recording the Company's net deferred tax liabilities upon the Conversion.

DERIVATIVES

         The Company uses derivatives on a limited basis to hedge against interest rate and product prices risks, as opposed to their use for trading purposes. The Company's policy is to ensure that a correlation exists between the financial instruments and the Company's pricing in its sales contracts prior to entering into such contracts. Gains and losses on commodity futures contracts and other price risk management instruments are recognized in oil and natural gas revenues when the hedged transaction occurs. Cash flows related to derivative transactions are included in operating activities.

STOCK-BASED COMPENSATION

         Upon the Conversion, the Company adopted the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." In accordance with APB No. 25, no compensation will be recorded for stock options or other stock-based awards that are granted with an exercise price equal to or above the common stock price on the date of the grant. As of December 31, 1998 and December 31, 1997, there is no impact from adoption of APB No. 25 or Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" (SFAS No. 123) as no stock options, warrants or grants had been exercised at such dates. The Company will, however, adopt the disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation" which will require the Company to present pro forma disclosures of net income and earnings per share as if SFAS No. 123 had been adopted.

RECLASSIFICATIONS

         Certain reclassifications have been made to prior year balances to conform to current year presentation.

3.       ACQUISITIONS AND DISPOSITIONS:

         In June 1996, the Company sold a 50% working interest in its Antelope Creek field properties to an industry partner. The Company retained a 50% working interest and continues to serve as operator of the property. In exchange for the sale of the interest in the Antelope Creek field, the Company received $7.5 million, as adjusted, in cash and the parties entered into a Unit Participation Agreement for development of the Antelope Creek field. Under the terms of this agreement, the Company received $5.3 million in carried development costs for approximately 50 wells over a 12 month period which ended on June 30, 1997. The Company recognized a pre-tax gain on this sale of $1.3 million. This Unit Participation Agreement is structured such that the Company paid 25% of the development costs of the Antelope Creek field from the date of the agreement until approximately $21 million in total development costs had been incurred. By December 31, 1997, all of this carried development cost had been expended. In addition, under the terms of the Unit Participation Agreement, the Company's working interest in the Antelope Creek field will increase to 58%, and its partner's working interest will be reduced to 42%, at such time as the Company's partner in the Antelope Creek field achieves payout, as defined in the Unit Participation Agreement.

         As an additional part of the purchase and sale agreement, the Company sold a 50% net profits interest (NPI) in its remaining 50% interest in the Antelope Creek field commencing on the date of the agreement. The NPI continued in effect until 67,389 barrels of equivalent production related to the NPI was produced from the Antelope Creek field. The NPI entitled the holder to receive the net profits, defined in the purchase and sale agreement as revenues less direct operating expenses, from the sale of the barrels of oil equivalent production relating to the NPI. A value of $570,000 was assigned to the sale of the NPI and recorded as deferred revenue. This amount was determined based on the projected net profits that would have been received from the sale of the barrels of oil equivalent production related to

                             PETROGLYPH ENERGY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1998, 1997 AND 1996



3.       ACQUISITIONS AND DISPOSITIONS: -- (CONTINUED)

the NPI. As these barrels of oil equivalent production were produced and NPI proceeds were disbursed to the holder of the NPI, an equal amount of the deferred revenue was recognized as oil and natural gas revenue. Through December 31, 1996, the Company recognized $524,140 of revenue related to this NPI. The remaining $45,860 was recognized during the year ended December 31, 1997.

         In July 1997, the Company acquired 56,000 net mineral acres in the Raton Basin in Colorado for approximately $700,000. This acquisition had an effective date of May 15, 1997. An additional 20,600 net mineral acres were acquired by December 31, 1998 from various parties for a total of 76,600 acres. In addition, the Company also acquired, simultaneously, an 80% interest in a 25 mile pipeline strategically located across the Company's acreage positions in the Raton Basin for total consideration of approximately $320,000. The Company, together with an industry partner, formed a partnership to operate this pipeline. Under the terms of the purchase and sale agreement, the Company paid $75,000 at closing, $75,000 on December 31, 1997 and paid a final $35,000 during 1998. Additionally, the Company assumed an obligation for delinquent property taxes of approximately $135,000, which were paid in November of 1997. The Company acquired the remaining 20% interest in the pipeline for $60,000 effective December 1998. Simultaneously, the partnership formed to operate the pipeline was dissolved.

4.       STOCKHOLDERS' EQUITY:

INITIAL PUBLIC OFFERING

         On October 24, 1997, Petroglyph completed its initial public offering (the "Offering") of 2,500,000 shares of common stock at $12.50 per share, resulting in net proceeds to the Company of approximately $29.1 million. Approximately $10.0 million of the net proceeds were used to eliminate all outstanding amounts under the Company's Credit Agreement, the balance of the proceeds were utilized to develop production and reserves in the Company's core Uinta Basin and Raton Basin development properties and for other working capital needs.

         On November 24, 1997, the Company's underwriters exercised a portion of an over-allotment option granted in connection with the Offering, resulting in the issuance of an additional 125,000 shares of common stock at $12.50 per share, with net proceeds to the Company of approximately $1.5 million.

EARNINGS PER SHARE INFORMATION

         Effective December 31, 1997, the Company adopted the provisions of SFAS No. 128, "Earnings Per Share," which prescribes standards for computing and presenting earnings per share ("EPS") and supersedes APB Opinion 15, "Earnings Per Share."

         Pro forma weighted average shares outstanding for the year ended December 31, 1996 are presented as if the Conversion had occurred, resulting in common stock outstanding as of the beginning of the year. The computation of basic and diluted EPS were identical for the years ended December 31, 1998, 1997 and 1996 due to the following reasons:

o Options to purchase 273,000 shares of common stock at $5.00 per share were outstanding since October 19, 1998, but were not included in the computation of diluted EPS because to do so would have been antidilutive. The options, which expire on October 19, 2008, were still outstanding at December 31, 1998.

o Options to purchase 321,000 shares and 337,000 shares of common stock at $12.50 per share at December 31, 1998 and 1997, respectively, were outstanding since November 1, 1997, but were not included in the computations of diluted EPS because to do so would have been antidilutive. The 321,000 options, which expire on November 1, 2007, were still outstanding at December 31, 1998.

                             PETROGLYPH ENERGY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1998, 1997 AND 1996



EARNINGS PER SHARE INFORMATION: -- (CONTINUED)

o Warrants to purchase up to 6,496 shares of common stock were not included in the computation of diluted EPS as they are antidilutive as a result of the Company's net loss for the year ended December 31, 1998. The warrants, which expire on September 15, 2007, were still outstanding at December 31, 1998.

o As the Company completed the Offering in 1997, there were no equity securities, nor any potentially dilutive equity securities outstanding at December 31, 1996.

5.       TRANSACTIONS WITH AFFILIATES:

         The Company had notes receivable from certain executive officers aggregating $246,500 at December 31, 1998 and 1997. These notes bear interest at a rate of 9% and mature December 31, 2003. Accrued interest on the notes at December 31, 1998 was $142,980.

         The Company leases an office building from an affiliate. Rentals paid to the affiliate for such leases totaled $36,486 during 1998 and $34,800 during 1997 and 1996. These rentals are included in general and administrative expense in the accompanying consolidated financial statements.

         In August 1997, the Company and Natural Gas Partners ("NGP") entered into a financial advisory services agreement whereby NGP agreed to provide financial advisory services to the Company for a quarterly fee of $13,750. In addition, NGP was reimbursed for its out of pocket expenses incurred while performing such services. The agreement was terminated at the end of the third quarter 1998. Advisory fees paid to NGP during 1998 and 1997 totaled $43,190 and $10,163, respectively.

         For the years ended December 31, 1998, 1997 and 1996, the Company paid legal fees of $57,060, $139,384 and $109,000, respectively, to the law firm of Morris, Laing, Evans, Brock & Kennedy, Chartered, where A.J. Schwartz, a director of the Company, is a partner.

         During 1997, the Company entered into an agreement with Sego Resources, Inc. (SEGO), a portfolio company of NGP, to serve as operator on a series of wells to be drilled in the Wasatch formation in the Company's Natural Buttes Extension acreage. The Company has participated in drilling and completing 2 wells through December 31, 1998. As a result of the drilling and operating activity, the Company paid SEGO $183,359 for capital expenditures and $6,182 for operating charges in 1998. As of December 31, 1998, SEGO owed the Company $18,525 relating to this activity.

6.       LONG-TERM DEBT:

         In September 1997, the Company entered into the Credit Agreement with Chase. The Credit Agreement included a $20.0 million combination credit facility with a two-year revolving credit facility and an original borrowing base of $7.5 million to be redetermined semi-annually ("Tranche A"), which was set to expire on September 15, 1999, at which time all balances outstanding under Tranche A would have converted to a term loan expiring on September 15, 2002. Additionally, the Credit Agreement contained a separate revolving facility of $2.5 million ("Tranche B"), which was set to expire on March 15, 1999. The Company utilized a portion of the proceeds from the Offering to eliminate all outstanding amounts under the Credit Agreement in October 1997. With the repayment of the Tranche B indebtedness, the $2.5 million under that portion of the Credit Agreement was no longer available to the Company. Effective September 30, 1998, the Company amended the Credit Agreement with Chase, (the "Amendment"). The Amendment increased the credit facility to $50.0 million with a two-year revolving credit facility and an original borrowing base of $15.0 million to be redetermined quarterly beginning December 31, 1998. The next scheduled borrowing base redetermination date is March 31, 1999. Because of historically low crude oil prices, management expects the borrowing base amounts available under the Credit Agreement will decline from the current level of $15.0 million. Although the borrowing base amount ultimately determined by Chase is outside of the Company's control, management believes the borrowing base amount will not be reduced below the current outstanding balance of $8.5

                             PETROGLYPH ENERGY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1998, 1997 AND 1996



6.       LONG-TERM DEBT: -- (CONTINUED)

million. The revolving credit facility expires on September 30, 2000, at which time all outstanding balances will convert to a term loan expiring on September 30, 2003. Interest on outstanding borrowings is calculated, at the Company's option, at either Chase's prime rate or the London Interbank Offer Rate plus a margin determined by the amount outstanding under the facility.

7.       INCOME TAXES:

         Upon the completion of the Offering in November 1997, all income of the Company became taxable as a corporation. Pro forma information in the 1996 consolidated statements of operations reflects the income tax expense (benefit), net income (loss) and net income (loss) per common share/unit as if all prior Partnership income had been subject to corporate federal income tax, exclusive of the effects of recording the Company's net deferred tax liabilities upon the conclusion of the Offering. This pro forma information is presented below for comparative purposes only.

         The effective income tax rate for the Company was different than the statutory federal income tax rate for the periods shown below:


                                                                           YEAR ENDED DECEMBER 31,
                                                                         --------------------------
                                                                         1998       1997       1996
                                                                         ----       ----       ----
                                                                                            (pro forma)
         Income tax expense (benefit) at the federal
                  statutory rate ....................................      (35%)       35%       35%
         State income tax expense (benefit) .........................       (4%)        4%        4%
         Deferred tax liabilities recorded upon the Offering ........       --       2438%       --
         Net operating loss utilized by partners ....................        2%        --        --
         Permanent differences ......................................        2%        --        --
         True-ups ...................................................        1%        --        --
         Other ......................................................        1%        --        --
                                                                         -----     ------      ----
                                                                         $ (33)%   $ 2477%     $ 39%
                                                                         =====     ======      ====

         Components of income tax expense (benefit) are as follows:

                                                                                      YEAR ENDED DECEMBER 31,
                                                                          ---------------------------------------------
                                                                             1998             1997             1996
                                                                          -----------      -----------      -----------
                                                                                                            (pro forma)
         Current ....................................................     $        --      $  (463,238)     $  (222,169)
         Deferred ...................................................      (2,061,666)       2,977,392          412,213
                                                                          -----------      -----------      -----------
                           Total ....................................     $(2,061,666)     $ 2,514,154      $   190,044
                                                                          ===========      ===========      ===========


                             PETROGLYPH ENERGY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1998, 1997 AND 1996






7.       INCOME TAXES: -- (CONTINUED)

         Deferred tax assets and liabilities are the results of temporary differences between the financial statement carrying values and tax bases of assets and liabilities. The Company's net deferred tax liability positions as of December 31, 1998 and 1997, are summarized below:


                                                                   DECEMBER 31,
                                                           ----------------------------
                                                               1998            1997
                                                           -----------      -----------
                                                                            (pro forma)
         Deferred Tax Assets:
         Inventory and other .........................          76,188               --
         Net operating loss carryforwards ............     $ 6,344,613      $   496,232
                                                           -----------      -----------
            Total Deferred Tax Assets ................       6,420,801          496,232
                                                           -----------      -----------

         Deferred Tax Liabilities:
         Inventory and other .........................              --          (32,994)
         Property and equipment ......................      (6,873,289)      (2,977,392)
                                                           -----------      -----------
            Total Deferred Tax Liabilities ...........      (6,873,289)      (3,010,386)
                                                           -----------      -----------

            Total Net Deferred Tax Liability .........     $  (452,488)     $(2,514,154)
                                                           ===========      ===========


         The net deferred tax liability as of December 31, 1997 is primarily the amount that the Company was required to recognize as income tax expense on the date of the Conversion discussed in Note 2.

8.       DERIVATIVES, SALES CONTRACTS AND SIGNIFICANT CUSTOMERS:

DERIVATIVES AND SALES CONTRACTS

         The Company accounts for forward sales transactions as hedging activities and, accordingly, records all gains and losses in oil and natural gas revenues in the period the hedged production is sold. Included in oil revenue is a net gain of $386,000 in 1998, a net loss of $132,200 in 1997 and a net loss of $128,400 in 1996. Included in natural gas revenues in 1997 is a net loss of $46,000.

         In September 1995, the Company assumed the obligations of a former joint interest owner under a financial swap arrangement. This agreement covers the sale of 549,000 Bbls from January 1996 to December 1999 at a NYMEX floor price of $17.00 per Bbl and a ceiling price of $20.75 per Bbl. The ceiling price was increased to $22.00 per Bbl for 1999. Additionally, during 1998, the Company entered into a swap arrangement covering the sale of 6,000 Bbls per month from January, 2000 to December, 2000 at a NYMEX floor price of $14.00 and a ceiling price of $16.00 per Bbl. At December 31, 1998, this contract was outstanding and calls for the remaining sale of 231,000 barrels of oil over the next two years as follows:

                  YEAR                                        BBLS
                  ----                                      --------
                  1999....................................   159,000
                  2000....................................    72,000
                                                            --------
                      Total...............................   231,000
                                                            ========

         During March of 1999, the Company liquidated the hedge contract covering 72,000 Bbls in the year 2000 for approximately $16,000.

         In June 1994, the Company entered into a contract to sell its oil production from certain leases of its Utah properties to Purchaser "A." The price under this contract is agreed upon on a monthly basis and is generally based on

                             PETROGLYPH ENERGY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1998, 1997 AND 1996






DERIVATIVES AND SALES CONTRACTS: -- (CONTINUED)

this purchaser's posted price for yellow or black wax production, as applicable. This contract will continue in effect until terminated by either party upon giving proper notice. During the years ended December 31, 1998, 1997 and 1996 the volumes sold under this contract totaled 125 MBbls, 74 MBbls and 61 MBbls, respectively, at an average sales price per Bbl for each year of $9.27, $14.80 and $19.33, respectively.

         In January 1996, the Company entered into a contract to sell black wax production from its Utah leases to Purchaser "B." The price under this contract is based on the monthly average of the NYMEX price for West Texas Intermediate ("WTI") crude oil, less $.50 per Bbl, adjusted for the pricing differential related to the gravity difference between Purchaser B's Utah black wax posting and WTI, less $2.50 per Bbl to cover gathering costs and quality differential. During the year ended December 31, 1996, the Company sold 59 MBbls of oil under this contract at an average price of $19.69 per Bbl. This contract was canceled effective January 1, 1997.

         In July 1997, the Company entered into a modification of its crude oil sales contract to sell its black wax crude oil production from the Antelope Creek field to Purchaser "C" at a price equal to posting, less an agreed upon adjustment to cover handling and gathering costs. This contract supersedes the contract which the Company had with this purchaser from February 1994 through June 1997. This contract will continue in effect until terminated by either party upon giving proper notice. For the years ended December 31, 1998 and 1997, the Company sold 38 MBbls and 70 MBbls, respectively, under this contract at an average price of $9.04 and $16.58 per Bbl, respectively.

         In June 1997, the Company entered into a crude oil contract to sell black wax production from certain of its oil tank batteries in Antelope Creek to Purchaser "D." This contract was effective until May 31, 1998 and called for the Company to receive a per Bbl price equal to the current month NYMEX closing price for sweet crude, averaged over the month in which the crude is sold, less an agreed upon fixed adjustment. Volumes sold under this contract totaled 25 MBbls and 73 MBbls at an average price of $12.88 and $14.50 for the years ended December 31, 1998 and 1997, respectively.

         In addition to the sales contracts discussed above, Purchaser "C" has a call on all of the Company's share of oil production from the Antelope Creek field, which has priority over all other sales contracts. Under the terms of the Oil Production Call Agreement (the "Call Agreement"), which the Company assumed in connection with its acquisition of its initial interest in the Antelope Creek field, this purchaser has the option to purchase all or any portion of the oil produced from the Antelope Creek field at the current market price for the gravity and type of oil produced and delivered by the Company. The Call Agreement was assumed by the Company on the date it acquired its interest in the Antelope Creek field and has no expiration date. In the event Purchaser "C" exercises the call option, the Company will not be penalized under its other sales contracts for failure to deliver volumes thereunder.

SIGNIFICANT CUSTOMERS

         The Company's revenues are derived principally from uncollateralized sales to customers in the oil and gas industry. The concentration of credit risk in a single industry affects the Company's overall exposure to credit risk because customers may be significantly affected by changes in economic and other conditions. In addition, the Company sells a significant portion of its oil and natural gas revenue each year to a few customers. Oil sales to two purchasers in 1998 were approximately 30% and 9% of total 1998 oil and gas revenues. Natural gas sales to one purchaser in 1998 were approximately 25% of total oil and natural gas revenues. Oil sales to three purchasers in 1997 were approximately 24%, 23% and 22% of total 1997 oil and gas revenues. Natural gas sales to one purchaser in 1997 were approximately 18% of total oil and natural gas revenues. Oil sales to three purchasers in 1996 were approximately 26%, 26% and 12% of total 1996 oil and gas revenues.

                             PETROGLYPH ENERGY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1998, 1997 AND 1996

9.       FAIR VALUE OF FINANCIAL INSTRUMENTS:

         Because of their short-term maturity, the fair value of cash and cash equivalents, certificates of deposit, accounts receivable and accounts payable approximate their carrying values at December 31, 1998 and 1997. The fair value of the Company's bank borrowings approximate their carrying value because the borrowings bear interest at market rates. The Company does not have any investments in debt or equity securities as of December 31, 1998 or 1997. The fair value of the Company's outstanding oil price swap arrangement, described in the preceding note, has an estimated fair value of $648,000 and $182,000 at December 31, 1998 and 1997, respectively. These estimates are based on quoted market values.

10.      STOCK INCENTIVE PLAN:

DESCRIPTION OF PLAN

         The Board of Directors and the stockholders of the Company approved the adoption of the Company's 1997 Incentive Plan (the "1997 Incentive Plan") effective as of the completion of the Offering. The purpose of the 1997 Incentive Plan is to reward selected officers and key employees of the Company and others who have been or may be in a position to benefit the Company, compensate them for making significant contributions to the success of the Company and provide them with proprietary interest in the growth and performance of the Company. Participants in the 1997 Incentive Plan are selected by the Compensation Committee of the Board of Directors from among those who hold positions of responsibility and whose performance, in the judgment of the Compensation Committee, can have a significant effect on the success of the Company.

         In October 1998, the Board of Directors of the Company approved an amendment to the 1997 Incentive Plan, increasing the number of shares available for grant from 375,000 to 605,000. The amendment is subject to the approval of the stockholders of the Company at the annual stockholders meeting to be held on May 26, 1999. As of December 31, 1998, options have been granted to purchase 594,000 shares of Common Stock. This amount includes 54,000 shares of Common Stock available under the 1997 Incentive Plan as originally adopted that were granted to participants at an exercise price equal to $5.00 per share and 219,000 shares of Common Stock, subject to stockholder approval, also granted at an exercise price of $5.00 per share. One third of the options granted in October 1998 will vest each year commencing on October 19, 1999.

         As of December 31, 1997, options were granted to purchase 337,000 shares of Common Stock to participants at an exercise price per share equal to $12.50 per share. 16,000 of those shares have subsequently been terminated. One-third of these options vest each year commencing on November 1, 1998. No options had been exercised under the 1997 Incentive Plan as of December 31, 1998.

         The following table summarized information about Petroglyph's stock options which were outstanding, and those which were exercisable, as of December 31, 1998.

                               OPTIONS OUTSTANDING


           EXERCISE        NUMBER            REMAINING         NUMBER
            PRICE        OUTSTANDING           LIFE         EXERCISABLE
           --------      -----------         ---------      -----------
          $      5.00      273,000           9.8 years             --
          $     12.50      321,000           8.8 years        107,000
          -----------    ---------          ----------      ---------
                           594,000           9.3 years        107,000

                             PETROGLYPH ENERGY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1998, 1997 AND 1996


DESCRIPTION OF PLAN: -- (CONTINUED)

         Pursuant to the 1997 Incentive Plan, participants will be eligible to receive awards consisting of (i) stock options, (ii) stock appreciation rights,
(iii) stock, (iv) restricted stock, (v) cash, or (vi) any combination of the foregoing. Stock options may be either incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or nonqualified stock options.

         Warrants to purchase up to 6,496 shares of common stock, at a price equal to par value, were granted to Chase under the terms of the Credit Agreement. The warrants, which expire on September 15, 2007, were still outstanding at December 31, 1998.

PRO FORMA EFFECT OF RECORDING STOCK-BASE COMPENSATION AT ESTIMATED FAIR VALUE (UNAUDITED)

         The following table presents pro forma loss available to common stock and loss per common share for 1998, as if stock-based compensation had been recorded at the estimated fair value of stock awards at the grant date, as prescribed by SFAS No. 123 (Note 2):


                                                        YEAR ENDED          YEAR ENDED
                                                     DECEMBER 31, 1998   DECEMBER 31, 1997
                                                     -----------------   -----------------
               Loss available to common stock
                    As reported                        $  (4,185,807)     $  (2,412,634)
                    Pro forma                          $  (4,633,833)     $  (2,492,007)

               Loss per common share
                    As reported, basic and diluted     $        (.77)     $        (.73)
                    Pro forma, basic and diluted       $        (.85)     $        (.75)

         The fair value of the options, as determined using the Black-Scholes pricing model were $2.63 and $6.95 for the options issued during 1998 and 1997, respectively. The assumptions used in calculating the values are set forth in the following table:


                                                           1998        1997
                                                           ----        ----
               Risk free interest rate                      4.62%      5.89%
               Expected life                             7 years    7 years
               Expected volatility                         43.59%     45.24%
               Expected dividends                              0          0

         There was no impact of adoption of APB No. 25 or SFAS No. 123 for the year ended December 31, 1996 as no stock options, warrants or grants had been issued at such date.

                             PETROGLYPH ENERGY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1998, 1997 AND 1996

11.      COMMITMENTS AND CONTINGENCIES:

LEASES

         The Company leases offices and office equipment in its primary locations under non-cancelable operating leases. As of December 31, 1998, total minimum future lease payments for all non-cancelable lease agreements is $137,747.

         Amounts incurred by the Company under operating leases (including renewable monthly leases) were $91,042, $53,383, and $41,548, in 1998, 1997 and 1996, respectively.

LITIGATION

         The Company and its subsidiaries are involved in certain litigation and governmental proceedings arising in the normal course of business. Company management and legal counsel do not believe that ultimate resolution of these claims will have a material effect on the Company's financial position or results of operations.

OTHER COMMITMENTS

         During July, 1998, the Company entered into an agreement with Colorado Interstate Gas Company ("CIG") whereby CIG agreed to install approximately 37 miles of 10-inch steel pipeline from near Trinidad, Colorado, to the Company's Raton Basin coalbed methane development area approximately 6 miles southwest of Walsenburg, Colorado. The pipeline was placed in service in January 1999 with a delivery capacity of approximately 50 MMcf per day and will provide the Company primary access to mid-continent markets for its future coalbed methane production. The Company has committed to pay CIG a minimum transportation charge equivalent to $0.325 per Mcf for the daily agreed volumes described below less $0.02 per Mcf for any unused transportation capacity beginning February 1, 1999, and ending January 31, 2009. The commitment begins at a minimum volume of 2,000 Mcf per day and increases by 1,000 Mcf per day after each three-month period, with a maximum commitment of 10,000 Mcf per day. At the end of the first two-year period, The Company has the option to increase the minimum volume or eliminate the commitment. The cost of eliminating the commitment is the cost of the pipeline ($6.4 million) less credit applied for the Company's Raton Basin commercial gas production up to 16,000 Mcf per day. This cost could be applied as a credit to transportation elsewhere on CIG's system. The Company can reduce the minimum monthly commitment by selling its available pipeline capacity at market rates.

         In December 1996, the Company entered into an agreement with an industry partner whereby the industry partner would pay for the costs of a 3-D seismic survey on the Company's leasehold interests in the Helen Gohlke field, located in Victoria and DeWitt Counties of South Texas. In exchange for such costs, the industry partner has the right to earn a 50% interest in the leasehold rights of the Company in the Helen Gohlke field. The industry partner is required to pay 50% of the costs to drill and complete any wells in the area covered by the seismic survey, and, in exchange, will earn a 50% interest in the well and in certain acreage surrounding the well. The amount of such surrounding acreage in which the industry partner will earn an interest is to be determined based upon the depth of the well drilled.

ENVIRONMENTAL MATTERS

         The Company's operations and properties are subject to extensive and changing federal, state and local laws and regulations relating to environmental protection, including the generation, storage, handling, emission, transportation and discharge of materials into the environment, and relating to safety and health. The recent trend in environmental legislation and regulating generally is toward stricter standards, and this trend will likely continue. These laws and regulations may require the acquisition of a permit or other authorization before construction of drilling commences and for certain other activities; limit or prohibit construction, drilling and other activities on certain lands lying within wilderness and other protected areas; and impose substantial liabilities for pollution resulting from the Company's operations. The permits required for various of the Company's operations are subject to revocation, modification and

                             PETROGLYPH ENERGY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1998, 1997 AND 1996



ENVIRONMENTAL MATTERS: -- (CONTINUED)

renewal by issuing authorities. Governmental authorities have the power to enforce compliance with their regulations, and violations are subject to fines or injunction, or both. In the opinion of management, the Company is in substantial compliance with current applicable environmental laws and regulations, and the Company has no material commitments for capital expenditures to comply with existing environmental requirements. Nevertheless, changes in existing environmental laws and regulations or in interpretations thereof could have a significant impact on the Company, as well as the oil and natural gas industry in general.

12.      SUPPLEMENTAL FINANCIAL INFORMATION ON OIL AND NATURAL GAS PRODUCING
         ACTIVITIES:

COSTS INCURRED RELATED TO OIL AND NATURAL GAS PRODUCING ACTIVITIES

         The following table summarizes costs incurred whether such costs are capitalized or expensed for financial reporting purposes (in thousands):


                                                        YEAR ENDED DECEMBER 31,
                                             -------------------------------------------
                                                1998            1997             1996
                                             -----------     -----------     -----------
Acquisition
     Unproved Properties ...............     $ 7,141,142     $ 1,721,636     $   490,487
     Proved Properties .................          42,533         147,387              --
Development ............................      10,123,616      10,003,468       6,983,715
Exploration ............................         192,526              --              --
Improved recovery costs ................              --         895,317         327,027
                                             -----------     -----------     -----------
          Total ........................     $17,499,817     $12,767,808     $ 7,801,229
                                             ===========     ===========     ===========

PROVED RESERVES

         Independent petroleum engineers have estimated the Company's proved oil and natural gas reserves as of December 31, 1998 and 1997, all of which are located in the United States. Prior period reserves were estimated by the Company's reserve engineer. Proved reserves are the estimated quantities that geologic and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are the quantities expected to be recovered through existing wells with existing equipment and operating methods. Due to the inherent uncertainties and the limited nature of reservoir data, such estimates are subject to change as additional information becomes available. The reserves actually recovered and the timing of production of these reserves may be substantially different from the original estimate. Revisions result primarily from new information obtained from development drilling and production history and from changes in economic factors.

STANDARDIZED MEASURE

         The standardized measure of discounted future net cash flows ("standardized measure") and changes in such cash flows are prepared using assumptions required by the Financial Accounting Standards Board. Such assumptions include the use of year-end prices for oil and natural gas and year-end costs for estimated future development and production expenditures to produce year-end estimated proved reserves. Discounted future net cash flows are calculated using a 10% rate. Estimated future income taxes are calculated by applying year-end statutory rates to future pre-tax net cash flows, less the tax basis of related assets and applicable tax credits.

         The standardized measure does not represent management's estimate of the Company's future cash flows or the value of the proved oil and natural gas reserves. Probable and possible reserves, which may become proved in the future, are excluded from the calculations. Furthermore, year-end prices used to determine the standardized measure of

                             PETROGLYPH ENERGY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1998, 1997 AND 1996


STANDARDIZED MEASURE:-- (CONTINUED)

discounted cash flows are influenced by seasonal demand and other factors and may not be the most representative in estimating future revenues or reserve data.


                                                               OIL           Natural Gas
                                                              (BBLS)            (Mcf)
                                                            -----------      -----------
Proved Reserves (Unaudited):
December 31, 1995 .....................................       1,561,092        6,659,160
         Revisions ....................................        (801,535)      (3,146,699)
         Extensions, additions and discoveries ........       6,440,869       18,448,489
         Production ...................................        (262,910)        (553,770)
         Purchases of reserves ........................              --               --
         Sales in place ...............................        (810,380)      (2,594,717)
                                                            -----------      -----------

December 31, 1996 .....................................       6,127,136       18,812,463
         Revisions ....................................         558,350       (2,895,611)
         Extensions, additions and discoveries ........       3,168,390        5,939,453
         Production ...................................        (251,631)        (537,466)
         Purchases of reserves ........................          10,245          269,323
         Sales in place ...............................        (156,675)        (892,712)
                                                            -----------      -----------

December 31,1997 ......................................       9,455,815       20,695,450
         Revisions ....................................      (3,686,673)      (7,358,640)
         Extensions, additions and discoveries ........         937,164        2,835,622
         Production ...................................        (261,817)        (679,992)
         Purchases of reserves ........................              --               --
         Sales in place ...............................         (17,329)              --
                                                            -----------      -----------

December 31, 1998 .....................................       6,427,160       15,492,440
                                                            ===========      ===========

PROVED DEVELOPED RESERVES:
December 31, 1995 .....................................       1,561,092        6,659,160
                                                            ===========      ===========
December 31, 1996 .....................................         865,018        3,010,401
                                                            ===========      ===========
December 31, 1997 .....................................       4,742,028       10,839,164
                                                            ===========      ===========
December 31, 1998 .....................................       5,319,768       12,670,033
                                                            ===========      ===========

STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS RELATING TO PROVED RESERVES (UNAUDITED)


                                                                          DECEMBER 31,
                                                       ---------------------------------------------------
                                                           1998               1997               1996
                                                       -------------      -------------      -------------
Future cash inflows ..............................     $  84,010,748      $ 169,302,079      $ 184,248,490
Future costs:
         Production ..............................       (25,826,978)       (50,913,842)       (43,993,010)
         Development .............................        (5,823,801)       (19,151,264)       (16,455,901)
                                                       -------------      -------------      -------------
Future net cash flows before income tax ..........        52,359,969         99,236,973        123,799,579
                                                                                             =============
Future income tax ................................        (8,767,729)       (22,247,206)       (32,657,687)
                                                       -------------      -------------      -------------
Future net cash flows ............................        43,592,240         76,989,767         91,141,892
10% annual discount ..............................        19,398,715        (42,836,688)       (43,117,804)
                                                       -------------      -------------      -------------
Standardized Measure .............................     $  24,193,525      $  34,153,079      $  48,024,088
                                                       =============      =============      =============

                             PETROGLYPH ENERGY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1998, 1997 AND 1996


CHANGES IN STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS (UNAUDITED)


                                                                              DECEMBER 31,
                                                            ------------------------------------------------
                                                                1998              1997              1996
                                                            ------------      ------------      ------------
Standardized Measure, Beginning of Period .............     $ 34,153,079      $ 48,024,088      $ 13,370,705
Revisions:
         Prices and costs .............................      (32,472,461)      (26,476,631)        4,839,954
         Quantity estimates ...........................        2,814,596           380,840         6,000,942
         Accretion of discount ........................        4,346,915         6,484,830         1,484,547
         Future development cost ......................        7,332,602        (1,869,101)      (15,068,164)
         Income tax ...................................        5,201,663         7,508,139       (14,604,066)
         Production rates and other ...................       (6,027,000)       (8,545,510)        1,901,254
                                                            ------------      ------------      ------------
                  Net revisions .......................      (18,803,685)      (22,517,433)      (15,445,533)
Extensions, additions and discoveries .................        6,061,487        12,757,280        56,781,465
Production ............................................       (2,132,680)       (3,372,040)       (2,390,023)
Development costs .....................................        5,031,367                --                --
Purchases in place ....................................               --           397,644                --
Sales in place ........................................         (116,043)       (1,136,460)       (4,292,526)
                                                            ------------      ------------      ------------
         Net change ...................................       (9,959,554)      (13,871,009)       34,653,383
Standardized Measure, End of Period ...................     $ 24,193,525      $ 34,153,079      $ 48,024,088
                                                            ============      ============      ============

         Year-end weighted average oil prices used in the estimation of proved reserves and calculation of the standardized measure were $8.04, $13.46, and $19.50 per Bbl at December 31, 1998, 1997, and 1996, respectively. Year-end weighted average gas prices were $2.09, $2.03, and $3.37, per Mcf at December 31, 1998, 1997, and 1996, respectively. 1998 weighted average oil price includes a positive impact from crude oil hedging transactions resulting in a realized price of $11.89 in 1999 and $8.75 in 2000. Weighted average oil price, excluding hedges would have been $7.80. Price and cost revisions are primarily the net result of changes in period-end prices, based on beginning of period reserve estimates.

                                                                     APPENDIX II

      Item 7. Financial Statements and Exhibits.

         (a)      Financial Statements of Businesses Acquired.

                  Report of Independent Public Accountants
                  Audited Statements of Revenues and Direct Operating Expenses
                    for the Years Ended December 31, 1998, 1997, and 1996
                  Notes to Statements of Revenues and Direct Operating Expenses

         (b)      Pro Forma Financial Information.

                  Unaudited Pro Forma Consolidated Balance Sheet as of
                    June 30, 1999
                  Unaudited Pro Forma Consolidated Statements of Operations
                    for the Year Ended December 31, 1998 and the Six Months Ended June 30, 1999
                  Notes to Unaudited Pro Forma Consolidated Financial Statements

         (c)      Exhibits.

         None.

          REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


         To the Board of Directors of Petroglyph Energy, Inc.:

         We have audited the accompanying statements of revenues and direct operating expenses of the Antelope Creek Acquisition as described in
         Note 1 for the years ending December 31, 1998, 1997, and 1996. These statements are the responsibility of the management of Petroglyph Energy, Inc. (the "Company"). Our responsibility is to express an opinion on these statements based on our audit.

         We conducted our audit in accordance with general accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of revenues and direct operating expenses are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements of revenues and direct operating expenses. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statements of revenues and direct operating expenses. We believe that our audit provides a reasonable basis for our opinion.

         The accompanying statements of revenues and direct operating expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in
         Note 1 and are not intended to be a complete presentation of the Company's revenues and expenses.

         In our opinion, the statements of revenues and direct operating expenses referred to above present fairly, in all material respects, the revenues and direct operating expenses of the Antelope Creek Acquisition as described in Note 1 for the years ended December 31, 1998, 1997, and 1996 in conformity with generally accepted accounting principles.


         ARTHUR ANDERSEN LLP

         Dallas, Texas
         November 1, 1999

                           ANTELOPE CREEK ACQUISITION
              STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES
                               FOR THE YEARS ENDED

                                        December 31,   December 31,   December 31,
                                           1998           1997           1996
                                        -----------    -----------    -----------
REVENUES
     Oil                                $2,221,828     $3,225,609     $1,463,599
     Gas                                   937,205        834,603        251,481
                                        ----------     ----------     ----------
        Total                            3,159,033      4,060,212      1,715,080
                                        ----------     ----------     ----------

DIRECT OPERATING EXPENSES
     Lease operating expense             1,736,881      1,364,814        533,166
     Severance taxes                       170,715        169,268         70,328
                                        ----------     ----------     ----------
        Total                            1,907,596      1,534,082        603,494
                                        ----------     ----------     ----------

     EXCESS OF REVENUES OVER
        DIRECT OPERATING EXPENSES       $1,251,437     $2,526,130     $1,111,586
                                        ==========     ==========     ==========

See Accompanying Notes to Statements of Revenues and Direct Operating Expenses.

                           ANTELOPE CREEK ACQUISITION

         NOTES TO STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES

         1.       BASIS OF PRESENTATION

         Antelope Creek Acquisition

         On August 20, 1999, Petroglyph Energy, Inc. (the "Company") acquired the remaining 50% working interest in the Antelope Creek Field in the Uinta Basin of Utah (the "Antelope Creek Property") from its non-operated working interest partner, Williams Production Rocky Mountain Company ("Williams"), for a purchase price of $6.9 million (the "Antelope Creek Acquisition"). The Antelope Creek Acquisition, which was effective August 1, 1999, gives the Company a 100% working interest in the Antelope Creek Property.

         In order to finance the Antelope Creek Acquisition, the Company borrowed $2.5 million on an existing revolving credit facility with The Chase Manhattan Bank ("Chase") pursuant to Amendment No. 1 dated as of August 20, 1999 to the Second Amended and Restated Credit Agreement by and between the Company and Chase dated as of September 30, 1998.

         Additionally, the Company sold $5 million of 8% senior subordinated notes due 2004 (the "Notes") to Intermountain Industries, Inc., an Idaho corporation ("Intermountain"). The Notes required the Company to deliver to Intermountain a stock purchase warrant to acquire 150,000 shares of Common Stock of the Company at an exercise price of $3.00 per share and the ability for Intermountain to obtain additional stock purchase warrants over the life of the Notes. The number of future stock purchase warrants will be based on the future stock price performance and the amount and duration of the Notes outstanding. The maximum number of shares of Common Stock issuable under the stock purchase warrants for any given period is limited to 250,000 shares in any one year, 400,000 over the first three years and 750,000 over the five-year life of the notes. The Company may redeem the Notes at par without penalty at any time. Upon redemption of the Notes, any remaining unissued and unearned stock purchase warrants will expire. The Company utilized proceeds from the Notes to finance the remaining purchase price of the Antelope Creek Acquisition and for working capital needs.

         The accompanying statements of revenues and direct operating expenses do not include general and administrative expense, interest income or expense, a provision for depreciation, depletion and amortization or any provision for income taxes because the property interests acquired represent only a portion of a business and the costs incurred by Williams are not necessarily indicative of the costs to be incurred by the Company.

         Historical financial information reflecting financial position, results of operations and cash flows of the Antelope Creek Acquisition is not presented because the entire acquisition cost was assigned to the oil and gas property interests. Accordingly, the historical statements of revenues and direct operating expenses have been presented in lieu of the financial statements required under Rule 3-05 of Securities and Exchange Commission Regulation S-X.


         2.       SUPPLEMENTAL OIL AND GAS RESERVE INFORMATION (UNAUDITED)

         Estimated Quantities of Proved Oil and Gas Reserves

         Reserve information presented below has been estimated by the Company's internal engineers using June 30, 1999 prices and costs. Proved reserves are estimated quantities of crude oil and natural gas which, based on geologic and engineering data, are estimated to be reasonably recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those which are expected to be recovered through existing wells with existing equipment and operating methods. Because of inherent uncertainties and the limited nature of reservoir data, such estimates are subject to change as additional information becomes available.

         Proved Oil and Gas Reserves at
           June 30, 1999                             Oil (Bbls)        Gas (Mcf)

                  Proved reserves                    8,148,000         14,736,000
                                                     =========         ==========

                  Proved developed reserves          4,708,000          8,865,000
                                                     =========         ==========


         Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves

         The standardized measure of discounted future net cash flows ("Standardized Measure") is prepared using assumptions required by the Financial Accounting Standards Board. Such assumptions include the use of period-end prices for oil and gas and period-end costs for estimated future development and production expenditures to produce period-end estimated proved reserves. Discounted future net cash flows are calculated using a 10% rate.

         The Standardized Measure does not represent the Company's estimate of future net cash flows or the value of proved oil and gas reserves. Probable and possible reserves, which may become proved in the future, are excluded from the calculations. Furthermore, period-end prices, used to determine the Standardized Measure, are influenced by seasonal demand and other factors and may not be the most representative in estimating future reserves or reserve data.

         June 30, 1999 weighted average oil price used in the estimation of proved reserves and calculation of the Standardized Measure was $15.75. June 30, 1999 weighted average gas price was $2.32 per Mcf.

         Standardized Measure of Discounted Future Net Cash Flows at June 30,
         1999

                                                             (in thousands)
                  Future cash inflows                         $  164,253
                  Future costs:
                    Production                                   (29,873)
                    Development                                  (20,828)
                                                              ----------
                  Future net cash inflows                        113,552
                  10% annual discount                            (61,654)
                                                              ----------
                  Standardized measure of discounted future
                    Net cash flows before income taxes        $   51,898
                                                              ==========

                             PETROGLYPH ENERGY, INC.

         PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

         The accompanying Pro Forma Consolidated Financial Statements have been prepared by recording pro forma adjustments to the historical consolidated financial statements of Petroglyph Energy, Inc. ("the Company"). The Pro Forma Consolidated Balance Sheet as of June 30, 1999 has been prepared as if the Antelope Creek Acquisition (as described in Note 2) was consummated on January 1, 1998. The Pro Forma Consolidated Statements of Operations for the year ended December 31, 1998 and for the six months ended June 30, 1999 have been prepared as if the Antelope Creek Acquisition (as described in Note 2) was consummated on January 1, 1998.

         The Pro Forma Consolidated Financial Statements are not necessarily indicative of the financial position or results of operations that would have occurred had the transactions been effected on the assumed date. Additionally, future results may vary significantly from the results reflected in the Pro Forma Consolidated Statements of Operations due to normal production declines, changes in prices, future transactions and other factors. These statements should be read in conjunction with the Company's 1998 Form 10-K, the Company's consolidated financial statements and the related notes for the six months ended June 30, 1999 included in the Company's Form 10-Q for the quarter ended June 30, 1999 and the statements of revenues and direct operating expenses of the Antelope Creek Acquisition for the years ended December 31, 1998, 1997, and 1996.

                             PETROGLYPH ENERGY, INC.
                      PRO FORMA CONSOLIDATED BALANCE SHEET
                               AS OF JUNE 30, 1999
                                   (UNAUDITED)

                                                                                       PRO FORMA
                                                                     HISTORICAL       ADJUSTMENTS             PRO FORMA
                                                                    ------------      ------------           ------------
        ASSETS
Current Assets:
    Cash and cash equivalents                                       $    946,563      $  1,131,011 (1)       $  2,077,574
    Accounts receivable:
        Oil and Gas Sales                                                278,556                --                278,556
        Other                                                             39,111                --                 39,111
                                                                    ------------      ------------           ------------
          Total Accounts Receivable                                      317,667                --                317,667
    Inventory                                                          1,500,863                --              1,500,863
    Prepaid expenses and Other Current Assets                            164,822                --                164,822
                                                                    ------------      ------------           ------------
        Total Current Assets                                           2,929,915         1,131,011              4,060,926
                                                                    ------------      ------------           ------------

Property and Equipment, Successful efforts method at cost:
    Proved properties                                                 31,913,848         6,900,000 (2)         38,813,848
    Unproved properties                                               10,644,854                --             10,644,854
    Pipelines, gathering and other                                    10,360,832                --             10,360,832
                                                                    ------------      ------------           ------------
                                                                      52,919,534         6,900,000             59,819,534
    Less: accumulated depreciation, depletion, and amortization      (11,677,217)         (836,358)(3)        (12,513,575)
                                                                    ------------      ------------           ------------
        Property and equipment, net                                   41,242,317         6,063,642             47,305,959
                                                                    ------------      ------------           ------------
Note receivable from officers                                            246,500                --                246,500
Other assets, net                                                        211,879                --                211,879
                                                                    ------------      ------------           ------------
          Total Assets                                              $ 44,630,611      $  7,194,653           $ 51,825,264
                                                                    ============      ============           ============

        LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
    Accounts payable and accrued liabilities:
        Trade                                                       $    297,419      $         --           $    297,419
        Oil and natural gas sales payable                                301,254                --                301,254
        Accrued taxes Payable                                            165,604                --                165,604
        Current portion of long-term debt                                     --                --                     --
        Other                                                            389,992                --                389,992
                                                                    ------------      ------------           ------------
          Total Current Liabilities                                    1,154,269                --              1,154,269
                                                                    ------------      ------------           ------------
Long-term debt                                                         8,000,000         6,802,350 (4)         14,802,350
Deferred Tax Liability - Long-term                                       360,858            95,054 (5)            455,912
Stockholders' equity:
    Common Stock, par value $.01 per share; 25,000,000 shares
       authorized; 5,458,333 shares issued and outstanding                54,583                --                 54,583
    Warrants outstanding                                                      --           139,500 (6)            139,500
    Paid-in-Capital                                                   46,134,018                --             46,134,018
    Retained Earnings (deficit)                                      (11,073,117)          157,749 (7)(8)     (10,915,368)
                                                                    ------------      ------------           ------------
          Total Stockholders' Equity                                  35,115,484           297,249             35,412,733
                                                                    ------------      ------------           ------------
          Total Liabilities and Stockholders' Equity                $ 44,630,611      $  7,194,653           $ 51,825,264
                                                                    ============      ============           ============


See Accompanying Notes to Pro Forma Consolidated Financial Statements.

                             PETROGLYPH ENERGY, INC.
            PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
                  FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1998

                                                                          PRO FORMA
                                                        HISTORICAL        ADJUSTMENTS             PRO FORMA
                                                       ------------      ------------            ------------
                                                        (Audited)         (Unaudited)             (Unaudited)
Operating Revenues:
     Oil sales                                         $  2,912,293      $  2,221,828 (1)        $  5,134,121
     Natural gas sales                                    1,365,850           937,205 (1)           2,303,055
     Other                                                  189,924                --                 189,924
                                                       ------------      ------------            ------------
         Total operating revenues                         4,468,067         3,159,033               7,627,100
                                                       ------------      ------------            ------------

Operating Expenses:
     Lease operating                                      1,927,334         1,736,881 (1) (5)       3,664,215
     Production taxes                                       218,129           170,715 (1)             388,844
     Exploration Costs                                      192,526                --                 192,526
     Depreciation, depletion, and amortization            1,866,111           619,529 (2)           2,485,640
     Impairments                                          4,848,218                --               4,848,218
     General and administrative                           2,128,774           236,438 (5)           2,365,212
                                                       ------------      ------------            ------------
         Total operating expenses                        11,181,092         2,763,563              13,944,655
                                                       ------------      ------------            ------------

Operating Gain (Loss)                                    (6,713,025)          395,470              (6,317,555)
                                                       ------------      ------------            ------------

Other Income (Expenses):
     Interest Income (expense), net                         406,975          (579,900)(3) (4)        (172,925)
     Gain (loss) on sales of property & equip, net           58,577                --                  58,577
                                                       ------------      ------------            ------------
Net income (loss) before income taxes                    (6,247,473)         (184,430)             (6,431,903)
                                                       ------------      ------------            ------------
Income Tax Expense (Benefit):
        Current                                                  --                --                      --
        Deferred                                         (2,061,666)          (69,346)(6)          (2,131,012)
                                                       ------------      ------------            ------------
         Total income tax (benefit) expense              (2,061,666)          (69,346)             (2,131,012)
                                                       ------------      ------------            ------------
Net Income (Loss)                                      $ (4,185,807)     $   (115,084)           $ (4,300,891)
                                                       ============      ============            ============


See Accompanying Notes to Pro Forma Consolidated Financial Statements

                             PETROGLYPH ENERGY, INC.
            PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1999
                                   (UNAUDITED)

                                                                                     PRO FORMA
                                                                    HISTORICAL       ADJUSTMENTS             PRO FORMA
                                                                    -----------      -----------            -----------
Operating Revenues:
     Oil sales                                                      $ 1,219,964      $   946,342 (1)        $ 2,166,306
     Natural gas sales                                                  625,039          324,424 (1)            949,463
     Other                                                              140,525               --                140,525
                                                                    -----------      -----------            -----------
         Total operating revenues                                     1,985,528        1,270,766              3,256,294
                                                                    -----------      -----------            -----------

Operating Expenses:
     Lease operating                                                    950,754          774,990 (1) (5)      1,725,744
     Production taxes                                                    99,997           94,818 (1)            194,815
     Depreciation, depletion, and amortization                          824,633          216,829 (2)          1,041,462
     General and administrative                                         904,366           64,446 (5)            968,812
                                                                    -----------      -----------            -----------
         Total operating expenses                                     2,779,750        1,151,083              3,930,833
                                                                    -----------      -----------            -----------

Operating Gain (Loss)                                                  (794,222)         119,683               (674,539)
                                                                    -----------      -----------            -----------

Other Income (Expenses):
     Interest Income (expense), net                                    (196,782)        (289,950)(3) (4)       (486,732)
     Gain (loss) on sales of property & equip, net                      876,842          607,500 (6)          1,484,342
                                                                    -----------      -----------            -----------
Net income (loss) before income taxes                                  (114,162)         437,233                323,071
                                                                    -----------      -----------            -----------
Income Tax Expense (Benefit):
        Current                                                              --               --                     --
        Deferred                                                        (29,085)         164,400 (7)            135,315
                                                                    -----------      -----------            -----------
         Total income tax (benefit) expense                             (29,085)         164,400                135,315
                                                                    -----------      -----------            -----------
Net Income (Loss) Before Change in Accounting Principles:           $   (85,077)     $   272,833            $   187,756
     Accounting Change - Expense of Start Up Costs (net of tax)        (111,190)              --               (111,190)
                                                                    -----------      -----------            -----------
Net Income (Loss)                                                   $  (196,267)     $   272,833            $    76,566
                                                                    ===========      ===========            ===========


See Accompanying Notes to Pro Forma Consolidated Financial Statements

                             PETROGLYPH ENERGY, INC.
        NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

         1.       BASIS OF PRESENTATION

         The accompanying Pro Forma Consolidated Balance Sheet at June 30, 1999 and the Pro Forma Consolidated Statements of Operations for the year ended December 31, 1998 and the six months ended June 30, 1999 have been prepared assuming that Petroglyph Energy, Inc. ("the Company") consummated the Antelope Creek Acquisition (see Note 2) on January 1, 1998. The Pro Forma Consolidated Statements of operations are not necessarily indicative of the results of operations had the above-described transactions occurred on the assumed date.

         2.       ACQUISITION

         On August 20, 1999, the Company acquired the remaining 50% working interest in the Antelope Creek Field in the Uinta Basin of Utah (the "Antelope Creek Property") from its non-operated working interest partner, Williams Production Rocky Mountain Company ("Williams"), for a purchase price of $6.9 million (the "Antelope Creek Acquisition"). The Antelope Creek Acquisition, which was effective August 1, 1999, gives the Company a 100% working interest in the Antelope Creek Property.

         In order to finance the Antelope Creek Acquisition, the Company borrowed $2.5 million on an existing revolving credit facility with The Chase Manhattan Bank ("Chase") pursuant to Amendment No. 1 dated as of August 20, 1999 to the Second Amended and Restated Credit Agreement by and between the Company and Chase dated as of September 30, 1998.

         Additionally, the Company sold $5 million of 8% senior subordinated notes due 2004 (the "Notes") to Intermountain. The Notes required the Company to deliver to Intermountain a stock purchase warrant to acquire 150,000 shares of Common Stock of the Company at an exercise price of $3.00 per share and the ability for Intermountain to obtain additional stock purchase warrants over the life of the Notes. The number of future stock purchase warrants will be based on the future stock price performance and the amount and duration of the Notes outstanding. The maximum number of shares of Common Stock issuable under the stock purchase warrants for any given period is limited to 250,000 shares in any one year, 400,000 over the first three years and 750,000 over the five-year life of the notes. The Company may redeem the Notes at par without penalty at any time. Upon redemption of the Notes, any remaining unissued and unearned stock purchase warrants will expire. The Company utilized proceeds from the Notes to finance the remaining purchase price of the Antelope Creek Acquisition and for working capital needs.

         3.       PRO FORMA ADJUSTMENTS

         The following are notes to the Pro Forma Consolidated Balance Sheet dated June 30, 1999:

         (1) To reflect pro forma cash flows from January 1, 1998 through June 30, 1999:

                  Oil and natural gas sales                 $ 4,429,799
                  Production taxes                             (265,533)
                  LOE & G&A expenses                         (2,812,755)
                  Interest expense                             (828,000)
                  Sale of equipment                             607,500
                                                            -----------
                      Net cash                              $ 1,131,011
                                                            -----------

         (2) The purchase price of the additional 50% working interest in the Antelope Creek Field.

         (3) Depreciation, depletion, and amortization expense for 18 months attributable to the Antelope Creek Acquisition.

         (4)      Additional borrowings to finance the Antelope Creek
                  Acquisition.

         (5) Income tax expense of $164,400 for six months of 1999 less $69,346 tax benefit from the net loss in 1998 from operations of the Antelope Creek Acquisition.

         (6) To reflect the calculated value of a warrant to purchase 150,000 shares of Common Stock granted on the sale of Notes.

         (7) To reflect the net loss (after income tax benefit) from operations of the Antelope Creek Acquisition for 1998.

         (8) To reflect the net income (after income tax expense) from operations of the Antelope Creek Acquisition for the first six months of 1999.


         The following are notes to the Pro Forma Consolidated Statement of Operations dated December 31, 1998:

         (1) To add oil and natural gas revenues and volumes, production taxes, and operating expenses attributable to the Antelope Creek Acquisition for the period January 1, 1998 through December 31, 1998.

         (2) To reflect depreciation, depletion, and amortization expense on the Antelope Creek Field as if the Company had owned a 100% working interest for all of 1998.

         (3) To add interest expense related to the debt required to purchase the additional 50% of the Antelope Creek Field:
                  $6,900,000 at 8% interest outstanding for all of 1998.

         (4) Includes $27,900 amortization of $139,500 calculated value of a warrant to purchase 150,000 shares of Common Stock granted on the sale of Notes.

         (5) To reflect the increase in general and administrative expense and decrease in lease operating expense resulting from owning 100% of the Antelope Creek Field and billing no overhead and service income fees to third parties.

         (6) The pro forma tax expense was computed at a combined rate of 37.6%.


         The following are notes to the Pro Forma Consolidated Statement of Operations dated June 30, 1999:

         (1) To add oil and natural gas revenues and volumes, production taxes, and operating expenses attributable to the Antelope Creek Acquisition for the period January 1, 1999 through June 30, 1999.

         (2) To reflect depreciation, depletion, and amortization expense on the Antelope Creek Field as if the Company had owned a 100% working interest for the first six months of 1999.

         (3) To add interest expense related to the debt required to purchase the additional 50% of the Antelope Creek Field:
                  $6,900,000 at 8% interest outstanding for the first six months of 1999.

         (4) Includes $13,950 amortization of $139,500 calculated value of a warrant to purchase 150,000 shares of Common Stock granted on the sale of Notes.

         (5) To reflect the increase in general and administrative expense and decrease in lease operating expense resulting from owning 100% of the Antelope Creek Field and billing no overhead and service income fees to third parties.

         (6) To reflect the sale of equipment in the first half of 1999 attributable to the Antelope Creek Acquisition.

         (7) The pro forma tax expense was computed at a combined rate of 37.6%.

                                                                    APPENDIX III

ITEM 1. FINANCIAL STATEMENTS


                             PETROGLYPH ENERGY, INC
                           Consolidated Balance Sheets
                                 (in thousands)


           ASSETS                                                      SEPTEMBER 30,          DECEMBER 31,
                                                                            1999                  1998
                                                                       --------------        --------------
                                                                         (Unaudited)            (Audited)
Current Assets:
     Cash and cash equivalents                                         $          274        $        2,008
     Accounts receivable:
       Oil and natural gas sales                                                  758                   265
       Joint interest billing                                                      30                   835
       Other                                                                       61                   133
     Inventory                                                                  1,363                 1,234
     Prepaid expenses                                                             143                   247
                                                                       --------------        --------------
             Total Current Assets                                               2,629                 4,722
                                                                       --------------        --------------
Property and Equipment, successful efforts method at cost:
       Proved properties                                                       39,424                32,191
       Unproved properties                                                     10,684                10,072
       Pipelines, gas gathering and other                                      10,395                10,025
                                                                       --------------        --------------
                                                                               60,503                52,288
     Less:  Accumulated depletion, depreciation and amortization              (12,090)              (11,590)
                                                                       --------------        --------------
       Property and equipment, net                                             48,413                40,698
     Other assets, net of accumulated amortization                                284                   615
                                                                       --------------        --------------
             Total Assets                                              $       51,326        $       46,035
                                                                       ==============        ==============

                        LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
     Accounts payable and accrued liabilities:
       Trade                                                           $          645        $        2,088
       Oil and natural gas sales                                                  110                   280
       Current portion of long-term debt                                           --                    --
       Other                                                                      309                   403
                                                                       --------------        --------------
             Total Current Liabilities                                          1,064                 2,771
                                                                       --------------        --------------
Long-term Debt                                                                 15,363                 7,500
Deferred Tax Liability                                                             91                   452
Stockholders' Equity:
     Common Stock, par value $.01 par share; 25,000,000 shares
       authorized; 5,458,333 shares issued and outstanding                         55                    55
     Warrants outstanding                                                         140                    --
     Paid-in capital                                                           46,134                46,134
     Retained earnings (deficit)                                              (11,521)              (10,877)
                                                                       --------------        --------------
       Total Stockholders' Equity                                              34,808                35,312
                                                                       --------------        --------------
             Total Liabilities and Stockholders' Equity                $       51,326        $       46,035
                                                                       ==============        ==============



           See accompanying notes to consolidated financial statements.

                             PETROGLYPH ENERGY, INC
                      Consolidated Statements of Operations
                      (in thousands, except per share data)
                                   (Unaudited)


                                                                         THREE MONTHS ENDED               NINE MONTHS ENDED
                                                                            SEPTEMBER 30,                   SEPTEMBER 30,
                                                                   -------------------------------  ------------------------------
                                                                        1999            1998             1999           1998
                                                                   ---------------- --------------  --------------- --------------

Operating Revenues:
    Oil sales                                                      $         1,139  $         728   $        2,359  $       2,221
    Natural gas sales                                                          310            349              936            949
    Other                                                                       62             49              202            122
                                                                   ---------------- --------------  --------------- --------------
     Total operating revenues                                                1,511          1,126            3,497          3,292
Operating Expenses:
    Lease operating                                                            831            443            1,782          1,480
    Production taxes                                                           120             53              220            154
    Exploration costs                                                           21              -               21              -
    Depletion, depreciation and amortization                                   423            482            1,248          1,373
    General and administrative                                                 626            525            1,530          1,535
                                                                   ---------------- --------------  --------------- --------------
     Total operating expenses                                                2,021          1,503            4,801          4,542
                                                                   ---------------- --------------  --------------- --------------
     Operating loss                                                           (510)          (377)          (1,304)        (1,250)

Other Income:
    Interest income (expense), net                                            (190)            50             (387)           393
    Gain on sales of property and equipment, net                               (17)             3              860             59
                                                                   ---------------- --------------  --------------- --------------
     Net loss before income taxes                                             (717)          (324)            (831)          (798)
Income Tax Benefit:
    Deferred                                                                  (270)           (97)            (299)          (282)
    Current                                                                      -              -                -              -
                                                                   ---------------- --------------  --------------- --------------
     Total income tax benefit                                                 (270)           (97)            (299)          (282)
                                                                   ---------------- --------------  --------------- --------------
    Net loss before change in accounting principle                            (447)          (227)            (532)          (516)
    Change in accounting principle (net of income tax effect)                    -              -             (111)             -
                                                                   ---------------- --------------  --------------- --------------
    Net loss                                                       $          (447) $        (227)  $         (643) $        (516)
                                                                   ================ ==============  =============== ==============
    Net loss per common share before change in accounting
            principle, basic and diluted                           $         (0.08) $       (0.04)  $        (0.10) $       (0.09)
    Net loss per common share from change in accounting principle  $             -  $           -   $        (0.02) $           -
                                                                   ---------------- --------------  --------------- --------------
    Net loss per common share, basic and diluted                   $         (0.08) $       (0.04)  $        (0.12) $       (0.09)
                                                                   ================ ==============  =============== ==============

Weighted average common shares outstanding                               5,458,333      5,458,333        5,458,333      5,458,333
                                                                   ================ ==============  =============== ==============





          See accompanying notes to consolidated financial statements.

                             PETROGLYPH ENERGY, INC
                      Consolidated Statements of Cash Flows
                                 (in thousands)
                                   (Unaudited)


                                                                     NINE MONTHS ENDED
                                                                       SEPTEMBER 30,
                                                               -----------------------------
                                                                   1999            1998
                                                               --------------   ------------
Operating Activities:
    Net loss before income taxes                                $     (643)     $     (516)
    Adjustments to reconcile net loss to net cash
      provided by operating activities:
      Depletion, depreciation and amortization                       1,263           1,373
      Gain on sales of property and equipment, net                    (859)            (59)
      Exploration costs                                                 21              --
      Expense of capitalized organization costs
           due to change in accounting principle                       173              --
      Write-off of officer note receivable                             176              --
      Deferred taxes                                                  (361)           (282)
    Changes in assets and liabilities:
      (Increase) decrease in accounts receivable                       359          (1,226)
      Increase  in inventory                                          (183)           (507)
      (Increase) decrease in prepaid expenses                          104            (167)
      Decrease in accounts payable and
        accrued liabilities                                         (1,707)           (417)
                                                                ----------      ----------
           Net cash used in operating activities:                   (1,657)         (1,801)
                                                                ----------      ----------
Investing Activities:
    Proceeds from sales of property and equipment                    1,503              88
    Additions to oil and natural gas properties, including
      exploration costs                                             (9,005)        (13,583)
    Additions to pipelines, natural gas gathering and other           (561)         (1,435)
                                                                ----------      ----------
      Net cash used in investing activities                         (8,063)        (14,930)
                                                                ----------      ----------
Financing Activities:
    Proceeds from issuance of, and draws on, notes payable           8,000           2,000
    Payments on notes payable                                           --             (37)
    Payments for financing costs                                       (14)            (46)
                                                                ----------      ----------
      Net cash provided by financing activities                      7,986           1,917
                                                                ----------      ----------
           Net decrease in cash and cash equivalents                (1,734)        (14,814)
Cash and Cash Equivalents, beginning of period                       2,008          16,679
                                                                ----------      ----------
Cash and Cash Equivalents, end of period                        $      274      $    1,865
                                                                ==========      ==========


          See accompanying notes to consolidated financial statements.

                             PETROGLYPH ENERGY, INC.
                   Notes to Consolidated Financial Statements

(1)  ORGANIZATION AND BASIS OF PRESENTATION

     Petroglyph Energy, Inc. ("Petroglyph" or the "Company") was incorporated in Delaware in April 1997 for the purpose of consolidating and continuing the activities previously conducted by Petroglyph Gas Partners, L.P. ("PGP" or the "Partnership"). PGP was a Delaware limited partnership, which was organized on April 15, 1993 to acquire, explore for, produce and sell oil, natural gas and related hydrocarbons. The sole general partner of PGP was Petroglyph Energy, Inc., a Kansas corporation ("PEI"). Petroglyph Gas Partners II, L.P. ("PGP II") was a Delaware limited partnership, which was organized on April 15, 1995 to acquire, explore for, produce and sell oil, natural gas and related hydrocarbons. The sole general partner of PGP II was PEI (1% interest) and the sole limited partner was PGP (99% interest). Pursuant to the terms of an Exchange Agreement dated August 22, 1997 (the "Exchange Agreement"), the Company acquired all of the outstanding partnership interests of the Partnership and all of the stock of PEI in exchange for shares of Common Stock of the Company (the "Conversion"). The Conversion and other transactions contemplated by the Exchange Agreement were consummated on October 24, 1997, immediately prior to the closing of the initial public offering of the Company's Common Stock (the "Offering"). The Conversion was accounted for as a transfer of assets and liabilities between affiliates under common control in October 1997 and resulted in no change in carrying values of these assets and liabilities.

     On June 30, 1998, all properties owned by PGP, PGP II, and PEI were transferred into the Company and the three entities (PGP, PGP II, and PEI) were dissolved.

     The accompanying consolidated financial statements of Petroglyph include the assets, liabilities and results of operations of its wholly owned subsidiary, Petroglyph Operating Company, Inc. ("POCI"). POCI is a subchapter C corporation. POCI is the designated operator of all wells for which the Company has acquired operating rights. Accordingly, all producing overhead and supervision fees were charged to the joint accounts by POCI. All material intercompany transactions and balances have been eliminated in the preparation of the accompanying consolidated financial statements.

     The Company's operations are primarily focused in the Uinta Basin of Utah and the Raton Basin of Colorado with additional operations in DeWitt and Victoria Counties in South Texas.

     The accompanying consolidated financial statements of Petroglyph, with the exception of the consolidated balance sheet at December 31, 1998, have not been audited by independent public accountants. In the opinion of the Company's management, the accompanying consolidated financial statements reflect all adjustments necessary to present fairly the financial position at September 30, 1999 and the related results of operations for the three month and nine-month periods ended September 30, 1999 and 1998. All such adjustments are of a normal recurring nature. These interim results are not necessarily indicative of results for a full year.

     Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted in this Form 10-Q pursuant to the rules and regulations of the Securities and Exchange Commission.

(2)  SIGNIFICANT EVENTS

A.   CHANGE OF CONTROL

     On August 18, 1999, III Exploration Company, an Idaho corporation ("III"), completed the purchase (the "Purchase") from Robert A. Christensen, a director and executive officer of the Company, David R. Albin, a director of the Company, Kenneth A. Hersh, a director of the Company, R. Gamble Baldwin, John S. Foster, Bruce B. Selkirk, III, Albin Income Trust, Natural Gas Partners, L.P., Natural Gas Partners II, L.P. and Natural Gas Partners III, L.P. (collectively, the "Sellers") of 2,753,392 shares of common stock, $.01 par value of the Company.

     According to the Schedule 13D filed with the Securities and Exchange Commission by III on August 30, 1999, III is controlled by Intermountain Industries, Inc., an Idaho corporation ("Intermountain"). The stock purchase was effected through a privately negotiated sale between the Sellers and Intermountain, pursuant to Letter Agreements dated as of August 13, 1999 and July 29, 1999 (collectively, the "Agreement"), with a purchase price of $3.00 per share. The source of funds for the Purchase came from working capital of Intermountain. As a result of the Purchase, Intermountain, through its ownership of III, now owns approximately 50.4% of the outstanding Common Stock of the Company.

     Intermountain, a closely-held holding company exempt from the provisions of the Public Utility Holding Company Act of 1935, except for Section 9(a)(2), through its subsidiaries operates the largest natural gas distribution utility in Idaho, the largest end-use natural gas marketing business in the northwest United States and has producing oil and gas properties in the Rocky Mountain region, including the Uinta Basin of Utah.

     Related to the sale, David Albin, Kenneth Hersh and Robert Christensen tendered their resignations from the Company's Board of Directors. Mr. Christensen also resigned as an executive officer of the Company, but will remain as an engineering advisor. After discussing the resignations with Intermountain, the remaining members of the Company's Board of Directors nominated William C. Glynn, Richard Hokin and Eugene C. Thomas, who are also members of Intermountain's Board of Directors, to fill the vacancies created on the Board of Directors by the resignations.

B.   ANTELOPE CREEK ACQUISITION

     During August 1999, Petroglyph Energy, Inc. acquired the remaining 50% working interest in the Antelope Creek Field in the Uinta Basin of Utah (the "Antelope Creek Property") from its non-operated working interest partner, Williams Production Rocky Mountain Company ("Williams"), for a purchase price of $6.9 million (the "Antelope Creek Acquisition"). The Antelope Creek Acquisition, which was effective August 1, 1999, gives the Company a 100% working interest in the Antelope Creek Property.

(3)  LONG-TERM DEBT

     Effective September 30, 1998, the Company entered into a credit agreement with the Chase Manhattan Bank ("Chase") (the "Credit Agreement"). The Credit Agreement established a credit facility for the Company of up to $50.0 million with a two-year revolving line and a borrowing base to be redetermined quarterly. The revolving credit facility expires on September 30, 2000, at which time all outstanding balances will convert to a term loan expiring on September 30, 2003. Interest on outstanding borrowings is calculated, at the Company's option, at either Chase's prime rate or the London Interbank Offer Rate plus a margin determined by the amount outstanding under the facility.

     During August 1999, in conjunction with the Antelope Creek Acquisition, the borrowing base was increased to $11.0 million and the quarterly redetermination scheduled for September 30, 1999 was waived. The next redetermination is scheduled to occur on or before December 31, 1999.

     In order to finance the Antelope Creek Acquisition, the Company and Chase entered into Amendment No. 1 to the Credit Agreement, dated as of August 20, 1999, pursuant to which the Company borrowed an additional $2.5 million.

     Additionally, the Company sold $5 million of 8% senior subordinated notes due 2004 (the "Notes") to III. The Notes required the Company to deliver to III a stock purchase warrant to acquire 150,000 shares of Common Stock of the Company at an exercise price of $3.00 per share and the ability for III to obtain additional stock purchase warrants over the life of the Notes. The number of future stock purchase warrants will be based on the future stock price performance and the amount and duration of the Notes outstanding. The maximum number of shares of Common Stock issuable under the stock purchase warrants for any given period is limited to 250,000 shares in any one year, 400,000 over the first three years and 750,000 over the five-year life of the notes. The Company may redeem the Notes at par without penalty at any time. Upon redemption of the Notes, any remaining unissued and unearned stock purchase warrants will expire. The Company utilized proceeds from the Notes to finance the remaining purchase price of the Antelope Creek Acquisition and for working capital needs.

     (4)  COMMITMENTS

     The Company has hedged a portion of its future production with crude oil collars based on a floor price and a ceiling price indexed to the NYMEX light crude future settlement price. Oil hedge contracts currently in place are:


                        DURATION                         VOLUME             FLOOR       CEILING
                        --------                         ------             ------       -------
              January 1999 - December 1999          13,250 Bbl/month        $17.00       $22.00
              January 2000 - December 2000          12,000 Bbl/month        $17.00       $20.00
                                                                               AVERAGE PRICE
                                                                               -------------
             September 1999 - December 1999         12,000 Bbl/month              $21.00
                January 2000 - June 2000            12,000 Bbl/month              $20.05

     The Company has contracted for the sale of its natural gas production and taken hedge positions to effect the following volumes and prices:


                           DURATION                       VOLUME                   AVERAGE PRICE
                           --------                       ------                   -------------
   Utah:         October 1999 - September 2000       1,500 MMBtu/day          $2.01 MMBtu ($2.33 MCF)

   Texas:          August 1999 - March 2000          1,000 MMBtu/day         $2.2275 MMBtu ($2.29 MCF)
                    April 2000 - March 2001          1,000 MMBtu/day         $2.2425 MMBtu ($2.31 MCF)

     The Company uses price hedging arrangements and fixed price natural gas sales contracts as described above to reduce price risk on a portion of its oil and natural gas production.

     In September 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair market value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133 is effective for fiscal years beginning after June 15, 2000. With its current hedge contracts, management believes SFAS No. 133 will have no impact on the financial statements of the Company.

     During July 1998, the Company entered into an agreement with Colorado Interstate Gas Company ("CIG") whereby CIG agreed to install approximately
37 miles of 10-inch steel pipeline from near Trinidad, Colorado to the Company's Raton Basin coalbed methane development area approximately 6 miles southwest of Walsenburg, Colorado. The pipeline was placed in service in January 1999 with a delivery capacity of approximately 50 MMcf per day and would provide the Company primary access to mid-continent markets for its future coalbed methane production. The Company has committed to pay CIG a minimum transportation charge equivalent to $0.325 per Mcf for the daily agreed volumes described below less $0.02 per Mcf for any unused transportation capacity beginning February 1, 1999 and ending January 31, 2009. The commitment begins at a minimum volume of 2,000 Mcf per day and increases after each three-month period by 1,000 Mcf per day, with a maximum commitment of 10,000 Mcf per day. At the end of the first two-year period the Company has the option to: 1) continue the agreement with a minimum volume of 16,000 Mcf per day, 2) increase the minimum volume to 32,000 Mcf per day, or 3) eliminate the commitment. The cost of eliminating the commitment is the cost of the pipeline ($6.4 million) less a credit applied for the Company's Raton Basin commercial gas production up to 16,000 Mcf per day. This cost could be applied as a credit to transportation elsewhere on CIG's system. The Company can reduce the minimum monthly commitment by selling its available pipeline capacity at market rates. Net commitment fees paid to CIG totaling $82,000 and $151,000 for the three and nine-month periods ending September 30, 1999, respectively, are reflected as lease operating expense in the Company's consolidated statements of operations.

     ITEM 2.MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


 GENERAL

     Petroglyph is an independent energy company engaged in the exploration, development and acquisition of crude oil and natural gas properties. The Company's strategy is to increase its reserves, production and cash flow through
(i) the development of its drillsite inventory, (ii) the exploitation of its existing reserve base, (iii) the control of operations of its core properties,
(iv) the acquisition of additional property interests, and (v) the development of a strong financial position that affords the Company the financial flexibility to execute its business strategy.

     OPERATING DATA

     The following table sets forth certain operating data of the Company for the periods presented.


                                           Three Months Ended            Nine Months Ended
                                              September 30,                 September 30,
                                      ---------------------------     ---------------------------
                                         1999            1998            1999             1998
                                      -----------     -----------     -----------     -----------

Production Data:

 Oil (Bbls)........................        64,838          67,131         158,329         201,644

 Natural gas (Mcf).................       160,476         180,936         489,480         473,604

 Total (BOE).......................        91,584          97,287         239,909         280,578

Average Daily Production:

 Oil (Bbls)........................           705             730             580             739

 Natural gas (Mcf).................         1,744           1,967           1,793           1,735

 Total (BOE).......................           995           1,057             879           1,028

Average Sales Price per Unit (1):

 Oil (per Bbl) (2).................   $     17.56     $     10.84     $     14.90     $     11.01

 Natural gas (per Mcf).............   $      1.94     $      1.93     $      1.91     $      2.00

Costs Per BOE:

 Lease operating expenses..........   $      9.08     $      4.56     $      7.43     $      5.27

 Production and property taxes.....   $      1.31     $      0.55     $      0.92     $      0.55

 Depletion, depreciation and
    amortization...................   $      4.62     $      4.95     $      5.20     $      4.89

 General and administrative........   $      6.83     $      5.39     $      6.38     $      5.47

(1)  Before deduction of production taxes.
(2) Excluding the effects of crude oil hedging transactions, the weighted average sales price per Bbl of oil was $18.45 and $9.25 for the three months, and $14.27 and $9.86 for the nine months ended September 30, 1999 and 1998, respectively.

 Bbl -  Barrel
 Mcf -  Thousand cubic feet
 BOE -  Barrels of oil equivalent (six Mcf equal one Bbl)

     The Company uses the successful efforts method of accounting for its oil and natural gas activities. Costs to acquire mineral interests in oil and natural gas properties, to drill and equip exploratory wells that result in proved reserves, and to drill and equip development wells are capitalized. Costs to drill exploratory wells that do not result in proved reserves, costs of geological, geophysical and seismic testing, and costs of carrying and retaining properties that do not contain proved reserves are expensed. Costs of significant nonproducing properties, wells in the process of being drilled and development projects are excluded from depletion until such time as the related project is developed and proved reserves are established or impairment is determined.

     One gross (.5 net) well was drilled as a dry hole in South Texas and no wells were completed during the three months ended September 30, 1999. This compares with 12 gross and net wells drilled and 12 gross (9.5 net) wells completed during the three months ended September 30, 1998.

 RESULTS OF OPERATIONS

     Three Months Ended September 30, 1999 Compared to Three Months Ended September 30, 1998

     OPERATING REVENUES

     Third quarter 1999 operating revenues increased 34% to $1,511,000 compared to $1,126,000 for the same period in 1998. Oil prices during the third quarter 1999 increased $6.72 (62%) to $17.56 per barrel compared to the third quarter 1998. This price includes a third quarter hedge loss of $0.89 per barrel in 1999 compared to $1.59 hedge gain in 1998. The gas price was essentially flat between periods at $1.94 and $1.93 per Mcf for 1999 and 1998, respectively. However, the 1999 third quarter price includes $0.35 per Mcf hedge loss. There was no gas hedge effect for the 1998 period.

     Oil sales volumes declined 3% to 64,800 Bbls and gas volumes fell 11% to 160,500 Mcf in the third quarter of 1999 compared to the 1998 period. Third quarter 1999 sales include volumes totaling 24,393 Bbls and 27,023 Mcf attributable to the purchase of 50% of the Antelope Creek Field. Excluding the Antelope Creek Acquisition, oil sales volumes declined 40% from the prior year due to suspension of development in the Antelope Creek Field mid-year 1998 coupled with the conversion of six wells from producers to injectors between periods.

     OPERATING EXPENSES

     Lease operating expense for the third quarter 1999 of $831,000 was $388,000 (87%) greater than the comparable period in 1998. The 1999 figure includes $106,000 in compressor rentals attributable to the sale of the Texas and Antelope Creek compressors, $82,000 in CIG commitment fees, and $272,000 in lease operating expense attributable to the Antelope Creek Acquisition. None of these costs were present in the third quarter of 1998. As a result of these increases and the production declines noted above, average LOE rose $4.52 to $9.08 per barrel.

     Third quarter 1999 general and administrative expense increased 19% to $626,000 compared to the comparable quarter in 1998. This amount included a one-time, non-cash charge of $176,000 associated with forgiveness of debt owed to the Company by a former executive officer. In exchange for the debt forgiveness, the officer relinquished his rights under a severance agreement, which had a potential cash value of $250,000. Absent this charge, general and administrative expense decreased $75,000 to $450,000 compared to $525,000 for the third quarter of 1998 as a result of cost reduction measures implemented in the first quarter of 1999.

     OTHER INCOME (EXPENSE)

     Other operating revenues increased to $62,000 during the third quarter 1999 from $49,000 for the same period in 1998. Gas transportation income from Texas wells is the principal reason for this increase.

     Net interest expense for the third quarter 1999 was $190,000 compared to net interest income of $50,000 for third quarter 1998. This represents the decline in invested cash after the Offering to a net debt position at the end of 1998.

 RESULTS OF OPERATIONS

     Nine Months Ended September 30, 1999 Compared to Nine Months Ended September 30, 1998

     OPERATING REVENUE

     Operating revenues of $3,497,000 for the first nine months of 1999 were 6% greater than revenues for the same period in 1998. The average year to date oil price for 1999 was $14.90 per barrel, inclusive of $0.63 per barrel hedge gain. This compares to $11.01 per barrel for the 1998 period, including $1.16 per barrel hedge gain. Not including hedging adjustments, the Company's average oil price rose 45% between periods. The average realized gas price for the first nine months of 1999 was $1.91 per Mcf after subtracting $0.14 per Mcf hedge loss. For the same period in 1998 the average gas price was $2.00 per Mcf with no hedge adjustments.

     Oil sales volumes fell 21% to 158,300 barrels for the first nine months of 1999 compared to 201,600 barrels for the same period in 1998. Excluding the Antelope Creek Acquisition, oil sales volumes declined 34% from the prior year due to suspension of development in the Antelope Creek Field mid-year 1998 coupled with the conversion of six wells from producers to injectors since the end of the third quarter 1998. A similar decline in Antelope Creek gas production was mitigated by gas sales from wells drilled in the fourth quarter of 1998 and the first quarter of 1999 in the Helen Gohlke Field in Texas. Company gas sales for the first nine months of 1999 of 489,500 Mcf were 3% greater than gas sales for the same period in 1998.

     OPERATING EXPENSES

     Lease operating expenses increased 20% to $1,782,000 for the first nine months of 1999 compared to $1,480,000 for the comparable period in 1998. LOE for 1999 includes $151,000 in CIG commitment fees, $226,000 in compressor rentals, and $272,000 in lease operating expense attributable to the Antelope Creek Acquisition. None of these costs were present in the first nine months of 1998. Absent these charges, which are not comparable between periods, LOE decreased $347,000, or 23%, between the first nine months of 1999 and the same period in 1998.

     Because of the operating expense increases and production declines noted above, LOE per barrel rose $2.16 to $7.43 per BOE for the first nine months of 1999 compared to the same period in 1998.

     Year to date general and administrative expense for 1999 of $1,530,000 was essentially flat to the comparable period in 1998. However, the 1999 figure included a one-time, non-cash charge of $176,000 associated with forgiveness of debt owed to the Company by a former executive officer. In exchange for the debt forgiveness, the officer relinquished his rights under a severance agreement, which had a potential cash value of $250,000. Cost reductions begun in the fourth quarter of 1998 and completed in 1999 have resulted in decreased general and administrative expense. The 1999 amounts include $82,000 in severance costs incurred during the first half of year. Not including these unusual items, general and administrative expense decreased $253,000, or 17%, between the nine-month periods of 1999 and 1998.

     OTHER INCOME (EXPENSES)

     Other operating income, principally natural gas transportation revenues, rose 66% to $202,000 for the first nine months of 1999 compared to the same period in 1998. This increase is due to gas transported from the new Texas wells mentioned above.

     Net interest expense for the first nine months of 1999 was $387,000, compared to net interest income of $393,300 for the same period in 1998. This represents the decline in invested cash after the Offering to a net debt position at the end of 1998.

     Gain on sale of property was $860,000 for the first nine months of 1999 compared to $59,000 for the comparable 1998 period due to an increase in asset sales activity between periods.

     CHANGE IN ACCOUNTING PRINCIPLE

     The Company is required to comply with Statement of Position ("SOP") 98-5, Reporting on the Costs of Start-Up Activities, for fiscal years beginning after December 15, 1998. This SOP requires start-up and organizational costs be expensed as incurred. It also requires start-up and organizational costs previously capitalized be expensed and that the resulting one-time expense be accounted for as a change in accounting principle. Accordingly, the Company has shown as a change in accounting principle an $111,000 expense, which represents net capitalized organizational costs of $173,000 and the associated income tax benefit of $62,000.

 SIGNIFICANT EVENTS

     CHANGE OF CONTROL

     On August 18, 1999, III Exploration Company, an Idaho corporation ("III"), completed the purchase from Robert A. Christensen, a director and executive officer of the Company, David R. Albin, a director of the Company, Kenneth A. Hersh, a director of the Company, R. Gamble Baldwin, John S. Foster, Bruce B. Selkirk, III, Albin Income Trust, Natural Gas Partners, L.P., Natural Gas Partners II, L.P. and Natural Gas Partners III, L.P. (collectively, the "Sellers") of 2,753,392 shares of common stock, $.01 par value of the Company.

     According to the Schedule 13D filed with the Securities and Exchange Commission by III on August 30, 1999, III is controlled by Intermountain Industries, Inc., an Idaho corporation ("Intermountain"). The stock purchase was effected through a privately negotiated sale between the Sellers and Intermountain, pursuant to Letter Agreements dated as of August 13, 1999 and July 29, 1999 (collectively, the "Agreement"), with a purchase price of $3.00 per share. The source of funds for the Purchase came from working capital of Intermountain. As a result of this purchase, Intermountain, through its ownership of III, now owns approximately 50.4% of the outstanding Common Stock of the Company.

     CHANGES IN BOARD OF DIRECTORS

     Related to the sale, David Albin, Kenneth Hersh and Robert Christensen tendered their resignations from the Company's Board of Directors. Mr. Christensen also resigned as an executive officer of the Company, but will remain as an engineering advisor. After discussing the resignations with Intermountain, the remaining members of the Company's Board of Directors nominated William C. Glynn, Richard Hokin and Eugene C. Thomas, who are also members of Intermountain's Board of Directors, to fill the vacancies created on the Board of Directors by the resignations.

     Since 1982, Richard Hokin, 59, has been a member of the board of Intermountain and has served as Chairman of it and of each of its subsidiaries since 1984. Mr. Hokin has been a director of Displaytech, Inc., a developer and manufacturer of microelectronic displays, since 1995. He has held the position of Managing Partner of Century Partners, an investment partnership, since 1996. From 1984 through 1987, Mr. Hokin served as a Director of the Pacific Coast Gas Association.

     William C. Glynn, 54, has served as President of Intermountain and each of its subsidiaries from 1987 to the present. Mr. Glynn is a member of and has served as Chairman of the Board of Directors of the Pacific Coast Gas Association. He is also a member of the Board of Directors of the American Gas Association.

     Eugene C. Thomas, 68, has served on the Board of Directors of Intermountain and of each of its subsidiaries since 1984. Mr. Thomas is a partner of Moffatt, Thomas, Barrett, Rock & Fields, Chtd. and he has acted as general counsel to Intermountain since 1978. Mr. Thomas is a member of the American Bar Association and served as its President for 1986-87.

 LIQUIDITY AND CAPITAL RESOURCES

     CASH FLOW AND WORKING CAPITAL

     Cash used in operating activities was $1,657,000 for the nine months ended September 30, 1999. Current liabilities were reduced $1,707,000. Thus far in 1999 the Company has realized cash of $1,503,000 from the sale of Texas and Antelope Creek Field compression facilities, surplus vehicles and inventory, and non-core properties.

     The Company expects to generate cash from operations, asset sales, increased availability under its Credit Agreement, if any, and other capital sources. The Company believes that a combination of these sources and current cash on hand will be adequate to support its budgeted working capital and discretionary capital expenditure programs for at least the next 12 months. The Company is actively pursuing capital to fund its drilling, development, and acquisition plans and, if successful, intends to proceed with the further development of its properties.

     CAPITAL EXPENDITURES

     During the first nine months of 1999, the Company converted 2 gross (1 net) producing wells in the Antelope Creek Field to water injectors and began returning shut-in wells to producing status as a result of oil price increases. Management believes oil volume declines in the Antelope Creek Field have been arrested with the recent well remediation program and expects Antelope Creek Field waterflood response to continue to improve as water injection continues. Depending on available capital the Company intends to spend up to $6.0 million converting as many as 34 wells to injectors and drilling up to 8 new wells during the remainder of 1999 and all of 2000 to increase the field-wide water injection pattern and enhance production.

     In the first half of 1999, the Company completed its water disposal and gas gathering system infrastructure in the Raton Basin. During the third quarter of 1999, the Company increased the daily water withdrawal rate from the 17 pilot area wells to approximately 37,000 barrels per day as a result of obtaining a surface discharge permit from the State of Colorado. The permit provides for a total discharge rate of up to 240,000 barrels per day, and the Company can further increase pilot area withdrawal rates by increasing water pump capacity at individual wells. By the end of the third quarter of 1999, total water removed from the pilot area wells was 8.2 million barrels. Measured reservoir pressures had been reduced by approximately 85 psi. The Company has estimated that commercial gas production will require a reservoir pressure reduction of approximately 200 psi. All coalbed methane wells in the pilot area are currently producing some volumes of natural gas, and two wells are now supplying enough gas to fuel the engines that power their water pumping systems. Currently the field is producing a total of approximately 100 Mcf per day. While not commercial in quantity, the gas volumes are being recovered and utilized to offset fuel costs. Reservoir pressure testing is currently in process which management believes will allow the Company to understand how much longer it may take to reduce the pilot area reservoir pressure to the targeted 200 psi pressure drop and achieve commercial volumes of gas production.

     During the first nine months of 1999, the Company drilled 4 gross (2.5 net) wells and completed 2 gross (1 net) wells in the Helen Gohlke Field in Victoria and Dewitt Counties, Texas. One gross and net well was a dry hole and was accrued as exploration expense in 1998; one gross (.5 net) well was expensed as a dry hole in 1999. This property, which is non-core to the Company's reserve development strategy, is currently offered for sale.

     On August 20, 1999, the Company acquired the remaining 50% working interest in the Antelope Creek Field in the Uinta Basin of Utah from its non-operated working interest partner, Williams Production Rocky Mountain Company, for a purchase price of $6.9 million. This purchase, which was effective August 1, 1999, gives the Company a 100% working interest in the Antelope Creek Property.

     FINANCING

     Effective September 30, 1998, the Company entered into the Credit Agreement with Chase. The Credit Agreement established a credit facility for the Company of up to $50.0 million with a two-year revolving line and a borrowing base to be redetermined quarterly. The revolving credit facility expires on September 30, 2000, at which time all outstanding balances will convert to a term loan expiring on September 30, 2003. Interest on outstanding borrowings is calculated, at the Company's option, at either Chase's prime rate or the London Interbank Offer Rate plus a margin determined by the amount outstanding under the facility.

     During August 1999, in conjunction with the Antelope Creek Acquisition, the borrowing base was increased to $11.0 million and the quarterly redetermination scheduled for September 30, 1999 was waived. The next redetermination is scheduled to occur on or before December 31, 1999.

     In order to finance the Antelope Creek Acquisition, the Company and Chase entered into Amendment No. 1 to the Credit Agreement dated as of August 20, 1999 pursuant to which the Company borrowed an additional $2.5 million.

     Additionally, the Company sold $5 million of 8% senior subordinated notes due 2004 (the "Notes") to III. The Notes required the Company to deliver to III a stock purchase warrant to acquire 150,000 shares of Common Stock of the Company at an exercise price of $3.00 per share and the ability for III to obtain additional stock purchase warrants over the life of the Notes. The number of future stock purchase warrants will be based on the future stock price performance and the amount and duration of the Notes outstanding. The maximum number of shares of Common Stock issuable under the stock purchase warrants for any given period is limited to 250,000 shares in any one year, 400,000 over the first three years and 750,000 over the five-year life of the notes. The Company may redeem the Notes at par without penalty at any time. Upon redemption of the Notes, any remaining unissued and unearned stock purchase warrants will expire. The Company utilized proceeds from the Notes to finance the remaining purchase price of the Antelope Creek Acquisition and for working capital needs.


     YEAR 2000 ISSUES

     The Company is aware of the potential for disruption of its business as a result of the failure of computer systems which will not properly recognize "00" in date sensitive information when the year changes to 2000. Such failures are collectively characterized as the "Year 2000 issue".

     Management of the Company has formed a Year 2000 Team (the "Team"), consisting of managers and knowledgeable employees, to assess and identify the potential risks of the Year 2000 issue on the Company and to take the necessary actions to nullify, as much as possible, the impact of the Year 2000 issue. The Team has developed a program focusing on the following major areas:

     o    Information technology and systems
     o    Process controls and embedded technology
     o Third party service and supply providers, customers and governmental entities

     The information technology and systems of the Company are believed to be Year 2000 compliant. Software upgrades and service releases supplied by vendors have been installed. The processing ability of hardware and computer equipment with embedded technology has been successfully tested. Most of these upgrades were system replacements conducted in 1996 and 1997 to improve business efficiencies and functionality and were not undertaken solely to address the Year 2000 issues. As such, management believes the Year 2000 issues with respect to the Company's information technology and systems will not have a significant effect on the Company's financial position or operations.

     The process controls and embedded technology area is essentially complete. Field level processors, meters and equipment utilized by the Company are not expected to contain embedded technology such as microprocessors. However, the Company continues to conduct internal evaluations and hold discussions with suppliers to ensure appropriate measures are taken to minimize the impact to operations caused by any unidentified company or third party Year 2000 issues. The Company also relies on non-information technology systems such as telephones, facsimile machines, security systems and other equipment which may have embedded technology such as microprocessors, which may or may not be Year 2000 compliant. Management believes any such disruption is not likely to have a significant effect on the Company's financial position or operations.

     Formal communications have been initiated with vendors, suppliers, customers and others with whom the Company has significant business relationships. Approximately 85% of correspondents responded. The Team continues to evaluate responses and make additional inquiries as needed. The Company is not currently aware of any third party issues that would cause a significant business disruption.

     The total cost of the Company's Year 2000 program is not expected to be material to the Company's financial position. The Company anticipates spending less than $10,000 during the remainder of 1999 for Year 2000 related modifications and testing.

     The Company continues to develop its contingency plans in the unlikely event that portions of its Year 2000 program are inadequate. The Company believes that the most likely worst-case Year 2000 scenarios are as follows: (i) unanticipated Year 2000 induced failures in information systems could cause a reliance on manual contingency procedures and significantly reduce efficiencies in the performance of certain normal business activities; and (ii) slow downs or disruptions in the third party supply chain due to Year 2000 causes could result in operational delays and reduced efficiencies in the performance of certain normal business activities. Manual systems and other procedures are being developed to accommodate significant disruptions that could be caused by system failures. When possible, alternative providers are being identified in the event certain critical suppliers become unable to provide an acceptable level of service to the Company.


ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     At September 30, 1999, the Company currently has oil and gas hedge contracts in place further described in Note 4 (Commitments) to Consolidated Financial Statements. These arrangements could be classified as derivative commodity instruments subject to commodity price risk. The Company uses hedging contracts to manage its price risk and limit exposure to short-term fluctuations in commodity prices. However, should NYMEX oil prices rise above the ceiling prices in effect for the periods mentioned above, the Company would not receive the marginal benefit of oil prices in excess of the ceiling prices.

     Additionally, the Company is subject to interest rate risk, as $10.5 million owed at September 30, 1999 under the Company's revolving credit facility accrues interest at floating rates tied to LIBOR. The Company's current average rate is approximately 7.96%, locked in for 90-day terms.

     The Company performed a sensitivity analysis to assess the potential effect of commodity price risk and interest rate risk and determined that the effect, if any, of reasonably possible near-term changes in NYMEX oil prices or interest rates on the Company's financial position, results of operations and cash flow should not be material.

                             PETROGLYPH ENERGY, INC.
                                   NORTH GRAND
                               HUTCHINSON, KANSAS

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned stockholder of Petroglyph Energy, Inc., a Delaware corporation (the "Company"), hereby appoints Robert C. Murdock and Tim A. Lucas, or either of them, the proxy or proxies of the undersigned, each with full power of substitution, to vote all shares of Common Stock of the Company which the undersigned would be entitled to vote at the Special Meeting of Stockholders to be held on ___________, February ___, 2000 at 9:00 a.m., Central Standard Time
at                           , or any adjournment thereof, according to the
number of votes that the undersigned would be entitled to if personally present upon the matters referred to in this proxy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE PROPOSALS.


1. PROPOSAL 1--Approval of the issuance of (a) 250,000 shares of Series A Convertible Preferred Stock, par value $.01 per share (the "Preferred Shares"), to III Exploration Company, an affiliate of the Company, in exchange for certain oil and gas producing properties primarily located in the Uinta Basin of Utah; and (b) shares of Common Stock, par value $.01 per share, upon the conversion of such Preferred Shares.

         [ ]     FOR      [ ]     AGAINST       [ ]     ABSTAIN




                   (CONTINUED AND TO BE SIGNED ON OTHER SIDE)

                           (CONTINUED FROM OTHER SIDE)

         This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the proposals set forth herein.

         The undersigned acknowledges receipt of Notice of Special Meeting of Stockholders dated ______ ___, _____, and the accompanying Proxy Statement.

                                   Date:              , _______



                                   --------------------------------------------
                                   Signature



                                   --------------------------------------------
                                   Name(s) (typed or printed)


                                   --------------------------------------------

                                   --------------------------------------------
                                   Address(es)



         Please sign exactly as name appears on this Proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


         PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.







                                       13